As filed with the Securities and Exchange Commission on September 26, 2006


                                                    Registration No. 333- 130900
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------


                        PRE-EFFECTIVE AMENDMENT NO. 4 TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                 (Name of Small Business Issuer in Its Charter)

        Nevada                         3679                     98-0372780
    (State or Other        (Primary Standard Industrial      (I.R.S. Employer
    Jurisdiction of         Classification Code Number)   Identification Number)
   Incorporation or
     Organization)

                           1077 Business Center Circle
                         Newbury Park, California 91320
                                 (805) 480-1994
        (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)


                                  Francis Chang
      Secretary, Treasurer and Vice President of Finance and Administration
                           1077 Business Center Circle
                         Newbury Park, California 91320
                                 (805) 480-1994
            (Name, Address and Telephone Number of Agent For Service)


                                 With a copy to:

                               Neil W. Rust, Esq.
                                White & Case LLP
                              633 West Fifth Street
                          Los Angeles, California 90071
                                 (213) 620-7700

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________________________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                       PROPOSED           PROPOSED
                                  AMOUNT                MAXIMUM            MAXIMUM            AMOUNT OF
TITLE OF SECURITIES               TO BE             OFFERING PRICE        AGGREGATE         REGISTRATION
TO BE REGISTERED                REGISTERED             PER UNIT        OFFERING PRICE            FEE
--------------------------   ----------------      ----------------   ----------------    -----------------
Common stock, par
 value $.001 per share              1,925,000(1)   $         1.0000   $      1,925,000    $          205.98
--------------------------   ----------------      ----------------   ----------------    -----------------
Common stock, par
 value $.001 per share              1,500,000(2)   $         1.0000   $      1,500,000    $          160.50
--------------------------   ----------------      ----------------   ----------------    -----------------
Common stock, par
 value $.001 per share                130,000(3)   $          .8145   $        105,882    $           11.33
--------------------------   ----------------      ----------------   ----------------    -----------------
Common stock, par
 value $.001 per share                350,000(4)   $         2.4000   $        840,000    $           90.00
--------------------------   ----------------      ----------------   ----------------    -----------------
Common stock, par
 value $.001 per share             23,148,482(5)   $          .4000   $      9,259,393    $          990.76
--------------------------   ----------------      ----------------   ----------------    -----------------
Common stock, par
 value $.001 per share                485,213(6)   $          .4761   $        231,010    $           24.72
--------------------------   ----------------      ----------------   ----------------    -----------------
Total                              27,538,695                         $     13,861,285    $        1,483.29*
--------------------------   ----------------      ----------------   ----------------    -----------------


(1) 1,925,000 shares of common stock of Electronic Sensor Technology, Inc., par value $.001 per share issued on February 1, 2005 at a price of approximately $1.00 per share (unit price of $1.00, such units including one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share).

(2) 1,500,000 shares of common stock underlying three-year warrants issued on February 1, 2005 with an exercise price of $1.00 per share.

(3) 130,000 shares of common stock issued on December 5, 2005 in exchange for services, the value of which totaled $105,882.

(4) 350,000 shares of common stock underlying a five-year warrant issued on December 5, 2005 with an exercise price of $2.40 per share.


(5) 27,357,297 shares of common stock underlying 110% of an aggregate principal amount of $7,000,000 of 8% unsecured convertible debentures due December 7, 2009 issued on December 7, 2005 with a conversion price of $.4544 per share, as amended on September 7, 2006 to reduce the conversion price to $.4000 per share, plus interest on the debentures that may be paid in common stock.


(6) 485,213 shares of common stock underlying a five-year warrant issued on December 7, 2005 with an exercise price of $.4761 per share.


*    Previously paid $1,516.42.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                     [LOGO OF ELECTRONIC SENSOR TECHNOLOGY]


                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                        27,538,695 SHARES OF COMMON STOCK

     This prospectus is part of a registration statement on Form SB-2 that we filed with the Securities and Exchange Commission. Under this registration statement, the holders of common stock named in this registration statement may, and the holders of the warrants and the debentures described below may upon exercise of such warrants and upon conversion of such debentures, offer for resale up to a total of 27,538,695 shares of common stock at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The selling security holders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     The 27,538,695 shares of common stock that may be sold by selling security holders pursuant to this registration statement consist of:


     o 1,925,000 shares of common stock of Electronic Sensor Technology, Inc. (formerly Bluestone Ventures Inc.), par value $.001 per share, which were issued in a private offering on February 1, 2005;

     o 1,500,000 shares of common stock underlying three-year warrants to purchase such common stock at an exercise price of $1.00 per share, which were issued in the same private offering on February 1, 2005;

     o 130,000 shares of common stock, which were issued in a private offering on December 5, 2005;

     o 350,000 shares of common stock underlying a five-year warrant to purchase such common stock at an exercise price of $2.40 per share, which was issued in a private offering on December 5, 2005;


     o 23,148,482 shares of common stock, which include 110% of shares underlying 8% unsecured convertible debentures due December 7, 2009, which were issued in a private offering on December 7, 2005 and shares that, at our option, may be used to pay interest on the debentures; and


     o 485,213 shares of common stock underlying a five-year warrant to purchase such common stock at an exercise price of $0.4761 per share, which was issued in a private offering on December 7, 2005.

     We have agreed to register the foregoing shares of common stock in order to facilitate secondary trading by the holders of the aforementioned common stock, debentures and warrants.

     Our common stock is quoted on the OTC bulletin board under the symbol "ESNR.OB".

     INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  This prospectus is dated [___________], 2006

     In making your investment decision, you should rely only on the information contained in this prospectus and in each prospectus supplement, if any. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

                            -------------------------

                                TABLE OF CONTENTS

                                                                            Page


Prospectus Summary.............................................................1
Risk Factors...................................................................2
Use of Proceeds................................................................8
Determination of Offering Price................................................8
Selling Security Holders.......................................................8
Plan of Distribution..........................................................12
Legal Proceedings.............................................................13
Directors, Executive Officers and Control Persons.............................13
Security Ownership of Certain Beneficial Owners and Management................16
Description of Securities.....................................................18
Interest of Named Experts and Counsel.........................................19
Disclosure of Commission Position on Indemnification for Securities Act
 Liabilities..................................................................19
Description of Business.......................................................19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...................................................................27
Description of Property.......................................................35
Certain Relationships and Related Transactions................................35
Market for Common Equity and Related Stockholder Matters......................36
Executive Compensation........................................................39
Financial Statements..........................................................44
Changes in and Disagreements with Accountants on Accounting and Financial
 Disclosure...................................................................45
Where You Can Find More Information...........................................45
Special Note of Caution Regarding Forward-Looking Statements..................46
Legal Matters.................................................................46
Experts.......................................................................46


                            -------------------------

                                       (i)

                               PROSPECTUS SUMMARY

     This summary highlights information described more fully elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our audited and unaudited financial statements and the notes to those financial statements, which are included in this prospectus.

OVERVIEW OF THE COMPANY

     Electronic Sensor Technology is engaged in the development, manufacture, and sale of a patented product called zNose(R), a device designed to detect and analyze chemical odors and vapors, or, in other words, an electronic "nose." The zNose(R) identifies the chemical makeup of any fragrance, vapor or odor. The zNose(R) does this by creating a visual image of the fragrance, vapor or odor that it detects, so that the user of the zNose(R) may easily identify the fragrance, vapor or odor. We are involved in ongoing product research and development efforts in the homeland security and laboratory instrumentation markets.

     Electronic Sensor Technology was originally incorporated under the name "Bluestone Ventures Inc.", on July 12, 2000. From inception until February 1, 2005, we were engaged in the business of acquiring, exploring and developing certain mining properties in Canada. On January 26, 2005, a transaction closed whereby:

     (i) Amerasia Acquisition Corp., a wholly-owned subsidiary of Bluestone, merged with and into Amerasia Technology, Inc., holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P. (the predecessor business of Electronic Sensor Technology, Inc.), such that Amerasia Technology became a wholly-owned subsidiary of Bluestone;

     (ii) L&G Acquisition Corp., a wholly owned subsidiary of Bluestone, merged with and into L&G Sensor Technology, L.P., holder of approximately 45% of the partnership interests of Electronic Sensor Technology, L.P., such that L&G Sensor Technology became a wholly-owned subsidiary of Bluestone;

     (iii) as a result of the merger of (i) and (ii), Bluestone indirectly acquired all of the partnership interests of Electronic Sensor Technology, L.P.; and

     (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia Technology and L&G Sensor Technology.

     Upon the acquisition of Electronic Sensor Technology, L.P., we abandoned our mining business and adopted Electronic Sensor Technology, L.P.'s business of developing, manufacturing and selling the vapor analysis device. Prior to the closing of the aforementioned mergers, we changed our name to "Electronic Sensor Technology, Inc."

     Electronic Sensor Technology's executive offices are located at 1077 Business Center Circle, Newbury Park, California 91320, telephone: (805) 480-1994.

THE OFFERING


Issuer..................... Electronic Sensor Technology, Inc.
Securities Offered......... 27,538,695 shares of common stock, par value $.001.
Use of Proceeds............ We will not receive any proceeds from the resale by the selling security holders of the common stock registered pursuant to this registration statement.

SUMMARY FINANCIAL DATA

     The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" for the years ended December 31, 2005 and December 31, 2004 and as of December 31, 2005, respectively, are derived from our financial statements, included elsewhere in this prospectus, audited by Sherb & Co., LLP, independent public accountants. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All statistical data set forth herein is unaudited.

                           RESULTS OF OPERATIONS DATA


                                                       Year Ended December 31,        Six Months Ended June 30,
                                                     ----------------------------    ----------------------------
                                                         2005            2004            2006           2005
                                                     ------------    ------------    ------------    ------------
                                                                                      (Restated)      (Restated)
                                                      (Restated)      (Restated)     (unaudited)     (unaudited)
Revenues .........................................   $  2,122,349    $  1,076,749    $  1,154,224    $    651,652
Cost of sales ....................................      1,302,602       1,039,280         592,714         375,086
Gross profit .....................................        819,747          37,469         561,510         276,566
Operating expenses ...............................      2,902,089         468,509       1,853,105       1,434,315
Net operating loss ...............................     (2,082,342)       (431,040)     (1,291,595)     (1,157,749)
Other income and (expense) .......................      4,861,318        (171,843)        266,840       2,033,324
Net income (loss) ................................      2,778,976        (602,883)     (1,024,755)        875,576
Earning (loss) per common share, basic ...........           0.05           (0.01)          (0.02)           0.02
Weighted average number of common shares, basic ..     53,636,560      53,525,865      54,159,945      53,304,475
Loss per common share, diluted ...................          (0.04)          (0.01)          (0.02)          (0.02)
Weighted average number of common shares, diluted      53,636,560      53,525,865      54,159,945      53,304,475


                               BALANCE SHEET DATA

                                    December 31, 2005    June 30, 2006
                                    ------------------   ---------------
                                        (Restated)         (Restated)
                                                           (unaudited)
Working capital .................   $          220,388   $       436,679
Total assets ....................            7,450,360         6,249,079
Total liabilities ...............            6,587,989         6,390,463
Stockholders' equity (deficit) ..              862,371          (141,384)


                                  RISK FACTORS

     You should carefully consider each of the following risk factors, as well as the other information contained elsewhere in this prospectus before deciding to purchase any of our common stock. We face risks other than those listed here, but at present consider such risks immaterial. We may also face additional risks which are unknown to us at this time. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

RISKS RELATED TO OUR COMPANY

WE HAVE A SIGNIFICANT ACCUMULATED DEFICIT AND WE MAY NEVER ACHIEVE
PROFITABILITY.

     We have incurred significant net losses every year since our inception, including net losses in 2005 and 2004. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. We have also incurred non-cash expenses related to the recognition of derivative liabilities. To date, we have not generated significant recurring revenues. Our limited revenues that derive from sales of the zNose(R) product have not been and may not be sufficient to sustain our operations. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for the next twelve months. We expect that our revenues will not be sufficient to sustain our operations for the near term, notwithstanding any anticipated revenues we may receive when our vapor detection products obtain increased visibility in our markets, due to the significant costs associated with the development and marketing of our products. No assurances can be given when we will ever be profitable.

     We expect to continue to experience losses until the time, if ever, when we are able to sell products sufficient to generate revenues adequate to support our operations. If we fail to become profitable, we may be forced to cease operations.

OUR LIMITED MANUFACTURING EXPERIENCE AND CAPACITY MAY LIMIT OUR ABILITY TO GROW OUR REVENUES.

     To be successful, we must manufacture our products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our vapor detection and analysis technology. We do not have agreements with our suppliers. Our manufacturing strategy presents the following risks:

     o delays in the quantities needed for product development could delay commercialization of our products in development;

     o if market demand for our products increases suddenly, our current suppliers might not be able to fulfill our commercial needs, which would require us to seek new supply arrangements and may result in substantial delays in meeting market demand; and

     o we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

     Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

WE FACE SIGNIFICANT COMPETITION AND OUR BUSINESS AND FINANCIAL RESULTS COULD SUFFER FROM COMPETITION.

     While we are unaware of any competitor that has created a vapor analysis device similar to the zNose(R), there are companies that offer products and services that compete with the zNose(R) in our markets. We believe that manufacturers of X-Rays, Ion Mobility Spectrometers, and other electronic noses compete with us in the security-related markets. In the markets for instruments that analyze chemicals, we compete with many manufacturers including Perkin-Elmer (NYSE: PKI) and Agilent Technologies (NYSE: A). Many of our existing and potential competitors have longer operating histories, greater experience, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Because of their greater resources, our competitors are able to undertake more extensive marketing campaigns for their products and services, and make more attractive offers to potential employees, strategic partners, and others. We may not be able to compete successfully against our current or future competitors and our business and financial results could suffer from such competition.

IF OUR PRODUCTS DO NOT ACHIEVE A SIGNIFICANT LEVEL OF MARKET ACCEPTANCE, IT IS HIGHLY UNLIKELY THAT WE EVER WILL BECOME PROFITABLE.

     To our knowledge, electronic nose technology, and our zNose(R) product, has yet to receive widespread market acceptance in the markets we are focused on. The commercial success of our current and future products will depend upon the adoption of our zNose(R) technology by our customers. In order to be successful, our future products must meet the technical and cost requirements for the markets we intend to penetrate. Market acceptance will depend on many factors, including:

     o    our ability to convince potential customers to adopt our products;

     o the willingness and ability of potential customers to adopt our products;

     o    our ability to sell and service sufficient quantities of our products;
          and

     o new, advanced technology offered by other companies which compete with our products.

     Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

OTHER COMPANIES COULD CREATE A TECHNOLOGY WHICH COMPETES EFFECTIVELY WITH OUR ZNOSE(R) TECHNOLOGY, AND WE MAY BE UNABLE TO MAINTAIN OUR EXISTING, OR CAPTURE ADDITIONAL, MARKET SHARE IN OUR MARKETS.

     Based upon our review of the industry, we are unaware of any company today that markets a technology which is similar to our zNose(R) technology. Nonetheless, our intended markets generally are dominated by very large corporations (or their subsidiaries), which have greater access to capital, manpower, technical expertise, distribution channels and other elements which would give them a competitive advantage over us were they to begin to compete directly against us. It is possible that these and other competitors may implement new, advanced technologies before we are able to, allowing them to provide more effective products at more competitive prices. Any number of future technological developments could:

     o    adversely impact our competitive position;

     o    require write-downs of obsolete technology;

     o require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

     o require significant capital expenditures beyond those currently contemplated.

     We cannot assure investors that we will be able to achieve the technological advances to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services, or that any marketed product will not become technologically obsolete.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES, AND FAILURE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL COULD SUBSTANTIALLY HARM OUR BUSINESS.

     We believe that our future success will depend in large part on our ability to attract and retain highly skilled engineering, sales and marketing and management personnel. If we are unable to hire the necessary personnel, the development of our business will likely be delayed or prevented. Competition for these highly skilled employees is intense. As a result, we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

WE ARE DEPENDENT UPON A MAJOR CUSTOMER FOR A LARGE PERCENTAGE OF OUR SALES AND ANY CHANGES TO THAT CUSTOMER'S BUSINESS OR OUR RELATIONSHIP WITH THAT CUSTOMER COULD HAVE A SUBSTANTIAL EFFECT ON OUR SALES AND REVENUE.

     Our largest customer is Beijing R&D Technology Co., Ltd., which is our exclusive distributor in China. During the fiscal year ending December 31, 2005, purchases by Beijing R&D Technology accounted for $601,000, or approximately 29% of our total sales. We expect that in the upcoming fiscal year, Beijing R&D Technology will continue to account for a large percentage of our total sales. If Beijing R&D Technology experiences any changes in its business that affect its level of purchases from Electronic Sensor Technology, or if there is any change in the business relationship between Beijing R&D Technology and Electronic Sensor Technology leading to a decrease in its level of purchases from Electronic Sensor Technology, our sales and revenues could substantially decrease.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     The protection of our intellectual property, including our patents and other proprietary rights, is important to our success and our competitive position. Accordingly, we devote substantial resources to the maintenance and protection of intellectual property through various methods such as patents and patent applications, trademarks, copyrights, confidentiality and non-disclosure agreements. We also rely on trade secrets, proprietary methodologies and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees. However, it is possible that these agreements may be breached and that the available remedies for any breach will not be sufficient to compensate us for damages incurred.

     We currently have four patents in the United States and patents in various foreign countries. There can be no assurance that the patents that we hold will protect us from competition from third parties with similar technologies or products, as it is possible that third parties may be able to develop similar technologies or products without necessarily infringing on the patents that we currently hold. Moreover, we cannot assure you that others will not assert rights in, or ownership of, patents and other proprietary rights we may establish or acquire or that we will be able to successfully resolve such conflicts. We do not have reason to believe that our current patents are at great risk of being challenged, however, due to the nature and complexity of our technology, we cannot assure you that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted under these patents will provide a competitive advantage to us. Moreover, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and we could experience various obstacles and high costs in protecting our intellectual property rights in foreign countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our intellectual property.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

OUR STOCK PRICE IS SUBJECT TO EXTREME VOLATILITY.

     The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in our quarterly operating results, announcements of technological innovations, announcements of significant new orders or cancellation of significant orders, or new products by Electronic Sensor Technology or its competitors, changes in financial estimates by securities analysts, conditions or trends in the analytic instrumentation markets, changes in the market valuations of other security-detection oriented companies, announcements by Electronic Sensor Technology or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of common stock or other securities of Electronic Sensor Technology in the open market and other events or factors, many of which are beyond our control.

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR SHARES OF COMMON STOCK. THE LIQUIDITY OF OUR COMMON STOCK WILL BE AFFECTED BY ITS LIMITED TRADING MARKET.

     Bid and ask prices for our common stock are quoted on the Over-the-Counter Bulletin Board under the symbol "ESNR.OB." There is currently no broadly followed, established trading market for our common stock. An established trading market for our shares may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our shares. Prior to the consummation of the merger in February 2005, we had no reported trading volume in our common stock. Since then, we have had sporadic reported trading in our shares. As a result of this sporadic trading activity, the quoted price for our common stock on the Over-the-Counter Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

IF AND WHEN A TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, BECAUSE WE ARE A TECHNOLOGY COMPANY, WE EXPECT THAT THE TRADING PRICES WILL BE EXTREMELY VOLATILE.

     The trading prices of technology company stocks in general tend to experience extreme price fluctuations. The valuations of many technology companies without consistent product revenues or earnings, if any, are not based on conventional valuation standards such as price to earnings and price to sales ratios. Any negative change in the public's perception of the prospects of technology companies could depress our stock price regardless of our results of operations if a trading market for our stock develops. In addition, our stock price could be subject to wide fluctuations in response to factors including, but not limited to, the following:

     o announcements of new technological innovations or new products by us or our competitors;

     o    conditions or trends in the sensor technology industry;

     o    changes in the market valuations of other technology companies;

     o developments in domestic and international governmental policy or regulations that affect the technology utilized in our products;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o developments in patent or other proprietary rights held by us or by others; or

     o    loss or expiration of our intellectual property rights.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE THE OWNERSHIP INTERESTS OF OUR SHAREHOLDERS.

     We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

     In addition, under our articles of incorporation, our Board of Directors is authorized to issue, without obtaining shareholder approval, shares of preferred stock having the rights, privileges and designations as determined by the Board of Directors. Therefore, the Board of Directors could issue shares of preferred stock that would have preferential liquidation, distribution, voting, dividend or other rights, which would be superior to the rights of common stockholders.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Sales of a significant number of shares of our common stock in the open market could harm the market price of our common stock. A reduced market price for our shares could make it more difficult to raise funds through future offerings of common stock. Approximately 27 million shares are presently eligible for trading in the open market. As additional shares become available for resale in the open market, including new shares issued upon conversion of our debentures issued on December 7, 2005, the exercise of our outstanding options, warrants, and contractual obligations to issue shares, the number of our publicly tradable shares will increase, which could decrease their trading price. In addition, some of our shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares. In general, a person who has held restricted shares for a period of one year may, upon satisfying certain conditions to the application of Rule 144, sell into the market shares up to an amount equal to 1% of the outstanding shares (and potentially more) of our common stock. These sales may be repeated once each three months. In addition, an unlimited amount of restricted shares may be sold by a non-affiliate after they have been held for two years pursuant to Rule 144(k).

WE ARE NOT REQUIRED TO FILE REPORTS WITH THE SEC ON A CONTINUOUS BASIS BECAUSE OUR STOCK IS NOT CURRENTLY REGISTERED UNDER THE EXCHANGE ACT.


     Our registered common stock is registered under the Securities Act and is not currently registered under the Exchange Act. On March 24, 2006 we filed a registration statement with the SEC on Form 10-SB to register our common stock pursuant to the Exchange Act, which we subsequently withdrew pursuant to the request of the SEC until this registration statement on Form

SB-2 is declared effective. Once this registration statement declared effective, we plan to file another registration statement on Form 10-SB to register our common stock pursuant to the Exchange Act. Once our registration statement on Form 10-SB is effective, we will be subject to the reporting requirements of the Exchange Act, including the requirement to file various reports relating to the ownership of our stock, and compliance with the proxy rules, which require, among other things, that we send out proxy materials and annual reports to our shareholders in connection with our annual meetings. However, until such registration statement is effective, our duty to file reports with the SEC is automatically suspended for any fiscal year, other than the fiscal year within which a registration statement that we filed under the Securities Act became effective, and we have less than 300 record holders of our shares at the beginning of such fiscal year. We presently have substantially below 300 record holders of our shares. Although we have chosen to continue such reporting with the SEC on a voluntary basis in the past and intend to continue to do so in the immediate future, we currently have no legal obligation to file reports with the SEC and will not have any such legal obligation until our registration statement on Form 10-SB is effective, provided we continue to have less than 300 record holders of our shares.


WE ARE SUBJECT TO THE SEC'S PENNY STOCK RULES.

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our securities are subject to the penny stock rules. As such, holders of our shares of common stock may find it more difficult to sell their securities.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION IN THE VALUE OF OUR STOCK.

     We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our shares, if ever, will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board of Directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates, and if the price of our stock does not appreciate, then there will be no return on investment.

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRERS AND DEPRESS OUR STOCK PRICE.

     Certain provisions of our articles of incorporation, bylaws and Nevada law could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

     o we may issue preferred stock with rights senior to those of our common stock; and

     o the Board of Directors may fill casual vacancies occurring in the Board of Directors and may appoint one or more additional directors between annual meetings of shareholders to hold office until the next annual meeting of shareholders.

     These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

SOME OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL SHAREHOLDERS.


     Our officers and directors currently own or control approximately 40.11% of our outstanding common stock, and may acquire an additional 3.23% of our outstanding common stock upon the exercise of warrants and options. Land & General Berhad through its wholly owned subsidiary, L&G Resources (1994), Inc., owns approximately 17.78% of our outstanding common stock, and may acquire an additional 0.48% of our outstanding common stock upon the exercise of warrants and options. As a result, these shareholders may exert a significant degree of influence over our management and affairs and/or over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of Electronic Sensor Technology and might affect the market price of our shares, even when a change may be in the best interests of all shareholders. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders, and, accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.








PAST ACTIVITIES OF THE COMPANY AND ITS AFFILIATES MAY LEAD TO FUTURE LIABILITY FOR US.

     Prior to the acquisition of Electronic Sensor Technology, L.P., we engaged in the exploitation of mining claims, a business unrelated to Electronic Sensor Technology's current operations. Although we are unaware of any at this time, liabilities, if any, of the prior business may have a material adverse effect on us. These liabilities potentially may include liabilities relating to Bluestone's operations of its mining business, individuals that Bluestone employed, contracts to which Bluestone was a party, any personal injury claims against Bluestone and any other liabilities that may arise as a result of operating a publicly-traded mining business.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale by the selling security holders of the common stock registered pursuant to this registration statement.

                         DETERMINATION OF OFFERING PRICE

     There is currently no broadly followed, established trading market for our common stock. Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on through the OTC Bulletin Board or any stock exchange, market or trading facility on which the shares are traded (if we ever become eligible for trading on any stock exchange, market or trading facility and seek a listing or quotation thereon) or in private transactions. These sales may be at fixed prices or negotiated prices, as determined by the selling security holder.

                            SELLING SECURITY HOLDERS

     Each of the selling security holders obtained beneficial ownership of the common stock being registered for resale pursuant to this registration statement in one of the following transactions, as set forth below.

     o On February 1, 2005, in a private offering, Electronic Sensor Technology issued 3,985,000 shares of common stock of Electronic Sensor Technology and three-year warrants to purchase 3,985,000 shares of our common stock at an exercise price of $1.00 per share (units consisting of one share of common stock and one warrant were sold for $1.00 per unit). The following selling security holders obtained beneficial ownership of our common stock through this private offering: Mark S. Barbara, Bixbie Financial Corp., John J. and Alicia
          C. Caufield, Chase Investments, Inc., Crown Capital Partners SA, Richard Forte, Jeffrey R. Haines, Highgate House Funds, Ltd., Nathaniel Kramer, Memphis Group, Inc., Jeremy Shaffer Roenick, Gene Salkind, M.D., Brian Patrick Shanahan and Paul Tompkins.

     o Electronic Sensor Technology issued 130,000 shares of common stock to CEOcast, Inc. on December 5, 2005, in a private offering, in exchange for investor relations services valued at approximately $105,882. CEOcast provides us with investor relations services valued at approximately $17,500 per month. We have entered into three short-term consulting agreements with CEOcast on each of January 17, 2005, July 17, 2005 and October 17, 2005, pursuant to which we agreed to compensate CEOcast with $7,500 per month, paid in cash, and

          CEOcast is compensated for the remainder of the value of its services with our common stock. The 130,000 shares of common stock issued to CEOcast represented the compensation in our shares due to CEOcast under the three consulting agreements. The number of shares issued to CEOcast was calculated by determining for each of the nine months of the contract between us and CEOcast that number of shares that could be purchased per month at a 15% discount with $10,000.

     o On December 5, 2005, in a private offering, Electronic Sensor Technology issued to HomelandSecurityStocks, a division of Protect-A-Life, Inc., a warrant to purchase 350,000 shares of common stock at an exercise price of $2.40 per share. HomelandSecurityStocks formerly provided us with investor relations services. The warrant was issued pursuant to a Settlement Agreement entered into on October 11, 2005 among HomelandSecurityStocks, Protect-A-Life and Electronic Sensor Technology. The Settlement Agreement settled a dispute between HomelandSecurityStocks and Electronic Sensor Technology resulting from the termination by Electronic Sensor Technology of a consulting agreement dated February 7, 2005, between HomelandSecurityStocks and Electronic Sensor Technology. Pursuant to the consulting agreement, we had engaged HomelandSecurityStocks to provide us with investor relations and public relations services from February 9, 2005 through February 9, 2006 for a fee of $12,000 per month and warrants to purchase 500,000 shares of common stock at an exercise price of $2.40 per share, to vest as follows: (i) warrants to purchase 200,000 shares on February 9, 2005, (ii) warrants to purchase 75,000 shares on May 9, 2005, (iii) warrants to purchase 75,000 shares on August 9, 2005, (iv) warrants to purchase 75,000 shares on November 9, 2005 and (v) warrants to purchase 75,000 shares on February 8, 2006. Electronic Sensor Technology terminated the consulting agreement in July 2005.


     o In a private offering on December 7, 2005, we issued to Islandia, L.P. and Midsummer Investment Ltd. an aggregate principal amount of $7,000,000 of 8% unsecured convertible debentures due December 7, 2009 that were convertible into 15,404,930 shares of our common stock. At issuance, the debentures were convertible into common stock at a conversion price of $0.4544 per share. This price was calculated based upon 105% of the volume weighted average price over the 20 trading days preceding the date of issuance of the debentures. Such conversion price was subsequently reduced to $0.4000, pursuant to the Forbearance and Amendment Agreement entered into among Electronic Sensor Technology, Midsummer and Islandia on September 7, 2006, which consequently increased the shares of common stock issuable upon conversion of the debentures to 17,500,000. Under certain circumstances, we have the right, at our option to pay interest on the debentures with shares of common stock. In connection with the private offering, we agreed to register 130% of the common stock into which the debentures are convertible plus 130% of the common stock that we may use to pay interest on the debentures. On this registration statement, we are registering 110% of such shares, or 23,148,482 shares, to facilitate secondary trading by the holders of the debentures.


     o In a private offering on December 7, 2005, we issued to Montgomery & Co., LLC a five-year warrant to purchase 485,213 shares of common stock at an exercise price of $0.4761 per share. This price was calculated based upon 110% of the volume weighted average price over the 20 trading days preceding the date of issuance of the warrant. Montgomery provided us with financial advisory services in connection with the issuance of the 8% unsecured convertible debentures issued on December 7, 2005 and various other securities, for which it received $490,000 in addition to the warrant.

     The table below sets forth the following information, as of the date that we received such information from the selling security holder (this information was received by Electronic Sensor Technology between December 6, 2005 and the date of this prospectus):

     o the name of each beneficial owner of the common stock registered pursuant to this registration statement;

     o the number of shares of common stock that each selling security holder beneficially owns as of such date;

     o the number of shares of common stock that may, assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, be offered for sale by each selling security holder from time to time pursuant to this prospectus;

     o the number of shares of common stock to be beneficially owned by each selling security holder assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, and the sale of all of the shares of common stock offered hereby; and

     o by footnote, any position or office held or other material relationship with Electronic Sensor Technology or any of its predecessors or affiliates within the past three years, other than that of being a shareholder, and details regarding the transaction in which each selling security holder acquired beneficial ownership of its common stock.

     Of the selling security holders, we understand that Montgomery & Co. LLC is registered as a broker-dealer with the NASD, California, Connecticut, Florida, Massachusetts, Nevada, New York and Washington. Otherwise, to our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.


                                                                 NUMBER OF SHARES
                                                SHARES OF        OF COMMON STOCK       SHARES OF COMMON STOCK
                                              COMMON STOCK      TO BE OFFERED FOR     BENEFICIALLY OWNED AFTER
                                              BENEFICIALLY         THE SELLING       COMPLETION OF THE OFFERING
                                             OWNED PRIOR TO     SECURITY HOLDER'S    --------------------------
     NAME OF SELLING SECURITY HOLDER          THE OFFERING           ACCOUNT           NUMBER      PERCENTAGE
-----------------------------------------   -----------------   ------------------   ----------   -------------
Mark S. Barbara (1)                                    50,000               50,000            0         *
Bixbie Financial Corp. (2)                            250,000              250,000            0         *
John J. and Alicia C. Caufield (3)                    130,000              100,000       30,000         *
CEOcast, Inc. (4)                                     130,000              130,000            0         *
Chase Investments, Inc. (5)                            50,000               50,000            0         *
Crown Capital Partners SA (6)                       1,000,000            1,000,000            0         *
Richard Forte (7)                                      50,000               50,000            0         *
Jeffrey R. Haines                                      50,000               50,000            0         *
Highgate House Funds, Ltd. (8)                      1,000,000            1,000,000            0         *
HomelandSecurityStocks.com, a division
 of Protect-A-Life, Inc. (9)                          350,000              350,000            0         *
Islandia, L.P. (10)                                10,582,255            8,267,315    2,314,940         4.27
Nathaniel Kramer (11)                                  50,000               50,000            0         *
Memphis Group Inc. (12)                               500,000              500,000            0         *
Midsummer Investment Ltd. (13)                     19,048,059           14,881,167    4,166,892         7.69
Montgomery & Co., LLC (14)                            485,213              485,213            0         *
Jeremy Shaffer Roenick (15)                            50,000               50,000            0         *
Gene Salkind, M.D. (16)                               200,000              200,000            0         *
Brian Patrick Shanahan                                212,500               50,000      162,500         *
Paul Tompkins                                          25,000               25,000            0         *


(*) Less than 1%.

(1) Mr. Barbara's shares include 25,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus.


(2) Alan Meiteen is a beneficial owner of Bixbie Financial Corp.'s shares by virtue of his position as sole control person of Bixbie Financial Corp.


(3) The Caufields' shares include 50,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus.


(4) Rachel Glicksman and Kenneth D. Sgro are beneficial owners of CEOcast's shares by virtue of their positions as principal shareholders of CEOcast, Inc.

(5) Richard Chase is a beneficial owner of Chase Investment, Inc.'s shares by virtue of his position as sole control person of Chase Investments, Inc.


(6) Crown Capital Partners SA's shares include 500,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. John Graham Douglas is a beneficial owner of Crown Capital Partners' shares by virtue of his position as sole control person of Crown Capital Partners SA.

(7) Mr. Forte's shares include 25,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus.

(8) Highgate House Funds, Ltd.'s shares include 500,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. Mark Angelo is a beneficial owner of Highgate House Funds' shares by virtue of his position as Portfolio Manager of Highgate House Funds, Ltd.

(9) HomelandSecurityStocks.com's shares include 350,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. Leon Hamerling and J. Robert Paul are both beneficial owners of HomelandSecurityStocks' shares by virtue of their collective ownership of 100% of the outstanding shares of Protect-A-Life.

(10) Islandia, L.P.'s shares include 110% of 6,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus and of 1,265,741 shares of common stock that may be used to pay interest on the debenture. The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections. The individuals that exercise shared dispositive and voting power for John Lang, Inc. are Richard Berner, President of John Lang, Inc. and Edgar Berner and Thomas Berner, both Vice-Presidents of John Lang, Inc. By virtue of these relationships John Lang, Inc., Richard Berner, Edgar Berner and Thomas Berner may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Islandia; however, John Lang, Inc. Richard Berner, Edgar Berner and Thomas Berner disclaim beneficial ownership of the shares of common stock beneficially owned by Islandia.

(11) Mr. Kramer's shares include 25,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus.

(12) Memphis Group, Inc.'s shares include 250,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. Jeffrey Shear is a beneficial owner of Memphis Group's shares by virtue of his position as sole control person of Memphis Group, Inc.

(13) Midsummer Investment Ltd.'s shares include 110% of 11,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus and of 2,278,334 shares of common stock that may be used to pay interest on the debenture. Midsummer Capital, LLC, a New York limited liability company, serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By reason of such relationships, Midsummer Capital may be deemed to share dispositive power over the shares of common stock beneficially owned by Midsummer Investment. Midsummer Capital disclaims beneficial ownership of such shares of common stock. Michel A. Amsalem and Scott D. Kaufman are members of Midsummer Capital. By reason of such relationships, Mr. Amsalem and Mr. Kaufman may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Midsummer Investment. Mr. Amsalem and Mr. Kaufman disclaim beneficial ownership of such shares of common stock.

(14) Montgomery & Co., LLC's shares include 485,213 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. Montgomery & Associates is a beneficial owner of Montgomery & Co., LLC's shares by virtue of its position as a controlling entity of Montgomery & Co., LLC. George Montgomery, Michael Montgomery and Brian Bean are beneficial owners of Montgomery & Co.'s shares by virtue of their positions as control persons of Montgomery & Co. Jamie Montgomery is a beneficial owner of Montgomery & Co.'s shares by virtue of his positions as both a control person of Montgomery & Co. and sole control person of Montgomery & Associates.

(15) Mr. Roenick's shares include 25,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus.

(16) Dr. Salkind's shares include 100,000 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus.


                              PLAN OF DISTRIBUTION

     Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     Electronic Sensor Technology is required to pay certain fees and expenses incurred by Electronic Sensor Technology incident to the registration of the shares. Electronic Sensor Technology has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

     We will not receive any part of the proceeds from the resale by the selling security holders of any common stock under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling security holders in connection with the registration of the shares being reoffered by the selling security holders.

                                LEGAL PROCEEDINGS

     We are not a party to any pending legal proceeding, other than routine litigation that is incidental to our business, and are not aware of any proceeding contemplated by a governmental authority against us.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

TEONG C. LIM

     Teong C. Lim, age 66, currently serves as interim President and Chief Executive Officer and a director of Electronic Sensor Technology. Dr. Lim has served as a director of Electronic Sensor Technology since January 31, 2005 and served as Vice President of Corporate Development from February 1, 2005 through January 25, 2006. Dr. Lim was the director of corporate development of Electronic Sensor Technology, L.P. from March 1995 through August 2000 and was the Manager of Corporate Development of Electronic Sensor Technology, L.P. from August 2000 through February 2005. Dr. Lim has been the President of Amerasia Technology, Inc., a subsidiary of Electronic Sensor Technology, since 1984. Since 1997, Dr. Lim has been a director of Crystal Clear Technology, Sdn. Bhd., a privately-owned Malaysian company that manufactures and markets a high-contrast liquid crystal display (LCD) product line. Dr. Lim received a Ph.D. in Electrical Engineering from McGill University in 1968 and an M.B.A. from Pepperdine University in 1982. Dr. Lim does not serve as a director of any other publicly reporting company.

FRANCIS H. CHANG


     Francis H. Chang, age 71, currently serves as Secretary, Treasurer and Vice President of Finance and Administration and a director of Electronic Sensor Technology. Mr. Chang has served as a director of Electronic Sensor Technology since January 31, 2005 and has served as Secretary and Vice President of Finance and Administration since February 1, 2005. Mr. Chang was the Vice President of Finance and Operations of Electronic Sensor Technology, L.P. from March 1995 through February 2005. Mr. Chang received a B.A. in Economics from National Taiwan University in Taiwan in 1956 and an M.B.A. from Pepperdine University in 1978. Mr. Chang does not serve as a director of any other publicly reporting company.


JAMES H. FREY

     James H. Frey, age 68, currently serves as Chairman of the Board of Directors of Electronic Sensor Technology. Mr. Frey has served as Chairman since February 21, 2005. From June 1999 to March 2003, Mr. Frey served as Chief Executive Officer of TASC Inc., a subsidiary of Litton/Northrup Grumman. He also served as the Vice President of Information Technology at Litton from March 2001 to March 2002. Mr. Frey is currently a director of SSG Precision Optronics, a privately-held optical component manufacturing company. Mr. Frey received a B.S. in Electrical Engineering from Duke University in 1960. Mr. Frey does not serve as a director of any other publicly reporting company.

MIKE KRISHNAN

     Mike Krishnan, age 66, currently serves as a director of Electronic Sensor Technology. Mr. Krishnan has served as a director of Electronic Sensor Technology since February 21, 2005. Mr. Krishnan serves on our audit committee and compensation committee. Mr. Krishnan has been President of L&G Resources
(1994) Inc. since August 2003. He has served as Managing Director of Land & General Berhad since September 2001. Land & General Berhad is an investment holding company with subsidiaries engaging in property development, property management and education services in Malaysia and Australia. Mr. Krishnan also served as the executive director of Antah Holdings Berhad from April 1990 to October 2000. Mr. Krishnan received an A.M.P from Harvard Business School in 1987. Mr. Krishnan does not serve as a director of any other publicly reporting company in the United States. Mr. Krishnan is a director of Land & General Berhad, which is listed on the Kuala Lumpur Stock Exchange.

EDWARD J. STAPLES

     Edward J. Staples, age 62, currently serves as Chief Scientific Officer and a director of Electronic Sensor Technology. Dr. Staples has served as a director of Electronic Sensor Technology since January 31, 2005 and has served as Chief Scientific Officer of Electronic Sensor Technology since May 26, 2005. From February 1, 2005 through May 26, 2005, Dr. Staples served as President and Chief Executive Officer of Electronic Sensor Technology. Dr. Staples was a co-founder of Electronic Sensor Technology, L.P. and was its managing director from February 1995 through February 2005. Dr. Staples received a B.S. in Electrical Engineering from Loyola University in 1966, an M.S. in Electrical Engineering in 1969 and a Ph.D. in Solid State Electronics in 1971 from Southern Methodist University. Dr. Staples does not serve as a director of any other publicly reporting company.

JAMES WILBURN

     James Wilburn, age 73, currently serves as a director of Electronic Sensor Technology. Dr. Wilburn has served as a director of Electronic Sensor Technology since September 8, 2005. Dr. Wilburn serves on our audit committee and compensation committee. Dr. Wilburn has served as dean of Pepperdine University's School of Public Policy since September 1996. Dr. Wilburn has also served Pepperdine as Vice President of University Affairs, and as provost and Chief Operating Officer. He is also a member of the European Parliament Industrial Council. Dr. Wilburn has served as a director of several companies in the United States and Europe, including Signet Scientific, George Fisher (Switzerland), The Olsen Company, Flowline, Brentwood Square Savings Bank and First Fidelity Thrift and Loan. Dr. Wilburn received his Ph.D. in economic history from the University of California at Los Angeles, a masters degree from Midwestern State University and an MBA from Pepperdine's Presidential/Key

Executive program. He received his bachelors degree from Abilene Christian University. Dr. Wilburn currently serves as a director of Virco Manufacturing, which is a publicly reporting company.

GARY WATSON

     Gary Watson, age 56, currently serves as Vice President of Engineering of Electronic Sensor Technology. Mr. Watson has served as Vice President of Engineering since September 8, 2005. Mr. Watson is the co-inventor of the zNose(R). Mr. Watson has over twenty years experience in gas chromatography. Mr. Watson joined Amerasia Technology in 1988 and directed Amerasia Technology's research in adapting gas chromatographic techniques with surface acoustic wave
(SAW) detectors. He received his B.S. degree from the University of Southern California in 1972.


MICHEL A. AMSALEM

     Michel A. Amsalem, age 59, currently serves as a director of Electronic Sensor Technology. Mr. Amsalem has served as a director of Electronic Sensor Technology since September 7, 2006. Mr. Amsalem is the founder and, since July 2001, President of Midsummer Capital, the investment manager of the Midsummer Group of Funds, as well as a director of Midsummer Investment Ltd. Prior to his involvement with hedge funds and the creation of Midsummer Capital, Mr. Amsalem, from May 1999 through June 2001, was a Principal and Managing Partner of Omicron Capital, an investment advisor to a group of funds with a strategy similar to that of Midsummer. Mr. Amsalem was also founder and head of the Structured Finance Department of Citibank, and of similar activities for Banque Indosuez' Investment Bank for Latin America and Eastern Europe and Patricof & Co. Mr. Amsalem holds a Doctoral degree in Business Administration from Harvard University, an MBA from Columbia University and is a graduate of Ecole des Hautes Etudes Commerciales in France. He is a professor of Business and Investment Strategy at Columbia University Graduate School of Business. Mr. Amsalem currently serves as a director of Hartville Group, Inc., which is a publicly reporting company.

LEWIS E. LARSON

     Lewis E. Larson, age 60, currently serves as a director of Electronic Sensor Technology. Mr. Larson has served as a director of Electronic Sensor Technology since September 7, 2006. Mr. Larson is the founder and President of The Lion Group which has provided consulting and system engineering services to the Federal Government and supporting industries since 1994. He has 15 years of Federal service with the National Security Agency (NSA) and the Central Intelligence Agency (CIA). Mr. Larson holds professional certifications from NSA and the Department of Defense in Collection Management; Traffic Analysis and Special Research; Education and Training; and Arabic language. After leaving the Federal Government as a senior executive in 1984, Mr. Larson co-founded Analytical Decisions Inc. which was acquired by the Ball Corporation. Mr. Larson received his BSEE from the University of Minnesota and has conducted post-graduate studies at the University of Maryland; New Mexico; California; Georgetown; Naval Post Graduate School; and John Hopkins. He also completed the Senior Executive Education business program at Stanford University and also the John F. Kennedy School of Government at Harvard University. Mr. Larson currently serves as a director of Digital Media Broadcasting Corporation, Global Wireless Networks, Fortress Technologies and Universal Scientific Technologies Ltd in England.


FAMILY RELATIONSHIPS AND INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     Each of our directors holds office until the next annual meeting of our shareholders, or until his prior death, resignation or removal. There are no family relationships among our directors or executive officers. Within the past five years, there has not been any bankruptcy petition filed by or against any business of which any of our officers, directors or control persons were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time. None of our officers, directors or control persons has been convicted in a criminal proceeding in the past five years or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses). None of our officers, directors or control persons is subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. None of our officers, directors or control persons has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, where the judgment has not been reversed, suspended, or vacated.

AUDIT COMMITTEE FINANCIAL EXPERT

     While we believe that certain members of our Board of Directors have some of the attributes of an audit committee financial expert, no single individual possesses all of the attributes; therefore, no one on our Board of Directors can be deemed to be an audit committee financial expert. In forming our Board of Directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. Our business model is not complex and our accounting issues are straightforward. Responsibility for our operations is centralized within our executive management, which is comprised of four persons. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our Board of Directors, however, we are not, at this time, able to compensate such a person therefore, we may find it difficult to attract such a candidate.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information, as of September 7, 2006, concerning our issued and outstanding stock beneficially owned (i) by each director and each named executive officer of Electronic Sensor Technology, (ii) by all directors and executive officers of Electronic Sensor Technology as a group and (iii) by each shareholder known by Electronic Sensor Technology to be the beneficial owner of more than 5% of the outstanding common stock.

                                                           AMOUNT AND NATURE OF
                             NAME AND ADDRESS (1)          BENEFICIAL OWNERSHIP     PERCENTAGE OF
  TITLE OF CLASS             OF BENEFICIAL OWNER             (SHARES OF STOCK)        CLASS (2)
------------------   -----------------------------------   ---------------------   ---------------
Common stock         Francis Chang*+++                                 3,933,160(3)           7.22%
Common stock         Teong Lim*+++                                     5,247,908(4)           9.60%
Common stock         James Frey*                                         125,000(5)           0.23%
Common stock         Mike Krishnan*++                                  9,948,801(6)          18.26%
Common stock         Edward Staples*+++                                4,212,544(7)           7.71%
Common stock         James Wilburn*                                            0              0.00%
Common stock         Michel Amsalem*                                           0(8)           0.00%
Common stock         Lewis Larson*                                             0              0.00%
Common stock         Gary Watson+                                        175,000(9)           0.32%
Common stock         Land & General Berhad++                           9,948,801(10)         18.26%
Common stock         L&G Resources (1994), Inc.++                      9,948,801(11)         18.26%
Common stock         3 Springs, LLC++                                  3,595,913              6.64%
Common stock         TC Lim, LLC++                                     4,729,112              8.73%
Common stock         Midsummer Investment Ltd.++                      19,048,059(12)         26.01%
Common stock         Islandia L.P.++                                  10,582,255(13)         16.34%
                     All directors and named executive
Common stock         officers as a group                              23,579,913(14)         43.34%

(*) Director

(+) Named executive officer

(++)5% or more beneficial owner


(1) The address of each director, named executive officer, Land & General Berhad, L&G Resources (1994), Inc., 3 Springs, LLC and TC Lim, LLC is c/o Electronic Sensor Technology, Inc., 1077 Business Center Circle, Newbury Park, California 91320. The address of Midsummer Investment Ltd. and Islandia L.P. is 485 Madison Avenue, 23rd Floor, New York, New York 10022.

(2) These percentages are calculated based upon the total amount of outstanding shares of common stock beneficially owned by each person or group, including shares of common stock that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, divided by 54,173,745, which represents the total number of shares of common stock issued and outstanding as of September 7, 2006, plus, for each person or group, any shares of common stock that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3) Includes 80,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus and 257,247 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus and 3,595,913 shares of common stock held by 3 Springs, LLC and beneficially owned by Mr. Chang by virtue of his position as sole member of 3 Springs.

(4) Includes 80,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus and 438,796 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus and 4,729,112 shares of common stock held by TC Lim, LLC and beneficially owned by Dr. Lim by virtue of his position as sole member of TC Lim.

(5) Includes 125,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus.

(6) Includes 9,632,534 shares of common stock and 316,267 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus held by L&G Resources (1994), Inc., of which Mr. Krishnan is a beneficial owner by virtue of being President of L&G Resources (1994), Inc. and Managing Director of Land & General Berhad, the parent company of L&G Resources
(1994), Inc.

(7) Includes 100,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus and 343,708 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus.

(8) Mr. Amsalem is a member of Midsummer Capital, LLC, a New York limited liability company, which serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By virtue of his position, Mr. Amsalem may be deemed to share dispositive power over the 19,048,059 shares of common stock beneficially owned by Midsummer Investment Ltd. Midsummer Capital disclaims beneficial ownership of such shares of common stock and Mr. Amsalem disclaims beneficial ownership of such shares of common stock.

(9) Includes 175,000 shares of common stock underlying options exercisable within 60 days of the date of this prospectus.

(10) Includes 9,632,534 shares of common stock and 316,267 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus held by its wholly-owned subsidiary, L&G Resources (1994), Inc., of which Land & General Berhad is a beneficial owner.

(11) Includes 316,267 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus.

(12) Includes 11,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus and 7,798,059 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. The conversion of the debenture and exercise of the warrant is contractually capped such that such conversion or exercise, as applicable, shall not cause Midsummer's beneficial ownership to exceed 4.99%, unless waived by Midsummer, and in no event to exceed 9.99% (without giving effect to shares of common stock underlying any unconverted portion of the debenture or unexercised portion of the warrant). Midsummer Capital, LLC, a New York limited liability company, serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By reason of such relationships, Midsummer Capital may be deemed to share dispositive power over the shares of common stock beneficially owned by Midsummer Investment. Midsummer Capital disclaims beneficial ownership of such shares of common stock. Michel A. Amsalem and Scott D. Kaufman are members of Midsummer Capital. By reason of such relationships, Mr. Amsalem and Mr. Kaufman may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Midsummer Investment. Mr. Amsalem and Mr. Kaufman disclaim beneficial ownership of such shares of common stock.

(13) Includes 6,250,000 shares of common stock underlying a debenture convertible within 60 days of the date of this prospectus and 4,332,255 shares of common stock underlying a warrant exercisable within 60 days of the date of this prospectus. The conversion of the debenture and exercise of the warrant is contractually capped such that such conversion or exercise, as applicable, shall not cause Islandia's beneficial ownership to exceed 4.99%, unless waived by Islandia, and in no event to exceed 9.99% (without giving effect to shares of common stock underlying any unconverted portion of the debenture or unexercised portion of the warrant). The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections. The individuals that exercise shared dispositive and voting power for John Lang, Inc. are Richard Berner, President of John Lang, Inc. and Edgar Berner and Thomas Berner, both Vice-Presidents of John Lang, Inc. By virtue of these relationships John Lang, Inc., Richard Berner, Edgar Berner and Thomas Berner may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Islandia; however, John Lang, Inc. Richard Berner, Edgar Berner and Thomas Berner disclaim beneficial ownership of the shares of common stock beneficially owned by Islandia.

(14) Includes 497,500 shares of common stock underlying options exercisable within 60 days of the date of this prospectus and 1,356,018 shares of common stock underlying warrants exercisable within 60 days of the date of this prospectus, as well as 9,632,534 shares of common stock held by L&G Resources
(1994), Inc., 3,595,913 shares of common stock held by 3 Springs, LLC and 4,729,112 shares of common stock held by TC Lim, LLC.


                            DESCRIPTION OF SECURITIES


     As of September 7, 2006, Electronic Sensor Technology has 54,173,745 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Electronic Sensor Technology is authorized to issue 200,000,000 shares of common stock in the aggregate and 50,000,000 shares of preferred stock in the aggregate. Each of our shareholders is entitled to one vote for each share of common stock on all matters submitted to a shareholder vote. Holders of our common stock do not have cumulative voting rights. Directors must be elected by a plurality of the votes cast in an election of directors. Those candidates for directors receiving the highest number of votes, up to the number of directors to be elected are elected directors. A quorum is required for any annual or special meeting of our shareholders in order to transact any business at the meeting. The presence of the holders of a majority of the issued and outstanding shares of each class of stock entitled to vote at a meeting constitutes a quorum.


     Dividends on our common stock may be declared and paid at such times as the Board of Directors may determine. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. However, we have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

     In the event of a liquidation, dissolution or winding up, each outstanding share of common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

     Certain provisions of our articles of incorporation, bylaws and Nevada law, as well as certain agreements we have with our executives, could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

     o we may issue preferred stock with rights senior to those of our common stock; and

     o the Board may fill casual vacancies occurring in the Board and may appoint one or more additional directors between annual meetings of shareholders to hold office until the next annual meeting of shareholders.

     These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert preparing or certifying all or part of this registration statement or a report or valuation for use in connection with the registration statement or counsel named in this prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities was hired on a contingent basis, will receive a direct or indirect interest in Electronic Sensor Technology, or was a promoter, underwriter, voting trustee, director, officer, or employee of Electronic Sensor Technology.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


     Under our bylaws, directors and officers are generally indemnified to the fullest extent permitted by law. Nevada Revised Statute 78.7502 provides that Electronic Sensor Technology may indemnify directors, officers, employees and agents of Electronic Sensor Technology for expenses reasonably incurred in connection with and to the extent that such director, officer, employee or agent of Electronic Sensor Technology has been successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter wherein such person "acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful," subject to certain limitations.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Electronic Sensor Technology pursuant to the foregoing provisions, or otherwise, Electronic Sensor Technology has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

     We are engaged in the development, manufacture, and sale of a patented product we call zNose(R), a device designed to detect and analyze chemical odors and vapors, or, in another words, an electronic "nose". We believe the zNose(R) is superior to other electronic "noses" because of its speed, specificity and sensitivity. The zNose(R) identifies the chemical makeup of any fragrance, vapor or odor. The zNose(R) does this by creating a visual image of the fragrance, vapor or odor that it detects, so that the user of the zNose(R) may easily identify the fragrance, vapor or odor.

     We believe that our products will have broad applications in the homeland security, environmental monitoring and detection and laboratory instrument markets. We are involved in ongoing product research and development efforts in that regard. We have also concentrated our efforts on further product development, testing and proving, and assembling our sales and support organization.

     Our executive offices are located at 1077 Business Center Circle, Newbury Park, California 91320 and our telephone number is (805) 480-1994.

HISTORY AND BACKGROUND

     We were incorporated under the laws of the state of Nevada as Bluestone Ventures Inc. on July 12, 2000. From the date of our incorporation until February 1, 2005, we were in the business of acquiring and exploring potential mineral properties in Ontario, Canada. We changed our name to Electronic Sensor Technology, Inc. on January 26, 2005 in connection with the acquisition of two corporations that had together owned Electronic Sensor Technology, L.P. Since the acquisition of Electronic

Sensor Technology, L.P., our business has been the development, manufacture and sale of instruments that detect and analyze vapors and odors. We have abandoned our mining exploration business.

ELECTRONIC SENSOR TECHNOLOGY, L.P. ACQUISITION

     On February 1, 2005, pursuant to the terms of an Agreement and Plan of Merger by and among Electronic Sensor Technology, Amerasia Technology, holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P., L&G Sensor Technology, holder of approximately 45% of the partnership interests of Electronic Sensor Technology, L.P., Amerasia Acquisition, a wholly-owned subsidiary of Electronic Sensor Technology, and L&G Acquisition, a wholly-owned subsidiary of Electronic Sensor Technology, Electronic Sensor Technology acquired 100% of the outstanding equity partnership interest of Electronic Sensor Technology, L.P. Under the Agreement and Plan of Merger:

     (i) Amerasia Technology merged with and into Amerasia Acquisition such that it became a wholly-owned subsidiary of Electronic Sensor Technology;

     (ii) L&G Sensor Technology merged with and into L&G Acquisition such that L&G Sensor Technology became a wholly-owned subsidiary of Electronic Sensor Technology;

     (iii) as a result of the mergers of (i) and (ii), Electronic Sensor Technology indirectly acquired the partnership interests of Electronic Sensor Technology, L.P.; and

     (iv) Electronic Sensor Technology issued 20,000,000 shares of its common stock to the shareholders of Amerasia Technology and L&G Sensor Technology.

     In November 2004, Electronic Sensor Technology, L.P. sold $200,000 in limited partnership interests to certain bridge investors. Concurrent with the mergers, these limited partnership interests were directly exchanged into 200,000 shares of common stock of Electronic Sensor Technology and warrants to purchase 200,000 shares of common stock of Electronic Sensor Technology at $1.00 per share to certain investors.

     In connection with the mergers, Electronic Sensor Technology entered into Subscription Agreements with certain investors on January 31, 2005. Under these Subscription Agreements, Electronic Sensor Technology issued and sold in a private placement 3,985,000 shares of its common stock and warrants to purchase 3,985,000 shares of common stock at $1.00 per share to certain investors for gross proceeds of $3,985,000. Electronic Sensor Technology received the gross proceeds of the sale of these shares on February 1, 2005. Electronic Sensor Technology received net proceeds of approximately $3,821,000 less fees, including counsel fees for the investors and Electronic Sensor Technology, L.P. of approximately $164,000.

     Immediately following the mergers and the private placement, on February 1, 2005 there were 53,968,471 shares of Electronic Sensor Technology common stock outstanding, of which (i) shareholders of Bluestone prior to the mergers and the private placement held 26,988,279 shares (approximately 50.0% of our common stock), (ii) the shareholders of Amerasia Technology and L&G Sensor Technology prior to the mergers and the private placement held 22,783,471 shares (approximately 42.2% of our common stock) and (iii) investors in the private placement occurring on February 1, 2005 as a group held 4,185,000 shares (approximately 7.8% of our common stock). The total outstanding interests of Electronic Sensor Technology, L.P. were exchanged for 20,000,000 shares of Electronic Sensor Technology, Inc. In addition, 2,783,279 shares of Electronic Sensor Technology, Inc. were distributed to pre-merger shareholders of Amerasia Technology and L&G Sensor Technology in exchange for the cancellation of debt owed to such shareholders, at a conversion rate of $1.00 per share. The conversion rate of $1.00 per share was established immediately preceding the merger through the private placement of 3,985,000 shares of common stock at $1.00 per share and the conversion of a $200,000 equity advance to Electronic Sensor Technology, L.P. for 200,000 shares of Electronic Sensor Technology stock. The transaction price of $1.00 per share was established by arms length negotiation between the former management of Bluestone Ventures and Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) in December 2004. As a condition to the merger transactions, Bluestone Ventures agreed to raise not less than $3,000,000 of new equity capital in a private placement offering. In determining to proceed with the merger transactions, management of Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) weighed the expected cash balance of Bluestone Ventures after giving effect to the private placement offering discussed above and the mergers against the overall equity ownership of Electronic Sensor Technology, Inc. post-merger that would be held by the former owners of Electronic Sensor Technology, L.P. (i.e., the former owners of Electronic Sensor Technology, L.P. were willing to give up

57.8% of Electronic Sensor Technology, L.P. for not less than $3,000,000 in cash). While management of Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) was not privy to the valuation methodology used by management of Bluestone Ventures in establishing a transaction price of $1.00 per share, management of Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) assumes that management of Bluestone Ventures and its advisors used one or more traditional valuation methodologies.

     In conjunction with the mergers, all of the officers and directors of Bluestone resigned and Dr. Edward Staples was appointed President of Bluestone. Dr. Staples, along with Mr. Francis Chang and Dr. Teong Lim were named directors of Bluestone and the prior operations of Bluestone were terminated.

     Following the mergers we assumed as our principal operations, the operations of Electronic Sensor Technology, L.P. and we appointed additional officers. In May 2005, we expanded our Board of Directors from 5 to 7 directors and appointed additional directors to fill the new directorships.

OVERVIEW OF PAST OPERATIONS OF ELECTRONIC SENSOR TECHNOLOGY, L.P.

     Following the mergers, our operations are a continuation of operations originally conducted by Electronic Sensor Technology, L.P. Electronic Sensor Technology, L.P. was formed in 1995 to develop and manufacture, the zNose(R), an advanced technology in chemical vapor detection and analysis. The zNose(R) has been developed with over $10 million in funding, primarily from equity funding from existing equity holders. In 1999, Electronic Sensor Technology, L.P. completed beta testing of its products and commenced commercial sales to the analytical instrumentation/quality control market as well as the homeland security market.

     In order to finance its operations, Electronic Sensor Technology, L.P. obtained a 4% loan of $1.975 million from East West Bank in September 2003. This loan was guaranteed by three officers of Electronic Sensor Technology, L.P. In connection with the mergers, we assumed the then outstanding balance of $1.8 million on the East West Bank loan from Electronic Sensor Technology, L.P., and the guarantees were released. In addition, we agreed to pledge a $900,000 certificate of deposit as collateral for repayment under the loan.

INDUSTRY OVERVIEW

     Although there are a vast number of applications for the zNose(R) product, we believe that the most significant demands for our product will be in three general market categories - homeland security, analytical instrumentation/quality control and environmental monitoring and detection.

     Homeland Security. According to published sources, the overall homeland security market was projected to be $98-114 billion in 2004. We believe that detection and analysis of chemical compounds will aid greatly in various homeland security efforts including:





     o Cargo Containers. Over seven million sea cargo containers arrive in the U.S. every year and only 4% of them are being inspected by the U.S. Customs Department. Cargo container security is a top priority with the U.S. government.


     o Airports. Our zNose(R) products may be used to complement existing X-Ray and bomb detection technologies.

     o Drug Interdiction. The zNose(R)has been used to detect contrabands, including illicit controlled substances along U.S. borders.


     o Building Security. zNose(R) technology can be applied for continuous and real-time chemical detection and to monitor the air in buildings and in confined spaces. Detecting hazardous gases and poisonous chemical agents such as sarin, VX explosives, and contrabands for security and environmental safety purposes are the main concerns for various government and commercial buildings, as well as military facilities.

     Analytical Instrumentation/Quality Control. The zNose(R) has been serving the chemical vapor analysis needs in various manufacturing industries. We estimate that the market for products such as zNose(R) may reach as much as $50 million during the next few years. The zNose(R) has been used for a host of applications relating to analysis and quality control such as:

     o    screening incoming raw materials;

     o    checking ingredients in processed food and pharmaceutical products;

     o    inspecting packaging materials and finished goods; and

     o    detecting hazardous gas leaks in chemical plants.

     Environmental Monitoring and Detection. The zNose(R) has been serving rapid on-location needs in detection and monitoring of toxic chemicals in the water for environmental protection purposes. In a recent toxic chemical spill caused by a chemical plant explosion in northeastern China which contaminated major water sources, the zNose(R) was deployed by local authorities to detect and monitor toxic flows in a river and to determine the safety of the water on a near real-time basis.

CONVENTIONAL ELECTRONIC NOSE TECHNOLOGY

     Conventional electronic noses are unable to meet the needs of the market because of their fundamental construction. They are not able to identify fragrances, vapors and odors with an acceptable degree of specificity and preciseness. In addition, conventional electronic noses require sophisticated computer software in order for its chemical analyses to be recognized. This type of electronic nose is therefore not acceptable for use in scientific measurement.

THE ZNOSE(R) SOLUTION

     Speed, precision and versatility are the key characteristics of the zNose(R) product. The zNose(R) has been developed to replace the conventional electronic nose. The zNose(R) operates as quickly as a conventional electronic nose while delivering the precision and accuracy of a much more expensive instrument. The zNose(R) has advanced chemical analysis technology by performing vapor analysis within 10 seconds. Early models of the zNose(R) have been tested by the U.S. Environmental Protection Agency under Environmental Technology Verification program and by the Office of National Drug Control Policy for drug interdiction. Tests have also been performed at the Midwest Research Institute's Surety Laboratory in Kansas City and at the U.S. Army Dugway Proving Ground in Utah with respect to the effectiveness of the zNose(R) in detecting chemical agents such as sarin gases. We believe that the zNose(R) is currently the only electronic nose approved for purchase through the General Services Administration pre-approved procurement program.

     Our VaporPrint(TM) imaging ability is another major advantage of the zNose(R) product. VaporPrint(TM) allows the user of the zNose(R) to see a visual image of the makeup of a particular fragrance, vapor or odor within 10 seconds. In addition, VaporPrint(TM) can produce high-resolution visual images of odor intensity. VaporPrint(TM) images are displayed on a laptop computer screen and are recorded on the hard drive of the laptop computer.

OUR PRODUCTS

ZNOSE(R)

     The zNose(R) is essentially a vapor detector that uses a sensor based on Surface Acoustic Wave technology. Basically, the zNose(R) "inhales" a particular fragrance, vapor or odor. The fragrance, vapor or odor is carried up through a column and the chemicals making up the fragrance, vapor or odor condense on the crystal surface of the sensor in the zNose(R). This condensation on the sensor causes a change in what is called the "fundamental acoustic frequency" of the crystal surface. It is this change in fundamental acoustic frequency that allows the zNose(R) to determine the chemical makeup of the fragrance, vapor or odor. This change is measured by a microprocessor that calculates the change in frequency which is related to the amount of fragrance, vapor or odor sampled by the zNose(R). The microprocessor also measures the arrival time (called the retention time) of the change in the fundamental frequency. Different chemicals arrive at different times and so, once the microprocessor has determined the retention time of the unidentified fragrance, vapor or odor, it compares it to retention times that are stored in a computer library. This allows the zNose(R) to identify the particular fragrance, vapor or odor.

     The zNose(R) analyzes and identifies vapor specimens in a two-step process. In the first step, typically lasting 10 seconds, the instrument collects a small sample of the vapor to be analyzed. The sample is then injected in to the gas chromatography column where the individual chemicals present are separated and measured. The chemical analysis requires as little as 10 seconds to produce the vapor's chemical signature, or chromatogram. The vapor's chemical signature can also be visually displayed in a graphic form called a "VaporPrint". This chemical signature is then compared against the reference database of chemical odor profiles. If the chemical compound of the specimen is not in the reference database, it will not be identified by name; however, the makeup of the unidentified specimen can be stored in the reference database for future identification. The reference database of chemical odor profiles that is stored on the hard drive of the laptop computer is composed of standards of various chemicals that are available through the National Institute of Standards and Technology (NIST). The database can be updated when standards of new chemicals are encountered and input by way of simple software selection, or by way of sampling unknown chemical compounds and storing the measurements of such chemical compounds in the database. If the zNose(R) samples a non-specimen vapor, such as clear ambient air, no signal is generated on the laptop computer screen and no VaporPrint(TM) is created. If the zNose(R) samples a complex mixture of chemical compounds, each compound and the concentration of such compound is measured independently of the other compounds contained in the mixture. Due to the independent measurement of each compound in a complex mixture, each measurement is free from the influence of the other compounds, and the accuracy of the zNose(R) is therefore not affected by complex mixtures.

     We currently manufacture and sell two zNose(R) models designated as Model 4200 (Handheld Unit) and Model 7100 (Bench Top Unit). Model 4200 is designed for portability and for applications requiring quick and accurate vapor screening in the field. Model 7100 is designed for laboratory testing and is ideal for testing water and product quality control samples. Both Model 4200 and Model 7100 weigh approximately 27 pounds, not including a laptop computer that must be used with each zNose(R). The Model 4200 has two housings (the case and the detector head) and a laptop computer. The case of the Model 4200 is 10" x 12" x 6" and weighs 20 pounds and the detector head of the Model 4200 is 4 1/4" x 12" x 7" and weighs 7 pounds. The Model 7100 is packaged in a single housing and also requires a laptop computer. The dimensions of the Model 7100 packaging are 14.3" x 14.3" x 7.5". Both the Model 4200 and Model 7100 are powered by a standard AC electrical outlet, and both models adapt to standard outlets in North America, Asia and Europe (i.e., the zNose(R) may be operated by a 110 volt or 220 volt power source). In addition, both the Model 4200 and 7100 may be powered by connecting the unit to a car battery with an appropriate adaptor. Either model can be produced in one of two basic vapor sensing configurations: volatile and semi-volatile. The volatile configuration can detect volatile organic compounds, such as benzene. The semi-volatile configuration can detect heavier vapors such as those found in explosives and drugs.

     We are also developing Models 7100B and 7100C. Model 7100B is designed as a fixed installation unit for both indoor and outdoor ambient air monitoring instrument. It can be used for building security as well as outdoor environmental monitoring applications. It is designed to be operated remotely from a central control station via a radio frequency (RF) control link. Model 7100C is designed to be used for shipping containers and truck monitoring for both commercial and homeland security applications. It is designed to be used with a remote sampling kit which enables multiple samples to be collected then taken to the zNose(R) to be analyzed.

     We have designs to produce a hand-held zNose(R) that is smaller than the Model 4200 for commercial market. This model is designed to meet the needs of law enforcement, manufacturing process monitoring, and environmental monitoring. We plan to develop a separate version of the mini-zNose(R) to be used as a personal nerve agents detector for the military and security markets.

ACCESSORIES

     We offer several lines of accessory products such as calibration devices, sample desorbers, MicroSense Software(C), and GPS receivers. An example is our Model 3100 which provides a calibrated vapor source as well as a tool for extracting vapors from solid and liquid samples.

TECHNICAL SUPPORT

     All zNose(R) instruments sold are equipped with a software package called PCAnywhere. PCAnywhere allows a technical support person at EST to operate an instrument anywhere in the world through the internet. This better enables an EST technician to be available to address any customer problem.

SALES AND DISTRIBUTION

     We sell our zNose(R) product through distribution channels including equipment distributors and sales representatives in over 20 foreign countries, e-commerce and customer referrals. We entered into an agreement with TechMondial, Ltd. to be our exclusive distributor for a seven-year period in the countries of the European Community, Romania, Bulgaria, Turkey, Croatia and Switzerland on October 21, 2005. We entered into an agreement with eScreen Sensor Solutions to be our exclusive distributor for a five-year period in Israel, the Caribbean, the State of Florida, and Central and South America on October 16, 2003. As part of this latter agreement, eScreen paid us an up-front fee of $250,000 in 2004.

     All sales representatives and distributors are required to attend a three-day training course conducted at our headquarters in Newbury Park, California. We advertise in selected industry trade journals and trade conventions. In the future, we intend to build a dedicated marketing and sales team. We have historically generated sales from both U.S. and international customers, each of which have accounted for approximately 50% of our sales in the past. However, in the fiscal year ending December 31, 2005, international customers accounted for approximately two-thirds of our total sales. We expect a similar split among U.S. and international sales to continue. All of our customers pay us in U.S. dollars. Major domestic customers include the U.S. Armed Forces, Lockheed Corporation and NASA. Major international customers include Beijing R&D Technology Company Ltd. in China, TechMondial Limited of England, Hitachi Corporation in Japan and Max Planck Institute in Germany.

COMPETITION

     We are unaware of any direct competitor to the zNose(R) product on the market today. In the homeland security markets, we face competition from manufacturers of X-Ray machines, Ion-Mobility Spectrometers and chemical coated sensors. X-Ray machines have been widely used for security purposes in detecting metal objects but not for chemical compounds. Ion-Mobility Spectrometer equipment is a vapor detector and is designed to detect certain compounds but is blind to other compounds. Hence, it can only see a small dot in a space but cannot see the total picture. It employs a different sample collection technique by wiping the surfaces of the object placed for screening. Ion-Mobility Spectrometer also uses materials in its construction which may be offensive to users in certain countries.

     Chemical coated sensors are the conventional electronic noses. They use an array of chemical sensors each reacting to certain specific compounds. As mentioned earlier, electronic noses cannot be calibrated with chemical standards and therefore cannot be used for scientific measurement.

     We have another set of competitors manufacturing portable vapor and odor analysis products for the instrumentation market from major corporations such as Agilent Technologies, Inc. (NYSE: A), Perkin-Elmer, Inc. (NYSE: PKI) and Varian, Inc. (NASDAQ: VARI). We believe that our zNose(R)product is competitive with these companies' products based on speed and cost.

     Many of our current and potential competitors have larger customer bases, including the previously listed competitors, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing, advertising and promotional campaigns and devote substantially more resources to research and development than we do. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us.

     We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures faced by us could harm our business, operating results and financial condition. We do not currently represent a significant competitive presence in the homeland security or analytic instrumentation markets.

MANUFACTURING AND RAW MATERIALS

          We design, prototype and manufacture our products at our headquarters. Our manufacturing facilities adhere to ISO9000 manufacturing methods (quality standards developed by the International Organization for Standardization, which have been adopted by many countries around the world). We contract out the manufacturing and assembling of certain components to subcontractors. Our current annual manufacturing capacity is approximately 1,000 zNose(R) units. The principal components to our products are computer chips, circuit boards, transformers and sensory devices. The prices for these components are subject to market forces largely beyond our control, including energy costs, market demand, and freight costs. The prices for these components have varied significantly in the past and may vary significantly in the future. Our principal suppliers of components and raw materials include:
Sigma Co. of Bellefonte, Pennsylvania, Ventura Fluid System Technologies of Camarillo, California and Valco Instruments Co., Inc. of Houston, Texas.

CUSTOMERS

     In 2005, we had approximately 35 customers. Our largest customer in 2005, Beijing R&D Technology Company Ltd., purchased 15 of the total 56 zNose(R) units sold by us in 2005, constituting approximately 27% of the zNose(R) units sold in 2005. In 2005, we selected Beijing R&D Technology Co., Ltd. to be our exclusive distributor in China and TechMondial, Ltd. to be our exclusive distributor in the countries of the European Community, Romania, Bulgaria, Turkey, Croatia and Switzerland for a seven-year term. Our largest customers are (1) Beijing R&D Technology Company Ltd. of China, (2) TechMondial Limited of England and (3) Agency for Defense Development of the Republic of South Korea.

PATENTS, TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     We regard our patents, trademarks, trade names and similar intellectual property as critical to our success. We rely on patent and trademark laws, trade secret protection and confidentiality agreements with employees, distributors, customers, partners and others to protect our proprietary rights.

     We own four United States patents covering our zNose(R) product, including:

     o No. 5,289,715, "Vapor Detection Apparatus and Method Using an Acoustic Interferometer" issued March 1, 1994;

     o No. 5,970,803, "Method and Apparatus for Identifying and Analyzing Vapor Elements", issued October 26, 1999;

     o No. 6,212,938, "Method of Detecting Smell of a Vapor and Producing a Unique Visual Representation thereof," issued April 10, 2001;

     o No. 6,354,160, "Method and Apparatus for Identifying and Analyzing Vapor Elements," issued December 3, 2002.

     We may not be able to obtain patent protection for any derivative uses of zNose(R), or for any other products we may later acquire or develop. We also cannot assure you that we will be able to obtain other foreign patents to protect our products.

     We have copyrighted our MicroSense Windows software and Xilinx gate array firmware, which controls the operation of the zNose(R) and produces visual images. These images, trademarked as VaporPrints(TM), make it possible to display vapor analysis data from any vapor analysis system, as unique visual images and facilitate pattern recognition of complex odors and fragrances.


     We currently hold registered trademarks for zNose(R) and VaporPrints(TM). We intend to evaluate the possible application for new patents and trademarks as needed to cover current and future applications of our technology and product developments. We intend to undertake all steps necessary to preserve and protect our patents, trademarks and intellectual property generally.


     We are not aware that our products, trademarks or other proprietary rights infringe the rights of third parties, nor are we aware of any infringements of our proprietary rights. We continually evaluate potential infringements of our proprietary rights and intend to take such legal and other actions as may be necessary to protect those rights. However, there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

GOVERNMENT REGULATION

     Government agencies, in particular, the Department of Defense, are principal customers for our products. We are required to comply with the Federal Acquisition Regulations, a comprehensive set of regulations governing how vendors do business with the U.S. federal government, to the extent we contract with departments or agencies of the U.S. government, as well as similar regulations to the extent we contract with state or local governments. Sales to or grants from foreign governments or organizations will have their own regulatory framework, which may or may not be similar to present U.S. standards or requirements.

RESEARCH AND DEVELOPMENT

     Our research and development program consists of developing technologies related to enhancing our electronic nose product and making it more portable. Fees related to research and development, include consulting fees, technical fees, and research, development and testing of our zNose(R) product. We spent approximately $600,000 in each of 2005 and 2004 on research and development activities, none of which was borne directly by customers.

EMPLOYEES

     As of December 31, 2005 we had a total of 23 staff persons, including 21 full time staff and 2 consultants. In addition to management, we employ sales people, administrative staff, and development and technical personnel. From time to time, we may employ independent consultants or contractors to support our research and development, marketing, sales and support, and administrative organizations. No collective bargaining units represent our employees and Electronic Sensor Technology is not party to any labor contracts.

REPORTS TO SECURITY HOLDERS


     Electronic Sensor Technology is not currently required to deliver an annual report to security holders. We are not currently required to deliver an annual report to security holders because our registered common stock is registered under the Securities Act and is not currently registered under the Exchange Act. On March 24, 2006 we filed a registration statement with the SEC on Form 10-SB to register our common stock pursuant to the Exchange Act, which we subsequently withdrew pursuant to the request of the SEC until this registration statement on Form SB-2 is declared effective. Once this registration statement is declared effective, we plan to file another registration statement on Form 10-SB to register our common stock pursuant to the Exchange Act. Once our registration statement on Form 10-SB is effective, we will be subject to the requirements of the Exchange Act, and intend to comply with all additional rules and regulations, including but not limited to the reporting requirements, proxy rules and the requirement to deliver an annual report to security holders when we deliver proxy solicitation materials to security holders in connection with an annual meeting. However, until such registration statement is effective, we are under no obligation to do so.


     Electronic Sensor Technology is a voluntary reporting company and files with the Securities and Exchange Commission annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The public may read and copy any materials that Electronic Sensor Technology files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. More information regarding Electronic Sensor Technology is available at our website: http://www.znose.com. The information on or that can be accessed through our website is not part of this prospectus.

CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 2006. The figures in the table are derived from our unaudited financial statements and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                  June 30, 2006
                                   (unaudited)

Long-term debt..........................................   $    1,361,111
Stockholders' deficit:
  Common stock; $0.001 par value; 200,000,000
   Shares authorized; 54,173,745 shares issued
    and outstanding.....................................   $       54,174
  Additional paid-in capital............................   $    8,516,354
  Accumulated deficit...................................      ($8,711,912)
Total Stockholders' deficit.............................        ($141,384)
Total capitalization....................................   $    1,219,727


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


     You should read the following discussion and analysis of our financial condition and results of operations together with the financial statements and the related notes appearing at the end of this prospectus. The following discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by words such as "anticipates," "expects," "believes," "plans," and similar terms. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: changes in the market for security technology, general volatility in the capital markets, changes in the businesses of our significant customers and other factors, including those discussed in "Risk Factors" beginning on page 2 and elsewhere in this prospectus. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.


     As a result of the mergers whereby Electronic Sensor Technology, L.P. became a wholly-owned indirect subsidiary of Electronic Sensor Technology and the subsequent termination of Bluestone's prior operations, our business plan has been altered to focus on the product operations previously conducted by Electronic Sensor Technology, L.P. Following the mergers, our revenues were expected to be, and have been, derived principally from the sale of the zNose(R) products.

CRITICAL ACCOUNTING POLICIES


     We record revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and we have no significant further obligations to the customer. Costs of remaining insignificant company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product or service revenue are recorded as deferred revenue.


     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     The company reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At June 30, 2006 no assets were impaired.


     We account for liquidated damages pursuant to Emerging Issue Task Force ("EITF") 05-04, View C, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument", subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Pursuant to EITF 05-04, View C, liquidated damages payable in cash or stock are accounted for as a separate derivative, which requires a periodical valuation of its fair value and a corresponding recognition of liabilities associated with such derivative. We also account for our embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities is recognized as other expense or other income, respectively. The valuation of such derivatives requires significant judgment. We exercise our judgment in determining the maximum liabilities associated with such derivatives as well as the expected volatility related to their fair value. We base our estimate of the maximum liabilities on our interpretation of the agreements related the derivatives.

     Accounts receivable are reported at net realizable value. We have established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible.

     Inventories are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory using the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

     We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of the process of preparing our consolidated financial statements. SFAS No. 109, "Accounting for Income Taxes", requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Management reviews deferred tax assets periodically for recoverability and makes estimates and judgments regarding the expected geographic sources of taxable income, gains from investments, as well as tax planning strategies in assessing the need for a valuation allowance. We determined that a valuation allowance of approximately $900,000 relating to net operating loss carryovers was necessary to reduce our deferred tax assets to the amount that will more likely than not be realized. As a result, at December 31, 2005, the Company has no net deferred tax assets. If the estimates and assumptions used in our determination change in the future, we could be required to revise our estimates of the valuation allowances against our deferred tax assets and adjust our provisions for additional income taxes. In the ordinary course of global business, there are transactions for which the ultimate tax outcome is uncertain, thus judgment is required in determining the worldwide provision for income taxes. We provide for income taxes on transactions based on our estimate of the probable liability. We adjust our provision as appropriate for changes that impact our underlying judgments. Changes that impact provision estimates include such items as jurisdictional interpretations on tax filing positions based on the results of tax audits and general tax authority rulings.

PLAN OF OPERATIONS

     Over the course of the next 12 months, we intend to execute our business plan and focus our business development efforts in the following key areas:

     o By diversifying our product offerings to enhance the usefulness of our solutions for customers who will have already adopted one or more products;

     o By enhancing our product lines and developing new products to attract new customers; and

     o By developing partnering relationships with wide-ranging sales and distribution channel leaders already serving our vertical market space in a way that assists them in developing new revenue streams and opportunities through improved technical and sales support and customer services.


     The terms of the convertible debentures and warrants that we issued in a private placement on December 7, 2005 to Midsummer Investment, Ltd. and Islandia, L.P. required that we register the shares of our common stock underlying such debentures and warrants within 180 days of the date of issuance of the debentures and warrants. The failure to do so is an event of default under the debentures, giving the debenture holders the right to accelerate the debentures and receive a premium of approximately 30% of the outstanding amounts due under the debentures upon acceleration. The failure to do so also reduces the exercise price of the warrants by $0.03 per month until such registration statement is declared effective. In addition, the failure to register such shares within 150 days of the date of issuance of the debentures and warrants gives the holders the right to receive liquidated damages in the amount of 2% per month of the purchase price of the debentures and warrants, pursuant to a registration rights agreement, and the failure to pay such liquidated damages relating to the debentures is an event of default under the debentures. Although we have been working diligently to obtain effectiveness of our registration statement and continue to do so, we have thus far been unable to have such registration statement declared effective by the Securities and Exchange Commission. As such, the aforementioned penalties have been triggered. At this time, the declaration of an acceleration would cause approximately $9.1 million to be due and payable immediately upon such a declaration. Under the terms of the warrants, the exercise prices of the warrants would have fallen from $0.4761 per share to approximately $0.3861 per share. Pursuant to the registration rights agreement, we would also owe the holders of the debentures and warrants approximately $560,000, plus interest thereon at a rate of 18% per annum.

     As described further under "Certain Relationships and Related Transactions", on September 7, 2006, Electronic Sensor Technology entered into a Forbearance and Amendment Agreement with Midsummer and Islandia. Pursuant to the Forbearance and Amendment Agreement, Midsummer and Islandia have agreed to abstain from exercising the aforementioned rights and remedies arising out of the existing defaults under the debentures and warrants until February 28, 2007. In exchange for such forbearance, we have agreed to reduce the conversion price of the debentures issued to Midsummer and Islandia on December 7, 2005 from $0.4544 per share to $0.4000 per share and to reduce the exercise price of the warrants issued to Midsummer and Islandia on such date from $0.4761 per share to $0.4300 per share. In addition, we have agreed to appoint (and have appointed) a director and an independent director nominated by Midsummer to our Board of Directors, and has agreed to commence a search for a chief operating officer with the potential to become a chief executive officer. If we do not have a registration statement declared effective by February 28, 2007 or if we default prior to such date under any other provision of the debentures, the warrants or the related agreements, the Forbearance and Amendment Agreement provides that all penalties incurred before and after entry to the Forbearance and Amendment Agreement will again apply, and Midsummer and Islandia will have the ability to collect all of the aforementioned penalties, as well as any that accrue over the term of the Forbearance and Amendment Agreement.


RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 2006 COMPARED TO SIX MONTHS ENDED JUNE 30, 2005

     The following tables sets forth, in $ and as a percentage of revenues, certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:

                                      SIX MONTHS ENDED JUNE 30
                                   -----------------------------
                                       2006             2005
                                   ------------     ------------
STATEMENT OF OPERATIONS DATA:                        (Restated)
  Revenues .......................          100%             100%
  Cost of Sales ..................           51%              58%
  Gross Profit ...................           49%              42%
  Operating Expenses .............          161%             220%
  (Loss) From Operations .........         (112)%           (178)%
  Other Income ...................           23%             312%
  Net Income (loss) ..............          (89)%            134%

     Revenues are derived from product sales and product support services. For the six months ended June 30, 2006 revenues were $1,154,224, compared to $651,652 in 2005. The 77% increase in revenues results mainly from an increase in the number of zNose(R) units shipped from 19 units in 2005 to 32 units in 2006 for the six-month period. Also contributing to the increase in revenues was a slight increase in sales from product support services.

     Cost of Sales consist of product costs and expenses associated with product support services. For the six-month period, cost of sales was $592,714 for 2006 as compared to $375,086 in 2005. The increase in cost of sales was due to a greater volume of products shipped in the current year as compared to last year. The improvement in cost of sales as a percent of revenues, from 58% of 2005 revenues to 51% of 2006 revenues, is attributed to production efficiencies and production economies of scales resulting in overhead being spread over a greater volume of production - all of which contributed to a lower manufacture cost per unit.

     Gross profit was $561,510 for the six months ending June 30, 2006, compared to $276,566 for the same period in 2005. The increase in gross profit was due to greater sales volume, and an increase in high-margin support services revenues over 2005. The improvement in 2006 gross profit from 42% in 2005 to 49% of revenues is attributed to greater labor utilization, which improved labor productivity and lowered the direct labor cost per manufactured unit.

     Research and Development costs for the first six months of 2006 were $416,144 versus $331,285 for 2005. The increase of $84,859 in current year expenditures over 2005 were mainly for greater personnel related expenses incurred for enhancement of existing products and development of the Model 4300, the company's newest zNose(R) product that was introduced to market in June 2006.

     Selling, General and Administrative expenses for the six months ending June 30, 2006 were $1,436,961, compared to $1,103,030 for 2005. The $333,931 increase was due to increased staffing required to support the growth of the company, incurrence of necessary expenses associated with being a public company, expansion of marketing activities including increased personnel staffing and participation in a greater number of industry trade shows and conferences.

     Interest expense for the first six months of 2006 was $1,416,279, as compared to $34,271 in 2005. The increase in interest expense is primarily due to the amortization of debt discount and stated interest associated with our $7,000,000 convertible debentures, which were issued in December 2005.

     Other income-derivatives primarily consist of the decrease in the fair value of derivative liabilities between the measurement dates. The increase in other income during the six-month period ending June 30, 2006 when compared to prior period is primarily attributable to a decrease in the quoted price of our common stock. Please refer to Note 5 of our accompanying financial statements for further explanation of the origin and nature of such income. We are unable to determine whether we will record further decreases in the fair value of derivative liabilities in the foreseeable future, which would be recorded as other income-derivatives. Such decreases would be generally triggered by a decrease in the fair value of our stock price, upon satisfaction of liquidated damages pursuant to registration rights, or, possibly, upon satisfaction of our convertible debentures.

     Other expense-derivatives primarily consist of the recognition of derivative liabilities we issued during the three-month period ended March 31, 2005. No derivatives were issued during the three-month period ended June 30, 2005 nor were any derivatives issued in 2006. Please refer to Notes 5 of our accompanying financial statements for further explanation of the origin and nature of such expenses.

FISCAL YEAR ENDED DECEMBER 31, 2005 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2004

     The following table sets forth certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:


                                                          Year Ended
                                                          December 31,           Variation $    Variation %
                                                   --------------------------      2005 vs        2005 vs
                                                      2005           2004           2004           2004(*)
                                                   -----------    -----------    -----------    ------------
                                                   (Restated)     (Restated)     (Restated)      (Restated)
In $
REVENUES                                           $ 2,122,349    $ 1,076,749      1,045,600            0.97
COST OF SALES                                        1,302,602      1,039,280        263,322            0.25
                                                   -----------    -----------    -----------    ------------
  GROSS PROFIT                                         819,747         37,469        782,278           20.88
OPERATING EXPENSES:
  Research and development                             260,125              0        260,125            NM(**)
  Compensation                                         466,421         81,734        384,687            4.71
  Selling                                              653,092        161,546        491,546            3.04
  General and administrative                         1,522,451        225,229      1,297,222            5.76
                                                   -----------    -----------    -----------    ------------
    TOTAL OPERATING EXPENSES                         2,902,089        468,509      2,433,580            5.19
LOSS FROM OPERATIONS                                (2,082,342)      (431,040)    (1,651,302)          (3.83)
OTHER INCOME AND EXPENSE:
  Other income - derivative liabilities              7,577,929              0      7,577,929              NM
  Other expense - derivative liabilities            (2,401,358)             0     (2,401,358)             NM
  Gain (loss) on sale of property and equipment          9,287         (7,710)        16,997            2.20
  Interest expense                                    (324,540)      (164,133)      (160,407)          (0.98)
                                                   -----------    -----------    -----------
    TOTAL OTHER INCOME AND (EXPENSE)                 4,861,318       (171,843)     5,033,161           29.29

NET (LOSS) INCOME                                  $ 2,778,976    $  (602,883)     3,381,859            5.61
                                                   ===========    ===========    ===========    ============

----------


(*) Expressed as a decimal.

(**) NM = not meaningful.

The following table sets forth, as a percentage of revenues, certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:


                                     Year Ended
                                    December 31,
                             ---------------------------
                                2005          2004
                             -----------     -----------
As a % of revenues           (Restated)      (Restated)
REVENUES                             100%            100%
COST OF SALES                         61%             97%
GROSS PROFIT                          39%              3%
OPERATING EXPENSES                   137%             44%
(LOSS) FROM OPERATIONS               (98%)           (41%)
OTHER INCOME AND (EXPENSE)           229%            (16%)
NET (LOSS) INCOME                    131%            (57%)


     Revenues primarily consists of the sale of our zNose products. Our increase in revenues during 2005, when compared to 2004, is primarily attributable to an increase of volume of shipments of zNose units from 28 units during 2004 to 56 units during 2005.


     Cost of Sales primarily consists of manufacturing costs. The increase in cost of sales during 2005 when compared to 2004 is primarily attributable to an increase in our number of units shipped, offset by a decrease in idle labor hours during 2005 when compared to 2004. We believe that our per unit manufacturing costs will continue to decline as we increase the number of units sold per quarter, due to economies of scale.


     Research and development expenses primarily consists of salaries and related benefits, material and supplies associated with our efforts in developing and enhancing our products. The increase in our research and development expenses during 2005 is primarily attributable to an increase in salaries and related benefits resulting from the hiring of personnel whose time is devoted to the development and enhancement of our products.

     Compensation expenses primarily consists of salaries and related benefits of our general and administrative personnel. The increase in compensation expenses during 2005 when compared to 2004 is primarily attributable to an increase in personnel to support the growth of our operations.

     Selling expenses primarily consists of salaries, commissions and related benefits associated with our selling and marketing efforts The increase in selling expenses during 2005 when compared to 2004 is primarily attributable to an increase in employees associated with sales efforts as well expanded sales activities.

     General and administrative expenses primarily consists of costs incurred in connection with the reverse merger as well professional fees associated with being a publicly-traded company. Our increase in general and administrative expenses during 2005 when compared to 2004 results from professional fees associated with the reverse merger, which occurred during 2005, as well as an increase of professional fees related to being publicly-traded, which also began in 2005. The costs incurred in connection with the reverse merger totaled approximately $635,000, which consisted of approximately $310,000 in legal fees, $143,000 in investment banking and consultant fees and $182,000 in public relations firm fees.


     Other income-derivative liabilities primarily consists of the decrease in the fair value of derivative liabilities between the date of issuance of such derivatives and our year-end. The increase in other income during 2005 when compared to 2004 is primarily attributable to a decrease in the fair value of derivative liabilities, between measurement dates, recognized during 2005. No such derivatives were issued during 2004.

     Other expense-derivative liabilities primarily consists of the recognition of derivative liabilities we issued during 2005. No such derivatives were issued during 2004.


     Interest expense primarily consists of debt discount amortization and interest on certain debt. The increase in interest discount during 2005 when compared to 2004 is primarily attributable to the recognition of debt discount associated with the issuance of convertible debentures in December 2005, offset by a decrease on certain loans payable which were satisfied in February 2005.

LIQUIDITY AND CAPITAL RESOURCES


Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

     For the six-month period, net cash used by the company for operating activities were $1,454,193 and $1,364,616 for 2006 and 2005 respectively. Cash used in the first six months of 2006 was comprised of the net loss for the period of $1,024,755, less net non-cash items (including depreciation and amortization expenses of $18,865, issuance of common shares for services of $21,000, amortization of debt discount of $1,166,667, amortization of deferred financing costs of $103,782, less decrease in fair value of derivative liability of $1,683,119) of $372,805 minus the net change in operating assets and liabilities of $56,633. Cash used in operations during the same six months of 2005 was comprised of the net income for the period of $875,576, less net non-cash expenses of $2,052,703 (including depreciation and amortization expenses of $5,605, recognition of derivative liabilities of $2,205,642, less decrease in fair value of derivative liability of $4,263,950), less the net change in operating assets and liabilities of $187,488.

     Investing activities provided cash of $599,413 in the first six months of 2006 and used $47,500 during the same period in 2005. Cash of $69,265 in 2006 and $77,780 in 2005 were used to purchase of capital equipment. In 2005, $30,280 was received from the sales of property and equipment. Whereas in 2006, $668,678 was provided due to a reduction in the amount of collateral required for the company's line of credit.

     Cash provided from financing activities for the first six months of 2006 consisted of $370,000 drawn from the line of credit the company has in place with its bank. The funds from the credit line were used for operating expenses. In 2005, financing activities provided cash of $3,501,708 primarily from the issuance of common stock in February.

     On June 30, 2006 the company's cash (including cash equivalents) was $3,735,141, compared to $1,209,424 on June 30, 2005. The company had working capital on June 30, 2006 of $436,679. Working capital includes $4,087,959 for derivative liabilities - excluding this amount from current liabilities, the company's working capital would be $4,524,638. The company's working deficit at June 30, 2005 was $1,220,398 - excluding derivative liabilities of $1,753,400, working capital would be $533,011.

     The company has a line of credit facility in place with East West Bank for $500,000. The line of credit had borrowings of $370,000 against it at June 30, 2006. The funds from the line of credit were used for operating expenses. The line of credit expires on March 31, 2007.

     Although the company possesses a bank operating line of credit, there can be no assurance that these proceeds will be adequate for our future capital needs. There can be no assurance that any required or desired financing will be available through any other bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. If future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of common stock and there is no guarantee that a market will exist for the sale of the company's shares.

     The company's primary capital needs are to fund its growth strategy, which includes a sales and marketing staff to support the marketing, advertising and selling of the zNose(R) family of chemical detection products, increasing distribution channels both in the domestic and foreign markets, introducing new products, improving existing product lines and development of a strong corporate infrastructure.

FISCAL YEAR ENDED DECEMBER 31, 2005 COMPARED TO FISCAL YEAR ENDED
DECEMBER 31, 2004


     Our cash and cash equivalents amounted to approximately $4.2 million at December 31, 2005.

     During 2005, we used approximately $3.0 million in our operating activities which is the result of the following:


     o    A net income of approximately $2.8 million adjusted for:

          o the recognition of derivative liabilities of $2.4 million resulting from the issuance of such derivatives (convertible debentures and warrants) and a decrease in the fair value of the derivative liabilities of approximately $7.6 million.

     o An increase in accounts receivables, inventories, and accounts payable and accrued expenses of approximately $435,000, $459,000, and $266,000, respectively, resulting from increased revenues, increased production to meet increased demand for our products and a general increase in our expenses associated with our growth.


     During 2005, we used approximately $1.0 million in investing activities by purchasing a certificate of deposit of approximately $919,000 to satisfy the collateral requirement of our line of credit and by incurring capital expenditures of approximately $127,000.


     During 2005, we generated approximately $8.1 million in financing activities by generating proceeds of approximately $7,000,000 and $3.8 million from the issuance of our convertible debentures and our shares of common stock, respectively, offset by the repayment of our line of credit of approximately $2.0 million and by paying financing costs of approximately $593,000.


     As a result of the mergers, as of February 1, 2005, we assumed certain liabilities and obligations of Electronic Sensor Technology, L.P. Total liabilities assumed pursuant to the mergers were approximately $2.2 million, including approximately (1) $1.8 million owed under a revolving line of credit with East West Bank, (2) $212,000 of accounts payable and accrued expenses and
(3) $35,000 of other current liabilities. The outstanding loan for $1.8 million with East West Bank accrued interest at the prime rate as reported in the Wall Street Journal plus one-half point (0.5%) and was paid off on December 9, 2005. The original maturity date of the East West Bank line of credit was December 31, 2005, which was extended to February 28, 2006 in order to provide additional time for processing a pending renewal of the line of credit. East West Bank has extended a reduced line of credit of $500,000 (based on projected cash flow requirements for the coming year) with a maturity date of March 31, 2007 and with an annual interest rate of 7.75%. The loan will be collateralized by all assets of Electronic Sensor Technology. As part of such collateral, we will also pledge a certificate of deposit of $250,000 to East West Bank. The loan documents are currently being processed and we expect to execute them as soon as they are approved by our Board of Directors.

     During 2004, we used approximately $167,000 in our operating activities which is the result of the following:


     Our net loss of approximately $603,000 adjusted for:

     o a decrease in our accounts receivable and accounts payable amounting to approximately $363,000 and $66,000, respectively, resulting from a shorter average collection time on accounts receivable and more timely payments on accounts payable as well as an increase in inventories and deferred revenues of approximately $88,000 and $192,000, respectively, to meet the increased demand of our products and receipt of a one-time license fee from a customer to be amortized to revenues in equal installments over the terms of the license agreement.


     During 2004, we incurred capital expenditures of approximately $35,000.

     During 2004, we financed our operations and capital expenditures by issuing shares of our common stock generating proceeds of $200,000 and repaying partners' loan of $120,000.








     As of December 31, 2005, our cash balance and working capital, adjusted for derivative liabilities were $4,219,921 and $5,991,467, respectively. Our current monthly cash burn rate is approximately $250,000 and we do not anticipate any extraordinary cash payments that we will have to make in the near future until the first principal payment of approximately $780,000 is due on the convertible debentures that we issued on December 7, 2005, which such payment is to be made on January 1, 2008. Based on our current monthly cash burn rate, we believe that we will not require any financing until the second half of 2007, at the earliest. Accordingly, we believe that we will be able to continue as a going concern for at least the next twelve months.

SEASONALITY AND QUARTERLY RESULTS

     We do not foresee any seasonality to our revenues or our results of operations.

INFLATION

     Although we currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our vapor detection and analysis technology, our raw materials and finished products are sourced from cost-competitive industries. While prices for our raw materials may vary significantly based on market trends, we do not foresee any material inflationary trends for our product sources.

OFF-BALANCE SHEET ARRANGEMENTS

     We do not have any off-balance sheet arrangements.

                             DESCRIPTION OF PROPERTY


     We lease approximately 13,500 square feet of office space at 1077 Business Center Circle, Newbury Park, California. Our current lease expires on September 30, 2006. The lease payments are $15,826 per month. The facility serves as our headquarters and R&D and manufacturing facility.


INVESTMENT POLICIES

     We do not invest, nor do we plan to invest in the foreseeable future in real estate, interests in real estate, real estate mortgages, securities of or interests in persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On September 7, 2006, Electronic Sensor Technology entered into a Forbearance and Amendment Agreement with Midsummer Investment, Ltd. and Islandia, L.P., each of which beneficially owns more than 5% of our outstanding shares of common stock, by virtue of ownership of convertible debentures and warrants. The terms of the convertible debentures and warrants that we issued to Midsummer and Islandia in a private placement on December 7, 2005 required that we register the shares of our common stock underlying such debentures and warrants within 180 days of the date of issuance of the debentures and warrants. The failure to do so is an event of default under the debentures, giving Midsummer and Islandia the right to accelerate the debentures and receive a premium of approximately 30% of the outstanding amounts due under the debentures upon acceleration. The failure to do so also reduces the exercise price of the warrants by $0.03 per month until such registration statement is declared effective. In addition, the failure to register such shares within 150 days of the date of issuance of the debentures and warrants gives the holders the right to receive liquidated damages in the amount of 2% per month of the purchase price of the debentures and warrants, pursuant to a registration rights agreement, and the failure to pay such liquidated damages relating to the debentures is an event of default under the debentures. Although we have been working diligently to obtain effectiveness of our registration statement and continue to do so, we have thus far been unable to have such registration statement declared effective by the Securities and Exchange Commission.

     Pursuant to the Forbearance and Amendment Agreement, Midsummer and Islandia have agreed to abstain from exercising the aforementioned rights and remedies arising out of the existing defaults under the debentures and warrants until February 28, 2007. In exchange for such forbearance, we have agreed to reduce the conversion price of the debentures issued to Midsummer and Islandia on December 7, 2005 from $0.4544 per share to $0.4000 per share and to reduce the exercise price of the warrants issued to Midsummer and Islandia on such date from $0.4761 per share to $0.4300 per share. In addition, we have agreed to appoint (and have appointed) a director nominated by Midsummer to Electronic Sensor Technology's Board of Directors within 14 days of the date of the Forbearance and Amendment Agreement. In addition, within 14 days of the date of the Forbearance and Amendment Agreement, Midsummer may nominate (and has so noninated) an independent director to Electronic Sensor Technology's Board of Directors, subject to the approval of a majority of the Board, which such nominee may only be rejected in good faith and with cause. Electronic Sensor Technology has also agreed not to increase its Board of Directors to more than 9 members without the consent of Midsummer. Pursuant to the Forbearance and Amendment Agreement, as soon as practicable, a special committee of 3 Board members comprised of one director chosen by Midsummer, one independent director and one appointee of the founding shareholders of Electronic Sensor Technology, shall begin a search for a candidate for chief operating officer of Electronic Sensor Technology with the potential to become chief executive officer. If the Board approves of a candidate appointed by the special committee, the company has agreed to hire such candidate for an interim and trial basis for up to 3 months, at which time the Board will meet to determine whether such chief operating officer shall be promoted to chief executive officer or be released. If such chief operating officer is released, a new search by the special committee will begin.

     If we do not have a registration statement declared effective by February 28, 2007 or if we default prior to such date under any other provision of the debentures, the warrants or the related agreements, the Forbearance and Amendment Agreement provides that all penalties incurred before and after entry to the Forbearance and Amendment Agreement will again apply, and Midsummer and Islandia will have the ability to collect all of the aforementioned penalties, as well as any that accrue over the term of the Forbearance and Amendment Agreement.


     Electronic Sensor Technology, L.P., prior to becoming an indirect subsidiary of Electronic Sensor Technology, Inc., was a party to the following transactions with the following then executive officers and directors of Electronic Sensor Technology, L.P. during the past two years:

     o On January 22, 2005, Electronic Sensor Technology, L.P. converted $399,643 in debt of Electronic Sensor Technology, L.P. held by Edward Staples, then Managing Director of Electronic Sensor Technology, L.P., into the right to receive, upon completion of the acquisition of Electronic Sensor Technology, L.P. by Bluestone Ventures Inc. (predecessor to Electronic Sensor Technology, Inc.), 399,643 shares of common stock of Bluestone and warrants to purchase 199,821.5 shares of common stock of Bluestone at $1.00 per share, exercisable only if the trading price of such stock is at least $1.50 per share. In addition, Electronic Sensor Technology, L.P. converted $952,577 in debt owed to Amerasia Technology into the right to receive shares of common stock of Bluestone and warrants to purchase shares of common stock of Bluestone. By virtue of his 30.21% ownership of Amerasia Technology, Dr. Staples obtained the right to receive, upon the acquisition of Electronic Sensor Technology, L.P. by Bluestone, 287,773 shares of Bluestone common stock and warrants to purchase 143,866.5 shares of Bluestone common stock at $1.00 per share, exercisable only if the trading price of such stock is at least $1.50 per share.

     o On January 22, 2005, on the same terms as those described above, Electronic Sensor Technology, L.P. converted $226,720 in debt of Electronic Sensor Technology, L.P. held by 3 Springs, LLC (of which Francis Chang, then Chief Financial Officer of Electronic Sensor Technology, L.P. is the sole member), into the right to receive, 226,720 shares of Bluestone common stock and warrants to purchase 113,360 shares of Bluestone common stock. In addition, 3 Springs, LLC obtained the right to receive 287,773 shares of Bluestone common stock and warrants to purchase 143,886.5 shares of Bluestone common stock by virtue of its 30.21% ownership of Amerasia Technology.

     o On January 22, 2005, on the same terms as those described above, Electronic Sensor Technology, L.P. converted $517,899 in debt of Electronic Sensor Technology, L.P. held by TC Lim, LLC (of which Teong Lim, then Manager of Corporate Development of Electronic Sensor Technology, L.P. is the sole member), into the right to receive, 517,899 shares of Bluestone common stock and warrants to purchase 258,949.5 shares of Bluestone common stock. In addition, TC Lim, LLC obtained the right to receive 359,693 shares of Bluestone common stock and warrants to purchase 179,846.5 shares of Bluestone common stock by virtue of its 37.76% ownership of Amerasia Technology.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock has been quoted on the Over-the-Counter Bulletin Board since February 1, 2005 under the symbol "ESNR.OB". Prior to February 1, 2005 our common stock was quoted on the Over-the-Counter Bulletin Board under the symbol "BLUV.OB". There is currently no broadly followed, established public trading market for our common stock. The quarterly range of high and low Over-the-Counter Bulletin Board quotation information for our common stock for the last two fiscal years is set forth below. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                       QUARTERLY COMMON STOCK PRICE RANGES

               QUARTER ENDED                        2006
             -------------------              ----------------
                                               HIGH      LOW
                                              ------    ------
             June 30                          $  .29    $  .17
             March 31                            .41       .19

               QUARTER ENDED                        2005
             -------------------              ----------------
                                               HIGH      LOW
                                              ------    ------
             December 31                      $  .62    $  .27
             September 30                       1.19       .42
             June 30                            2.50      1.07
             February 1-March 31                2.51      1.90

               QUARTER ENDED                        2004
             -------------------              ----------------
                                               HIGH      LOW
                                              ------    ------
             December 31                      $  .01    $  .01
             September 30                        .01       .01
             June 30                             .01       .01
             March 31                            .01       .01


     As of the date of this prospectus, 37,074,398 of our shares of common stock are subject to outstanding options or warrants to purchase, or securities convertible into common stock.

     As of September 7, 2006, approximately 26,968,741 shares of our common stock may be sold pursuant to Rule 144 under the Securities Act, provided that all of the requirements of Rule 144 have been met.

     There were 59 record holders of our common stock as of September 7, 2006. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.


     We have not paid dividends on our common stock since our inception. The decision to pay dividends on common stock is within the discretion of the Board of Directors. It is our current policy to retain any future earnings to finance the operations and growth of our business. Accordingly, we do not anticipate paying any dividends on common stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table illustrates, as of December 31, 2005, information relating to all of our equity compensation plans:

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                              NUMBER OF SECURITIES
                                          NUMBER OF SECURITIES TO BE    WEIGHTED AVERAGE       REMAINING AVAILABLE
                                           ISSUED UPON EXERCISE OF      EXERCISE PRICE OF      FOR FUTURE ISSUANCE
                                             OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS      UNDER THE EQUITY
                                             WARRANTS AND RIGHTS       WARRANTS AND RIGHTS      COMPENSATION PLAN
                                          --------------------------   -------------------    ----------------------
Equity Compensation Plans
 approved by security holders                                      0                   N/A                         0
Equity compensation plans not
 approved by security holders                             1,794,500                   $.89                 3,205,500
Total                                                     1,794,500                   $.89                 3,205,500

ELECTRONIC SENSOR TECHNOLOGY, INC. 2005 STOCK INCENTIVE PLAN

     In 2005, the Board of Directors adopted the Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan. The purpose of the Stock Incentive Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as our employees, consultants and directors. On the date the Stock Incentive Plan was adopted, the total number of shares of common stock subject to it was 5,000,000. The Stock Incentive Plan is currently administered by the Board of Directors, and may be administered by any Committee authorized by the Board of Directors, so long as any such Committee is made up of Non-Employee Directors, as that term is defined in Rule 16(b)-3(b) of the Securities Exchange Act of 1934.

     The Stock Incentive Plan is divided into two separate equity programs: the Discretionary Option Grant Program and the Stock Issuance Program. Under the Discretionary Option Grant Program, eligible persons may, at the discretion of the administrator, be granted options to purchase shares of common stock and stock appreciation rights. Under the Stock Issuance Program, eligible persons may, at the discretion of the administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered for Electronic Sensor Technology (or a parent or subsidiary of Electronic Sensor Technology).

     Pursuant to the terms of the Discretionary Option Grant Program, the exercise price per share is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the date of grant, unless the recipient of a grant owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of the option must not be less than 110% of the fair market value. An option grant may be subject to vesting conditions. Options may be exercised in cash, with shares of the common stock of Electronic Sensor Technology already owned by the person or through a special sale and remittance procedure, provided that all applicable laws relating to the regulation and sale of securities have been complied with. This special sale and remittance procedure involves the optionee concurrently providing irrevocable written instructions to: (i) a designated brokerage firm to effect the immediate sale of the purchased shares and remit to Electronic Sensor Technology, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by Electronic Sensor Technology by reason of such exercise and (ii) Electronic Sensor Technology to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. The term of an option granted pursuant to the Discretionary Option Grant Program may not be more than 10 years.

     The Discretionary Option Grant Program also allows for the granting of Incentive Options to purchase common stock, which may only be granted to employees, and are subject to certain dollar limitations. Any options granted under the Discretionary Option Grant Program that are not Incentive Options are considered Non-Statutory Options and are governed by the aforementioned terms. The exercise price of an Incentive Option must be no less than 100% of the fair market value of the common stock on the date of grant, unless the recipient of an award owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value. The term of an Incentive Option granted may not be more than five years if the option is granted to a recipient who owns 10% or more of Electronic Sensor Technology's common stock, or 10 years for all other recipients of Incentive Options. Incentive Options are otherwise governed by the general terms of the Discretionary Option Grant Program.

     Pursuant to the terms of the Stock Issuance Program, the purchase price per share of common stock issued is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the issuance date, unless the recipient of a such common stock owns 10% or more of Electronic Sensor Technology's common stock, in which case the purchase price must not be less than 100% of the fair market value. Common stock may be issued in exchange for cash or past services rendered to Electronic Sensor Technology (or any parent or subsidiary of Electronic Sensor Technology). Common stock issued may be fully and immediately vested upon issuance or may vest in one or more installments, at the discretion of the administrator.

                             EXECUTIVE COMPENSATION

     For the fiscal years ended December 31, 2003 and December 31, 2004 and for the period from January 1, 2005 through January 31, 2005, no salary or any other compensation was paid to any named executive officer of Bluestone for services provided to us. The table below outlines the compensation of the named executive officers of Electronic Sensor Technology for the fiscal year ended December 31, 2005, beginning on February 1, 2005, the date upon which Electronic Sensor Technology, Inc. acquired Electronic Sensor Technology, L.P.:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                                 AWARDS
                                                                                         SECURITIES
                                                                    RESTRICTED STOCK     UNDERLYING
                NAME AND                                  SALARY      AWARD(S)          OPTIONS/SARS
           PRINCIPAL POSITION                  YEAR         ($)        ($)(6)               (#)
----------------------------------------   ------------   -------   ----------------   --------------
Matthew Collier, President and Chief
 Executive Officer (May 26, 2005-January
 25, 2006)                                         2005   135,384             24,750(1)       500,000
Edward Staples, President and Chief
 Executive Officer (February 1, 2005-May
 26, 2005), Chief Scientific Officer (May
 26, 2005-present)                                 2005   132,411                  0          100,000(2)
Francis Chang, Secretary and Vice
President of Finance and Administration            2005   123,888                  0           80,000(3)
Teong Lim, Vice President of Corporate
 Development                                       2005   111,316                  0           80,000(4)
Gary Watson, Vice President of
Engineering                                        2005   120,898                  0          175,000(5)

(1) Matthew Collier was granted, on May 26, 2005, the right to receive 75,000 shares of restricted common stock, subject to approval by the Board of Directors, pursuant to a letter agreement of employment entered into with Electronic Sensor Technology. On January 25, 2006, Mr. Collier was granted 75,000 shares of restricted common stock, subject to a right of first refusal on the part of Electronic Sensor Technology in the event Mr. Collier decides to sell such shares. Such shares have been valued, for purposes of the Summary Compensation Table, at $0.33 per share, the closing quotation on the Over-the-Counter Bulletin Board on January 25, 2006.

(2) Edward Staples was granted options to purchase 100,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 100,000 shares of common stock at $1.00 per share.

(3) Francis Chang was granted options to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 80,000 shares of common stock at $1.00 per share.

(4) Teong Lim was granted options to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 80,000 shares of common stock at $1.00 per share.

(5) Gary Watson was granted options to purchase (i) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on March 15, 1999, (ii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on July 1, 2000, (iii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on May 15, 2001 and
(iv) 25,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on September 15, 2002. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 50,000 shares of common stock at $1.00 per share and options to purchase 125,000 shares of common stock at $1.05 per share.

(6) As of December 31, 2005, there were no shares of restricted common stock of Electronic Sensor Technology outstanding. Only a right to receive 75,000 shares of restricted common stock, subject to approval by the Board of Directors, was held by Matthew Collier as of December 31, 2005. On January 25, 2006, the 75,000 shares of restricted common stock were issued to Mr. Collier, valued at $24,750, in the aggregate, for purposes of the Summary Compensation Table. Such shares of restricted common stock have been valued, for purposes of the Summary Compensation Table, at $0.33 per share, the closing quotation on the Over-the-Counter Bulletin Board on January 25, 2006, the date of the grant of restricted common stock. The 75,000 shares were all fully vested on the date of the grant, but are restricted by a right of first refusal on the part of Electronic Sensor Technology in the event Mr. Collier decides to sell such shares. Aside from the right of first refusal on our part, the shares of restricted common stock carry the same rights and privileges as our unrestricted shares of common stock, including the right to receive dividends, if any.

     Individual grants of stock options (whether or not in tandem with stock appreciation rights (SARs)), and freestanding SARs made during the fiscal year ended December 31, 2005 to each of the named executed officers are outlined in the table below:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                                       PERCENT OF
                     NUMBER OF           TOTAL
                    SECURITIES        OPTIONS/SARS
                    UNDERLYING         GRANTED TO        EXERCISE OF
                   OPTIONS/SARS       EMPLOYEES IN        BASE PRICE
NAME                GRANTED (#)        FISCAL YEAR           ($/SH)       EXPIRATION DATE
---------------   ---------------    ---------------    ---------------   ---------------
Matthew Collier           500,000                100%               .64      May 26, 2015
Edward Staples                   (1)
Francis Chang                    (2)
Teong Lim                        (3)
Gary Watson                      (4)

(1) Edward Staples was granted options to purchase 100,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 100,000 shares of common stock at $1.00 per share. In connection with such merger, Dr. Staples also received a warrant to purchase 343,708 shares of common stock at $1.00 per share in exchange for the cancellation of debt owed by Electronic Sensor Technology, L.P. The warrant was issued to Dr. Staples solely in exchange for the cancellation of such debt, and not as compensation.

(2) Francis Chang was granted options to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 80,000 shares of common stock at $1.00 per share. In connection with such merger, Mr. Chang also received a warrant to purchase 257,247 shares of common stock at $1.00 per share in exchange for the cancellation of debt owed by Electronic Sensor Technology, L.P. The warrant was issued to Mr. Chang solely in exchange for the cancellation of such debt, and not as compensation.

(3) Teong Lim was granted options to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 80,000 shares of common stock at $1.00 per share. In connection with such merger, Dr. Lim also received a warrant to purchase 438,796 shares of common stock at $1.00 per share in exchange for the cancellation of debt owed by Electronic Sensor Technology, L.P. The warrant was issued to Dr. Lim solely in exchange for the cancellation of such debt, and not as compensation.

(4) Gary Watson was granted options to purchase (i) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on March 15, 1999, (ii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on July 1, 2000, (iii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on May 15, 2001 and
(iv) 25,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on September 15, 2002. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 50,000 shares of common stock at $1.00 per share and options to purchase 125,000 shares of common stock at $1.05 per share.

       AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES

                                                        NUMBER OF
                                                        SECURITIES         VALUE OF
                                                        UNDERLYING        UNEXERCISED
                      SHARES                            UNEXERCISED      IN-THE-MONEY
                     ACQUIRED                          OPTIONS/SARS      OPTIONS/SARS
                        ON              VALUE          AT FY-END (#)     AT FY-END ($)
                     EXERCISE          REALIZED        EXERCISABLE/      EXERCISABLE/
NAME                    (#)              ($)           UNEXERCISABLE     UNEXERCISABLE
---------------   ---------------   ---------------   ---------------   ---------------
Matthew Collier               N/A               N/A         0/500,000               N/A
Edward Staples                N/A               N/A         100,000/0               N/A
Francis Chang                 N/A               N/A          80,000/0               N/A
Teong Lim                     N/A               N/A          80,000/0               N/A
Gary Watson                   N/A               N/A         175,000/0               N/A

COMPENSATION OF DIRECTORS

     Commencing April 2005, each director who is not an employee is paid $2,500 per meeting. Mr. Frey, as the Chairman of the Board of Directors, is also provided with a business class airline ticket for meetings requiring more than two hours travel, and out-of-pocket expenses. On October 7, 2005, Mr. Frey was granted 250,000 non-qualified stock options to acquire common stock at an exercise price of $0.64 per share, under our 2005 Stock Incentive Plan. Mr. Frey's stock options will vest as follows: one quarter of the options will vest on March 8, 2006, one quarter on September 8, 2006, one quarter on March 8, 2007 and one quarter on September 8, 2007, provided he is still participating as a member of our Board of Directors at the end of each such six-month period.

EMPLOYMENT CONTRACTS

     On May 16, 2005, Electronic Sensor Technology entered into a letter agreement with Matthew Collier, who was appointed President and Chief Executive Officer on May 26, 2005. Pursuant to the letter agreement, Mr. Collier agreed to serve as President and Chief Executive Officer of Electronic Sensor Technology for at an annual salary of $220,000 per year and a potential target bonus of 25% of such annual salary, to be paid at the discretion of the Board of Directors. The letter agreement also provides for a grant of 75,000 shares of restricted common stock that may be traded one year from Mr. Collier's date of employment and an additional 75,000 shares of restricted common stock to be granted one year from Mr. Collier's date of employment, if Mr. Collier remains an employee of Electronic Sensor Technology, tradable on the first anniversary of such grant. The letter agreement also provides for a grant of 500,000 options to purchase common stock, 33% of which will vest on each of the first and second anniversaries of Mr. Collier's date of employment and the remaining 34% of which will vest on the third anniversary of Mr. Collier's date of employment. On January 25, 2006, the letter agreement with Mr. Collier was mutually terminated by Mr. Collier and Electronic Sensor Technology (other than that portion of the letter agreement relating to indemnification of Mr. Collier for liability incurred within the scope of his employment with the Registrant, embodied in
Section 7 of the letter agreement), by way of a Settlement Agreement, Mutual Release and Amendment of Option Agreement entered into between Mr. Collier and Electronic Sensor Technology in connection with the resignation of Mr. Collier as President and Chief Executive Officer and a director of Electronic Sensor Technology, effective January 25, 2006.

     The terms of the Settlement Agreement, Mutual Release and Amendment of Option Agreement in large part carried out the terms of the letter agreement dated May 16, 2005 with Mr. Collier. Specifically, the Settlement Agreement, Mutual Release and Amendment of Option Agreement provided for (i) the payment of six months' base salary to Mr. Collier, totaling $110,000, over the course of 13 biweekly payroll periods, (ii) the payment of a bonus in the sum of $18,334 earned through the date of Mr. Collier's resignation, (iii) the acceleration by six months of the vesting schedule of Mr. Collier's options to purchase 500,000 shares of common stock, each of (i) through (iii) as provided for in the letter agreement in the event of a termination without cause and (iv) the issuance of 75,000 shares of restricted common stock, as contemplated in the letter agreement. The Settlement Agreement, Mutual Release and Amendment of Option Agreement also provided for the vesting of options to purchase 200,000 shares of common stock in the first vesting period of the vesting schedule of Mr. Collier's options to purchase 500,000 shares of common stock, described above. As a result of the six-month acceleration of the vesting schedule, such vesting of options to purchase 200,000 shares of common stock was deemed to occur on November 26, 2005. In accordance with the terms of Mr. Collier's Option Agreement, Mr. Collier's resignation will result in the forfeiture of the remaining unvested options to purchase 300,000 shares of common stock, and Mr. Collier will have three months from January 25, 2006 in which to exercise the vested options to purchase 200,000 shares of common stock.

     Other than the terminated letter agreement with Mr. Collier, we have no employment agreements with any of our named executive officers, nor do we have any compensatory plans or arrangements with respect to any named executive officers that results or will result from the resignation, retirement or any other termination of such executive officer's employment with Electronic Sensor Technology or from a change-in-control of Electronic Sensor Technology or a change in the named executive officer's responsibilities following a change-in-control wherein the amount involved, including all periodic payments or installments, exceeds $100,000.

REPORT ON REPRICING OF OPTIONS/SARs

     On May 26, 2005, Matthew Collier, former President and Chief Executive Officer of Electronic Sensor Technology, entered into a letter agreement of employment with Electronic Sensor Technology pursuant to which we agreed to grant Mr. Collier options to purchase 500,000 shares of common stock at an exercise price of $1.50 per share, subject to approval by the Board of Directors. On September 8, 2005, the Board of Directors approved the granting of such options and also approved a repricing of the options from the $1.50 per share exercise price stated in the May 26, 2005 letter agreement to $0.64 per share, the closing price of the common stock on September 8, 2005. On October 7, 2005, Electronic Sensor Technology entered into an Option Agreement with Mr. Collier, substantially in the form attached as Exhibit 10.2 to our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the Commission on April 15, 2005 for the granting of options to purchase 500,000 shares of common stock at an exercise price of $0.64 per share.

                              FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS


AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005

Report of Independent Registered Public Accounting Firm                      F-1

Consolidated Balance Sheet as of December 31, 2005                           F-2

Consolidated Statements of Operations for the Year Ended
 December 31, 2005                                                           F-3

Consolidated Statement of Changes in Stockholders' Deficit
 for the Period from January 1, 2004 to December 31, 2005                    F-4

Consolidated Statements of Cash Flows for the Year Ended December 31, 2005   F-5

Notes to Consolidated Financial Statements                                   F-6

UNAUDITED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE, 2006

Consolidated Balance Sheet (Unaudited) as of June 30, 2006                  F-28

Consolidated Statements of Operations (Unaudited) for the Three
 and Six Months Ended June 30, 2006 and 2005                                F-29

Consolidated Statements of Cash Flows (Unaudited) for the Six Months
 Ended June 30, 2006 and 2005                                               F-30

Notes to Consolidated Financial Statements                                  F-31

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Electronic Sensor Technology, Inc.

     We have audited the accompanying balance sheet of Electronic Sensor Technology, Inc. as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, the consolidated financial position of Electronic Sensor Technology, Inc., as of December 31, 2005 and the consolidated results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.


     As discussed in Note 14 to the accompanying financial statements, the Company has restated its financial statements as of and for the year ended December 31, 2005 to reflect additional non-operating gains and losses, the classification of embedded conversion features, warrants and liquidated damages as derivative liabilities and to adjust revenues related to a one-time licensing fee.


                                                    /s/  Sherb & Co., LLP
                                                    Sherb & Co., LLP
                                                    Certified Public Accountants

New York, New York
February 20, 2006


With respect to Note 14, the date is July 12, 2006

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005
                                     ASSETS
                                   (Restated)


CURRENT ASSETS:
  Cash and cash equivalents                                    $    4,219,921
  Certificate of deposit-restricted                                   918,678
  Accounts receivable, net of allowance for
   doubtful accounts of $20,577                                       465,776
  Prepaid expenses                                                     69,936
  Inventories                                                         939,622
                                                               --------------
     TOTAL CURRENT ASSETS                                           6,613,933
                                                               --------------
DEFERRED FINANCING COSTS, net of amortization of $17,297              711,062

PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $917,010                                             112,548

SECURITY DEPOSITS                                                      12,817
                                                               --------------
                                                               $    7,450,360
                                                               ==============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                               480,799
  Deferred revenues                                                   141,667
  Derivative liabilities                                            5,771,079
                                                               --------------
     TOTAL CURRENT LIABILITIES                                      6,393,545
                                                               --------------
CONVERTIBLE DEBENTURES, net of unamortized discount
 of $6,805,556                                                        194,444
                                                               --------------
     TOTAL LIABILITIES                                              6,587,989
                                                               --------------
STOCKHOLDERS' DEFICIT:
  Preferred stock, $.001 par value 50,000,000
   shares authorized, none issued and outstanding                           -
  Common stock, $.001 par value, 200,000,000
   shares authorized, 54,098,745 issued and outstanding                54,099
  Additional paid-in capital                                        8,495,429
  Accumulated deficit                                              (7,687,157)
                                                               --------------
     TOTAL STOCKHOLDERS' DEFICIT                                      862,371
                                                               --------------
                                                               $    7,450,360
                                                               ==============

                 See notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Year Ended
                                                                     December 31,
                                                          ----------------------------------
                                                               2005               2004
                                                          ---------------    ---------------
                                                             (Restated)         (Restated)
REVENUES                                                  $     2,122,349    $     1,076,749
COST OF SALES                                                   1,302,602          1,039,280
                                                          ---------------    ---------------
   GROSS PROFIT                                                   819,747             37,469
                                                          ---------------    ---------------
OPERATING EXPENSES:
  Research and development                                        260,125                  -
  Compensation                                                    466,421             81,734
  Selling                                                         653,092            161,546
  General and administrative                                    1,522,451            225,229
                                                          ---------------    ---------------
   TOTAL OPERATING EXPENSES                                     2,902,089            468,509
                                                          ---------------    ---------------
LOSS FROM OPERATIONS                                           (2,082,342)          (431,040)
                                                          ---------------    ---------------
OTHER INCOME AND EXPENSE:
  Other income - derivative liabilites                          7,577,929                  -
  Other expense - derivative liabilites                        (2,401,358)                 -
  Gain (loss) on sale of property and equipment                     9,287             (7,710)
  Interest expense                                               (324,540)          (164,133)
                                                          ---------------    ---------------
   TOTAL OTHER INCOME AND (EXPENSE)                             4,861,318           (171,843)
                                                          ---------------    ---------------
NET (LOSS)INCOME                                          $     2,778,976    $      (602,883)
                                                          ===============    ===============
  Earnings (loss) per share, basic                        $          0.05    $         (0.01)
                                                          ===============    ===============
  Weighted average number of shares, basic                     53,636,560         53,525,865
                                                          ===============    ===============
  Earnings (loss) per share, diluted                      $          (.04)   $         (0.01)
                                                          ===============    ===============
  Weighted average number of shares, diluted                   53,636,560         53,525,865
                                                          ===============    ===============

                 See notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                                   (Restated)

                                               Common Stock                Preferred Stock       Additional
                                     --------------------------------    -------------------      Paid-In
                                         Shares            Amount         Shares     Amount       Capital
                                     --------------    --------------    --------   --------   --------------
BALANCE - January 1, 2004                81,279,000    $       81,279           -   $      -   $    4,500,000
  Sale of Partnership interest -
   Class C                                        -                 -           -          -          200,000
  Note payable related party -
   interest waived                                -                 -           -          -           63,774
  Net loss                                        -                 -           -          -                -
                                     --------------    --------------    --------   --------   --------------
BALANCE - December 31, 2004              81,279,000            81,279           -          -        4,763,774
  Cancellation of common stock          (54,279,147)          (54,279)          -          -           54,279
  Notes payable converted to
   common stock                           1,272,000             1,272           -          -        1,270,728
  Reverse acquisition                             -                 -           -          -          (89,325)
  Sale of common stock                    3,985,000             3,985           -          -           (3,985)
  Deferred compensation
   contributed to capital                         -                 -           -          -          934,957
  Officers loans converted to
   common stock                           1,198,630             1,199           -          -        1,197,431
  Issuance of shares for
   services                                 130,000               130           -          -           74,820
  Accrued interest converted
   to common stock                          313,262               313           -          -          312,950
  Common stock issued for
   acquisition of EST                    20,200,000            20,200           -          -          (20,200)
  Net income                                      -                 -           -          -                -
                                     --------------    --------------    --------   --------   --------------
BALANCE - December 31, 2005              54,098,745    $       54,099           -   $      -   $    8,495,429
                                     ==============    ==============    ========   ========   ==============

                                                            Total
                                       Accumulated      Stockholders'
                                         Deficit           Deficit
                                      --------------    --------------
BALANCE - January 1, 2004             $   (9,863,250)   $   (5,281,971)
  Sale of Partnership interest -
   Class C                                         -           200,000
  Note payable related party -
   interest waived                                 -            63,774
  Net loss                                  (602,883)         (602,883)
                                      --------------    --------------
BALANCE - December 31, 2004              (10,466,133)       (5,621,080)
   Cancellation of common stock                     -                 -
  Notes payable converted to
   common stock                                    -         1,272,000
  Reverse acquisition                              -           (89,325)
  Sale of common stock                             -                 -
  Deferred compensation
   contributed to capital                          -           934,957
  Officers loans converted to
   common stock                                    -         1,198,630
  Issuance of shares for
   services                                        -            74,950
  Accrued interest converted
   to common stock                                 -           313,263
  Common stock issued for
   acquisition of EST                              -                 -
  Net loss                                 2,778,976         2,778,976
                                      --------------    --------------
BALANCE - December 31, 2005           $   (7,687,157)   $      862,371
                                      ==============    ==============


                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              Year Ended
                                                                                             December 31,
                                                                                   --------------------------------
                                                                                       2005               2004
                                                                                   --------------    --------------
                                                                                     (Restated)        (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                                $    2,778,976    $     (602,883)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                                          21,300            11,223
    Issuance of shares for services                                                        74,950                 -
    Recognition of derivative liabilities                                               2,401,358                 -
    Amortization of debt discount                                                         194,444                 -
    Amortization of deferred financing costs                                               17,297                 -
    Notes payable related party - interest waived                                               -            63,774
    Decrease in fair value of derivative liability                                     (7,577,929)                -
  Changes in assets and liabilities:
    Accounts receivable                                                                  (435,089)          363,042
    Inventories                                                                          (458,974)          (87,544)
    Prepaid expenses                                                                      (55,679)            2,312
    Security deposits                                                                         140                 -
    Accounts payable and accrued expenses                                                 266,578           (66,120)
    Deffered revenues                                                                     (50,000)          191,667
    Due to related party                                                                  (60,000)          (40,910)
    Interest payable                                                                      (26,961)            4,364
    Other current liabilities                                                             (35,665)           (6,773)
                                                                                   --------------    --------------
Net cash provided by (used in) operating activities                                    (2,945,254)         (167,848)
                                                                                   --------------    --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment                                             43,933            12,198
  Purchase of certificate deposit                                                        (918,678)
  Purchase of property and equipment                                                     (126,582)          (35,113)
                                                                                   --------------    --------------
  Net cash (used in) investing activities                                              (1,001,327)          (22,915)
                                                                                   --------------    --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in line of credit                                                (1,969,137)           17,000
  Repayment of partners' loans payable                                                   (110,000)         (120,000)
  Proceeds from issuance of common stock                                                3,811,708           200,000
  Proceeds from convertible debenture                                                   7,000,000                 -
  Payment of deferred financing costs                                                    (592,500)                -
                                                                                   --------------    --------------
  Net cash provided by financing activities                                             8,140,071            97,000
                                                                                   --------------    --------------
NET INCREASE (DECREASE) IN CASH                                                         4,193,491           (93,763)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                             26,430           119,968
CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $    4,219,921    $       26,205
                                                                                   ==============    ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest                                                                       $      102,928    $       87,284
                                                                                   ==============    ==============
    Taxes                                                                          $            -    $            -
                                                                                   ==============    ==============
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Notes payable, loans payable and accrued expenses converted into
   Common stock and additional paid-in capital                                     $    3,718,849    $            -
                                                                                   ==============    ==============
  Fair value of derivative liability recorded as debt discount on
   convertible debentures                                                          $    7,000,000    $            -
                                                                                   ==============    ==============

  Fair value of derivative liability recorded as deferred financing costs          $      135,859                 -
                                                                                   ==============    ==============


                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

(1)  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Electronic Sensor Technology, Inc. (the "Company") (formerly Bluestone Ventures, Inc.) develops and manufactures electronic devices used for vapor analysis. It markets its products through distribution channels in over 20 countries.

BASIS OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Bluestone Ventures, Inc. ("Bluestone") executed an Agreement and Plan of Merger ("Merger Agreement") by and among Bluestone, Amerasia Technology, Inc., ("Amerasia"), holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P., ("EST"), L & G Sensor Technology, L.P., ("L&G"), holder of approximately 45% of the partnership interests of EST, Amerasia Acquisition Corp., ("AAC") a wholly-owned subsidiary of Bluestone, and L & G Acquisition Corp., ("LAC") a wholly owned subsidiary of Bluestone on January 31, 2005. Under the Merger Agreement (i) AAC merged with and into Amerasia such that Amerasia became a wholly-owned subsidiary of Bluestone, (ii) LAC merged with and into L&G such that L&G became a wholly-owned subsidiary of Bluestone, (iii) as a result of the merger of (i) and (ii), Bluestone indirectly acquired all of the partnership interests of EST and (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia and L&G. This merger has been treated as a purchase only of the partnership interests of Electronic Sensor Technology L.P.


     For accounting purposes, the transaction was treated as a recapitalization of EST and accounted for as a reverse acquisition. Prior to the merger, Bluestone was a non-operating public shell and EST was a privately-held operating limited partnership. Accordingly, the accompanying financial statements include the accounts of EST for the period from January 1, 2004 to December 31, 2005 and the accounts of Bluestone from February 1, 2005 to December 31, 2005.


CASH AND CASH EQUIVALENTS

     The Company considers highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents at December 31, 2005.

FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying value of cash and cash equivalents, certificate of deposit, accounts receivables, accounts payable and accrued expenses approximate their fair value due to their short-term maturities. The fair value of the convertible debentures amounts to $7,000,000, based on the Company's incremental borrowing rate. The carrying value of the derivative liability associated with the convertible debentures represents its fair value.


CONCENTRATION OF CREDIT RISKS

     The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable. The Company maintains accounts with financial institutions, which at times exceeds the insured limit of approximately $100,000. The Company minimizes its credit risks associated with cash by periodically evaluating the credit quality of its primary financial institutions. The Company's accounts receivables are due from distributors in all other countries in which it markets its products. The Company does not require collateral to secure its accounts receivables. Three of the Company's customers accounted for approximately 36%, 16% and 16%, respectively, of its net accounts receivable at December 31, 2005. No other customers accounted for more than 10% of its net accounts receivables.

PRODUCT CONCENTRATION RISK

     Substantially all of the Company's revenues derive from the sale of electronic devices used for vapor analysis.

CUSTOMER CONCENTRATION RISK

     One of the Company's customers accounted for 29% of its revenues during 2005 and two of the Company's customers accounted for 20% and 10%, respectively of its revenues during 2004. No other customers accounted for more than 10% of its revenues.

INVENTORIES

     Inventories are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory using the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. The Company writes down inventory during the period in which such products are no longer marketable in any of their markets due to governmental regulations as well as inventory which matures within the next three months.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

     Property and equipment consist of the following as of December 31, 2005:

Machinery and equipment                    $ 777,017
Leasehold improvements                        39,500
Office furniture and equipment               213,041
                                           ---------
                                           1,029,558
Accumulated depreciation                    (917,010)
                                           ---------
                                           $ 112,548
                                           =========

     Depreciation expense amounted to approximately $21,000 and $11,000 during 2005 and 2004, respectively.

DEFERRED FINANCING COSTS

     Deferred financing costs consists of direct costs incurred by the Company in connection with the issuance of its convertible debentures. The direct costs include cash payments and fair value of warrants issued to the placement agent which secured the financing. Deferred financing costs are amortized over the term of the related convertible debentures using the effective interest rate method.

INCOME TAXES

     Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or the entire deferred tax asset will not be realized.

USE OF ESTIMATES

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the realization of receivables and the valuation of the derivative liability. Actual results may differ from these estimates.

BASIC AND DILUTED EARNINGS PER SHARE


     Basic earnings per share is calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share is computed using the weighted-average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants embedded conversion features (calculated using the reverse treasury stock method). The outstanding options, warrants and shares equivalent issuable pursuant to embedded conversion features amounted to 45,612,115 and 0 at December 31, 2005 and 2004, respectively. The outstanding options, warrants and shares equivalent issuable pursuant to embedded conversion features and warrants at December 31, 2004 are excluded from the loss per share computation for that period due to their antidilutive effect. The Company adjusted the numerator for any changes in income or loss that would result if the contract had been reported as an equity instrument for accounting purposes during 2005. However, the Company did not adjust the numerator for interest charges during 2005 on the convertible debentures because it would have been anti-dilutive.

The following sets forth the computation of basic and diluted earnings per share for the year ended December 31:

                                                                                            2005              2004
                                                                                       --------------    --------------
                                                                                         (Restated)        (Restated)
Numerator:
  Net (loss) income                                                                    $    2,778,976    $     (602,883)
Net other income (expense) associated with derivative contracts                            (5,176,571)                -
                                                                                       --------------    --------------
Net loss for diluted earnings per share purposes                                       ($   2,397,595)   ($     602,883)
                                                                                       ==============    ==============
Denominator:
  Denominator for basic earnings per share - Weighted average shares outstanding           53,636,560        53,525,865
  Effect of dilutive warrants, embedded conversion features and liquidated damages                  -                 -
                                                                                       --------------    --------------
  Denominator for diluted earnings per share - Weighted average shares outstanding         53,636,560        53,525,865
                                                                                       ==============    ==============
Basic earnings (loss) per share                                                        $         0.05    $        (0.01)
                                                                                       ==============    ==============
Diluted earnings (loss) per share                                                      $        (0.04)   $        (0.01)
                                                                                       ==============    ==============


STOCK-BASED COMPENSATION

     The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses at December 31, 2005 consist primarily of vendor payables.

DEFERRED REVENUES


     Deferred revenues at December 31, 2005 amounted to $141,667. The deferred revenues consist of a one-time licensing fee received by the Company during 2004 and is recognized over the term of the agreement which is five years. The Company recognized revenues of $50,000 and $58,333 pursuant to this agreement during 2005 and 2004, respectively.

DERIVATIVE LIABILITIES


     The Company accounts for its liquidated damages granted pursuant to a separate registration rights agreement pursuant to Emerging Issue Task Force ("EITF") 05-04, View C, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument", subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Pursuant to EITF 05-04, View C, liquidated damages payable in cash or stock are accounted for as a separate derivative, which requires a periodical valuation of its fair value and a corresponding recognition of liabilities associated with such derivative.

     The Company accounts for liquidated damages granted pursuant to registration rights which are not included in a separate registration right agreement as a combined unit with the warrants which are contemporaneously issued with the registration rights pursuant to SFAS 133 "Accounting for Derivative and Hedging Activities" and EITF 00-19.

     The Company accounts for its embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value, at issuance and at each subsequent balance sheet date, and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities, which are measured at the balance sheet date, are recognized as other expense or other income, respectively.

     Embedded conversion features represent embedded derivatives which are separated from their host and accounted for as derivatives. An embedded derivative instrument may consist of:

     1) The underlying is an interest rate that alters net interest payments such that they could at least double the investor's initial rate of return on the host contract, such as an interest bearing debenture, and that is at least twice what would otherwise be the market return for a contract that has the same terms as the host contract and that involves a debtor with similar credit quality;

     2) The underlying is a an debt instrument which provides for non-standard anti-dilution provisions upon conversion of a debt instrument into equity, such as anti-dilution provisions which reset to a lower conversion price than initially stated in the debt instrument in the event of a subsequent financing with a lower effective price which classify the debt instrument as non-conventional debt;

     3) The underlying is a debt instrument which provides for variable number of shares upon conversion of a debt instrument into equity;

     4) The underlying is an instrument which provides for acceleration of the repayment of a principal on a debt instrument that requires principal repayments if the debt involves a substantial premium and the acceleration is only contingently exercisable and is not indexed to interest rates or credit risk.

     Freestanding warrants may be recorded as derivative liabilities if they allow for net-cash settlement or if they give the counterparty a choice of net-cash or physical settlement or would not qualify for the following conditions for equity classification, among others:

     1) The Company does not have sufficient authorized and unissued shares available to settle the contract after considering all other commitments that may require the issuance of stock during the maximum period the derivative contract could remain outstanding;

     2) The contract does not contain an explicit limit on the number of shares to be delivered in a share settlement;

     3) The contract provides for cash payments to the counterparty in the event the Company fails to make timely filings with the SEC.

     In June 2005, the Financial Accounting Standard Board issued EITF 05-04. EITF 05-04 addresses the question as to whether liquidated damages pursuant to a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this matter and allows for the treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of May 31, 2006, the FASB still has not rescheduled EITF 05-04 for further discussion.

     In connection with the issuance of a convertible debentures and related warrants, we granted liquidated damages pursuant to a separate registration right agreement. The Company adopted View C of EITF 05-04. Accordingly, the liquidated damages pursuant to this registration right agreement were evaluated as a stand alone financial instrument. This treatment did not have a significant different effect than if the Company would have adopted View A or B, because the classification of the warrants and certain embedded features of the convertible debentures were classified as derivative liabilities. The Company believes that should the FASB staff reach a consensus on EITF 05-04 and select combined treatment (View A or B), the embedded conversion features and the warrants will have to be evaluated as a combined unit with the liquidated damages pursuant to the registration rights agreement, and accordingly, be evaluated as derivative liabilities. The Company does not believe that its measurement of the derivative liabilities under View A or View B would significantly differ from its measurement of the derivative liabilities under View C in these circumstances.

     The classification of each contract (e.g., embedded conversion feature, liquidated damage, freestanding warrant) is reassessed at each balance sheet date. If the classification required under EITF 00-19 changes as a result of events during the period (if, for example, as a result of issuing an instrument which is convertible into an undeterminable amount of shares we cannot ascertain that we have a sufficient amount of authorized but unissued shares to satisfy the maximum number of shares that could be required to net-share settle the contract), the contract is reclassified as of the date of the event that caused the reclassification. If a contract is reclassified from permanent or temporary equity to an asset or liability, the change in fair value of the contract during the period the contract was classified as equity is accounted for as an adjustment to stockholders' equity. The contract is subsequently marked to fair value through earnings. If a contract is reclassified from an asset or a liability to equity, gains or losses recorded to account for the contract at fair value during the period that the contract was classified as asset or liability is not reversed.

     Additionally, because there is no explicit number of shares that are to be delivered upon satisfaction of the liquidated damages, the Company is unable to assert that it had sufficient authorized and unissued shares to settle the liquidated damages. Accordingly, all of the Company's previously issued and outstanding instruments, such as warrants and options as well as those issued in the future, would be classified as liabilities as well, effective with the granting of the registration rights


RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred and consists primarily of salaries and related benefits, raw materials and supplies.

SEGMENT REPORTING

     The Company operates in one segment, manufacturing of electronic devices used for vapor analysis. The Company's chief operating decision-maker evaluates the performance of the Company based upon revenues and expenses by functional areas as disclosed in the Company's statements of operations.

RECENT PRONOUNCEMENTS

     In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning in the first quarter of 2006. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

REVENUE RECOGNITION

     The Company records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Costs of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product or service revenue are recorded as deferred revenue.

SHIPPING AND HANDLING

     The Company accounts for shipping and handling costs as a component of "Cost of Sales".

INVENTORIES

     Inventories are comprised of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market and are determined using the first-in, first-out method.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of certain financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximates their carrying value due to the short maturity of these instruments.

LONG-LIVED ASSETS

     The Company reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At December 31, 2005 no assets were impaired.

EXTINGUISHMENT OF DEBT


     During 2004, the Company recognized a gain on extinguishment of debt which lapsed pursuant to statute of limitations. The debt was associated with general and administrative expenses previously provided by a vendor. The gain amounted to approximately $57,000. The gain was classified as an operating activity.


(2) INVENTORY

          Inventory at December 31, 2005 consist of the following:

Finished goods                    $   260,517
Work-in-process                       464,610
Raw materials                         214,495
                                  -----------
                                  $   939,622
                                  ===========

(3) CONVERTIBLE DEBENTURES


     During December 2005, we issued in a private offering $7,000,000 aggregate principal amount of convertible debentures due December 7, 2009. The convertible debentures are convertible at a variable conversion price, which is the lesser of $0.4544 or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the conversion date. The convertible debentures are convertible at any time on or prior to the maturity date at the option of the debenture holder. We received $7,000,000 in cash as consideration. The convertible debentures bear interest at 8%, payable in cash or stock, at the Company's options, and are required to be redeemed in 9 equal quarterly payments commencing January 1, 2008.

     In connection with the issuance of the convertible debentures, the Company issued five-year warrants to purchase 12,130,314 shares of common stock at an exercise price of $0.4761 per share. Furthermore, the Company granted liquidated damages pursuant to a registration rights agreement.

     The convertible debentures and related agreements provide, among other things, for:

     1) Liquidated damages amounting to 2% per month of the outstanding principal amount, payable in cash or stock, to the debenture holders in the event that a registration statement covering the shares underlying the convertible debentures is not declared effective within 150 days of the date the debentures were issued. The liquidated damages are payable in cash monthly or in unpaid, bear interest at 18% per annum. If unpaid by January 1, 2008 and thereafter, they may be converted in shares of common stock at the same prevailing rate as the remaining principal amount of the convertible debentures;

     2) Default interest rate of 18% and a default premium of 30% of the principal amount of the debentures, payable in cash or stock. Events of default include, among other things, if a payment, whether cash or stock is not paid on time and cured within three days, if the Company's common stock is not quoted for trading for at least five trading days, if a registration is not effective within 180 days after December 5, 2005. The default interest rate and the default premium may be converted in shares of common stock at the same prevailing rate as the remaining principal amount of the convertible debentures;

     3) A reset feature of the conversion price in the event of a subsequent equity or convertible financing with an effective price lower than the debenture conversion price, whereby the aforementioned variable conversion price of the convertible debentures is adjusted to the new lower effective price of the subsequent equity or convertible financing;

     4) A prepayment premium amounting to 30% of the principal balance of the convertible debentures in the event that the Company, at its sole option, prepays the convertible debentures before its due date. The prepayment is payable in cash only; and

     5) The warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash. The exercise price of the warrants, which is $0.4761 per share at the date of the agreement, may be reduced to $0.001 per share, at a monthly rate $0.03 per share if the registration statement we are required to file at the request of the warrant holders with respect to the common stock underlying the warrants is not declared effective within six months of the date of issuance of the warrants.

     In connection with the issuance of the convertible debentures, we issued 485,213 warrants to a company in partial consideration for financial advisory services, as well as paid $490,000 to this company. The warrants have the same terms as those granted to the debenture holders. The fair value of the warrants at the date of issuance amounted to approximately $136,000. We also incurred approximately $102,500 in additional professional fees relating to the issuance of the convertible debentures and warrants. The payments of professional fees and the fair value of the warrants, aggregating approximately $729,000 have been recorded as deferred financing costs. The deferred financing costs are amortized over the term of the convertible debentures. The amortization of deferred financing costs amounted to $17,000 during 2005.

     See Note 4- Derivative Liabilities for further information on the accounting and measurement of the derivative liabilities associated with the issuance of the convertible debentures and related agreements.

     We recognized a debt discount of $7,000,000 at the date of issuance of the convertible debentures and the excess amount has been recorded as liability and a corresponding increase to other expense. The debt discount is recognized over the term of the convertible debentures.

     The interest expense, including the amortization of debt discount but excluding charges related to the recognition of derivative liability amounted to approximately $238,000 during 2005.

(4) DERIVATIVE LIABILITIES


FEBRUARY 2005 TRANSACTION

     During February 2005, we recognized derivative liabilities of approximately $6.0 million pursuant to the issuance of 3,985,000 freestanding warrants and granting certain registration rights which provided for liquidated damages in the event of failure to timely register the shares in connection with the issuance of shares of common stock and the related warrants.

     There are no liquidated damages provided for untimely effectiveness of shares pursuant to piggy-back registration rights. The Company intends to register all shares and warrants pursuant to the subscriber piggy-back registration rights.

     The agreement under which the warrants were issued and the registration rights were granted provided for liquidated damages pursuant to demand registration rights in the event of failure to timely register the shares in connection with the issuance of shares of common stock and the related warrants. The demand registration rights of these investors are such that if the Company fails to register the investors shares, including the shares underlying the warrants, the Company will pay a cash penalty amounting to 1% of the amount invested per month, $39,850, if the registration statement is not filed within 60 days of demand or is not declared effective within 150 days from the date of initial filing. The maximum liability associated with the liquidated damages amount to 49% of the gross proceeds associated with the issuance of shares of common stock, which amounts to $1,952,650. The percentage of liquidated damages amounts to the difference between 60 months, which is the inherent time limitation under which the underlying shares would be free-trading (three year term and two year holding period) and 11 months, which is the grace period for registering the shares (no demand permitted for four months, two-month period to file and five-month period to become effective), times the penalty percentage, which is 1%. The Company believes that the likelihood that it will incur any liabilities resulting from the liquidated damages pursuant to the demand registration rights is remote considering that it will register the shares and the shares underlying the warrants pursuant to piggy-back registration rights, which do not contain liquidated damages.

     Because the registration rights were not granted under a separate registration rights agreements, we considered those features in evaluating whether the associated warrants should be classified as derivative liabilities. Considering that the amount of the maximum penalty is 49%, the Company cannot conclude that that this discount represents a reasonable approximation of the difference between registered and unregistered shares under paragraph 16 of EITF 00-19. Accordingly, the warrants issued in connection with the February 2005 transaction are considered derivative liabilities.

     The fair value of the warrants issued in connection with the February 2005 transaction at the date of issuance of the warrants and the granting of registration rights and at December 31, 2005 is as follows:

                           At issuance     At December 31, 2005
                          -------------    --------------------
Freestanding warrants     $   6,017,350                 $     -

     The Company used the following assumptions, using the Black Scholes Model to measure the identified derivatives as follows:

Freestanding warrants

                           At Issuance     At December 31, 2005
                          -------------    --------------------
Market price:                  $   2.40                $   0.34
Exercise price:                $   1.00                $   1.00
Term:                           3 years              2.08 years
Volatility:                          39%                     39%
Risk-free interest rate:           2.78%                   4.39%
Number of warrants:           3,985,000              3,985,000














DECEMBER 2005 TRANSACTION

     During December 2005, in connection with the issuance of the convertible debentures, the Company determined that the conversion feature of the convertible debentures represents an embedded derivative since the debentures are convertible into a variable number of shares upon conversion. Because there is no explicit number of shares that are to be delivered upon satisfaction of the convertible debentures and that there is no cap on the number of shares to be delivered upon expiration of the contract to a fixed number, the Company is unable to assert that it had sufficient authorized and unissued shares to settle its obligations under the convertible debentures and therefore, net-share settlement is not within the control of the Company. Accordingly, the convertible debentures are not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.





     The embedded conversion features are as follows:





     Default Interest Rate and Premium: The default interest rate is 18% while the stated rate of the convertible debentures is 8%. Additionally, the Company is liable to pay for a premium amounting to 30% of the principal amount of the convertible debentures in the event of default. This embedded derivative could at least double the investor's initial rate of return on the host contract and could also result in a rate of return that is at least twice what otherwise would be the market return for a contract that has the same terms as the host contract and that involves a debtor with a similar credit quality. Furthermore, the default interest rate may be triggered by certain events of defaults which are not related to credit-risk-related covenants or the Company's creditworthiness (e.g., if a registration statement is not effective within 180 days after December 5, 2005). The default provisions are effective upon the event of default and at the holders' option. The holders have not notified the Company of an event of default.

     Reset Feature Following Subsequent Financing: the debenture provides for a reset feature of the conversion price in the event of a subsequent equity or convertible financing with an effective price lower than the debenture conversion price, whereby the aforementioned variable conversion price of the convertible debentures is adjusted to the new lower effective price of the subsequent equity or convertible financing , which amounts to 10% of the shares issuable pursuant to the convertible debentures, which is the effective discount to market value we would offer in the event we provide for a subsequent private placement financing. This reset does not constitute a standard anti-dilution provision and is indexed to an underlying other than an interest rate or credit risk.






     Conversion Rate: The convertible debentures are convertible at a variable conversion price, which is the lesser of $0.4544 or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the conversion date. The convertible debentures are convertible at any time on or prior to the maturity date at the option of the debenture holder. The implied conversion embedded feature amounts to a conversion discount of 10% to market.

     The Company believes that the aforementioned embedded derivatives meet the criteria of SFAS 133, including Implementation issue No. B16 and EITF 00-19, when appropriate, and should be accounted for as derivatives with a corresponding value recorded as a liability.

     In connection with the issuance of the convertible debentures, the Company issued warrants to the debenture holders. The related warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash. Accordingly, we have accounted for such warrants as derivatives.

     In connection with the issuance of the convertible debentures, the Company granted liquidated damages pursuant to registration rights. The liquidated damages amount to 2% per month of the outstanding principal amount, payable in cash or stock, to the debenture holders in the event that a registration statement covering the shares underlying the convertible debentures is not declared effective within 150 days of the date the debentures were issued. The liquidated damages are payable in cash monthly or if unpaid, bear interest at 18% per annum. If unpaid by January 1, 2008 and thereafter, they may be converted in shares of common stock at the same prevailing rate as the remaining principal amount of the convertible debentures. Pursuant to View C of EITF 05-04 the liquidated damages are accounted for as a separate derivative. While the liquidated damages may be settled in stock if unpaid by January 1, 2008, the Company determined that it was more likely that they would be paid in cash shortly after their occurrence and has used such assumption in measuring the fair value of the derivative liability associated with the liquidated damages. The maximum liability associated with the liquidated damages amount to 38% of the gross proceeds associated with the issuance of the convertible debentures, which amounts to $2,660,000.

     Additionally, because there is no explicit number of shares that are to be delivered upon satisfaction of the convertible debentures, the Company is unable to assert that it had sufficient amount of authorized and unissued shares to settle its obligations under the convertible debentures. Accordingly, all of the Company's previously issued and outstanding instruments, such as warrants, as well as those issued in the future, would be classified as liabilities as well, effective with the issuance of the convertible debentures and until the Company is able to assert that it has a sufficient amount of authorized and unissued shares to settle its obligations under all outstanding instruments. At the date of the issuance of the convertible debentures, the Company had 1,941,871 warrants outstanding which were classified as derivatives.


     The fair value of the derivative liabilities at the date of issuance of the convertible debentures and at December 31, 2005 are as follows:


                                  At Issuance     At December 31, 2005
                                 -------------    --------------------
                                  (Restated)           (Restated)
Freestanding warrants               $3,532,348              $1,892,329
Embedded Conversion Features         3,436,542               3,654,412
Liquidated damages                     192,500                 192,500
Other outstanding warrants             143,268                  31,838

     The Company used the following methodology to value the embedded conversion features and liquidated damages:

     It estimated the discounted cash flows payable by the Company, using probabilities and likely scenarios, for event of defaults triggering the 30% penalty premium and 18% interest accrual, subsequent financing reset, and liquidated damages, such as the untimely effectiveness of a registration statement. If the additional cash consideration was payable in cash or stock, it determined the amount of additional shares would be issuable pursuant to its assumptions. The Company will revisit the weight of probabilities and the likelihood of scenarios at each measurement dates of the derivative liabilities, which are the balance sheet dates.

     The Company used the following assumptions to measure the identified derivatives, using the Lattice valuation model, as follows:


     Embedded conversion features


                                  At issuance     At December 31, 2005
                                 -------------    --------------------
                                  (Restated)           (Restated)
Market price:                          $0.4880                  $0.340
Conversion price:                      $0.4544                  $0.306
Term:                                  4 years              3.92 years
Volatility:                                 39%                     39%
Risk-free interest rate:                  4.39%                   4.39%

     Freestanding warrants

     The derivative liability amounts to the fair value of the warrants issuable upon exercise, assuming that the underlying shares will not be timely registered. We computed the fair value of this embedded derivative using the Black Scholes valuation model with the following assumptions:


                                  At issuance     At December 31, 2005
                                 -------------    --------------------
                                  (Restated)           (Restated)
Market price:                           $0.488                   $0.34
Conversion price:                       $0.300                   $0.30
Term:                                  5 years              4.92 years
Volatility:                                 39%                     39%
Risk-free interest rate:                  4.39%                   4.39%

     We adjusted the effective exercise price to reflect the contractual adjustment assuming that the warrants will most likely be registered during the fourth quarter of 2006.

     Liquidated damages

     The liquidated damages, payable in cash, are valued using the weighting probabilities and likely scenarios to estimate the amount of liquidated damages and were valued at approximately $193,000 at the date of the grant of the registration rights and at December 31, 2005.

     The aggregate fair value of the derivative liabilities associated with the warrants, embedded conversion features, and liquidated damages in connection with the issuance of the convertible debentures and related agreements amounted to approximately $7.05 million at the date of issuance which exceeded the principal amount of the convertible debentures by approximately $50,000. The Company recognized $7,000,000 as debt discount and the excess amount has been recorded as other expenses. Additionally, approximately $136,000 of the fair value of the warrants was recorded as deferred financing costs.

     The aggregate fair value of all derivative liabilities upon issuance of the various debt and equity instruments amounted to $13.3 million, of which $10.7 million was allocated to the net proceeds of the issuance of common stock and convertible debentures, $2.4 million was allocated to other expenses and approximately $136,000 was allocated to deferred financing costs.

     The decrease in fair value of the derivative liabilities between measurement dates, which are the date of issuance of the various debt and equity instruments and the balance sheet date, which is December 31, 2005 amounted to approximately $7.6 million and has been recorded as other income.


(5) LINE OF CREDIT

     In September 2004, the Company's subsidiary renewed its revolving line of credit agreement for borrowings up to $1,800,000. The line of credit was assumed and renewed by the Company. The line of credit matured in February 2006. Borrowings under this agreement bear interest at prime, are guaranteed by certain related parties and are collateralized with the assets of the Company and by the certificate of deposit. No amounts were due under this line of credit at December 31, 2005.

(6) NOTES PAYABLE - RELATED PARTIES

     On September 12, 1999, the Company's subsidiary issued convertible promissory notes to its general and limited partners' in consideration of $1,000,000. The convertible promissory notes were due September 12, 2005 and were convertible at the election of the holder into Class A Units or Class A Equivalents at a conversion price of $2, on or after the maturity date. The notes bore interest at a rate of 5% per annum. At December 31, 2004 interest due under these notes was $265,000.

     During 2004, the Company's subsidiary entered into notes payable to the general partner amounting to $272,000. The notes bore interest at 5% per annum.

     In January 2005 the notes payable to related parties of $1,272,000 plus accrued interest of $313,262 were converted into 1,585,262 shares of common stock of the Company.

(7) PARTNERS' LOANS PAYABLE

     The Company entered into short-term loans with three partners' of its subsidiary prior to the merger. The notes were non-interest bearing and due on demand. The loans were due upon successful closure of a private placement of new ownership interests. In January 2005 the loans payable to three partners of Electronic Sensor Technology L.P., totaling $1,198,630 were converted into 1,198,630 shares of common stock of the Company.

     In September 2004, three partners' of its subsidiary lent additional funds to the Partnership. The agreements were for borrowings up to $100,000, from each partner, payable on March 31, 2005. Borrowings under these agreements bore interest at prime and were guaranteed by the officers. At December 31, 2004 the total amount outstanding for these loans was $110,000. The loans were paid off in March 2005.

(8) DUE TO RELATED PARTY

     The Company's subsidiary received funds from Amerasia Technology, Inc., a related party, for various purposes during the normal course of business. The amount due to Amerasia as of December 31, 2004 was $60,000 and was fully repaid during 2005. The due to related party was non-interest bearing and payable on demand.

(9) ACCRUED COMPENSATION DUE TO OFFICERS

     Three officers employed by the Company's subsidiary agreed to defer a portion of their salaries until such time as it is financially able to meet these financial obligations. During January 2005 the officers forfeited their accrued compensation amounting to $934,957 which was recorded as additional paid-in capital.

(10) STOCKHOLDERS' DEFICIT

COMMON STOCK

Shares issued pursuant to private placement

     The Company entered into various Subscription Agreements with certain investors on January 31, 2005. Under these Subscription Agreements, the Company issued 3,985,000 shares of its common stock ("shares") and warrants to purchase 3,985,000 shares at $1.00 per share to certain investors for gross proceeds of $3,985,000. The Company received the gross proceeds of the sale of these shares on February 1, 2005. The Company received proceeds, net of financing costs, of approximately $3,822,000.

Shares issued pursuant to the Mergers


     By virtue of the Mergers, all shares of common stock of Amerasia were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of 4.6223537 shares of Bluestone common stock for each share of Amerasia common stock and all shares of common stock L&G were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of 90 shares of Bluestone common stock for each share of L&G common stock. In addition, all 200,000 Class C limited partnership units of Electronic Sensor Technology L.P. were automatically converted into 200,000 shares of Bluestone common stock. The combined effect of the adjustment of the shares pursuant to the Mergers was to cancel 54,279,147 shares of common stock held by certain of the pre-merger stockholders of the Company and the issuance of 20,200,000 shares of common stock to the pre-merger partners of EST.


Conversion of shares for pre-merger liabilities

     In connection with the Mergers, the Company issued, in aggregate, 2,783,892 shares of common stock in satisfaction of liabilities incurred pursuant to notes payable, loan payable, and related accrued interest to related parties.

Shares issued pursuant to services




     During December 2005, the Company issued 130,000 shares of common stock to a consultant for services rendered. The fair value of such shares amounted to approximately $75,000 based on the quoted price of the Company's shares at the date of issuance.

OPTIONS

     In 2005, the Board of Directors adopted the Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan. The purpose of the Stock Incentive Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as our employees, consultants and directors. On the date the Stock Incentive Plan was adopted, the total number of shares of common stock subject to it was 5,000,000. The Stock Incentive Plan is currently administered by the Board of Directors, and may be administered by any Committee authorized by the Board of Directors, so long as any such Committee is made up of Non-Employee Directors, as that term is defined in Rule 16(b)-3(b) of the Securities Exchange Act of 1934.

     The Stock Incentive Plan is divided into two separate equity programs: the Discretionary Option Grant Program and the Stock Issuance Program. Under the Discretionary Option Grant Program, eligible persons may, at the discretion of the administrator, be granted options to purchase shares of common stock and stock appreciation rights. Under the Stock Issuance Program, eligible persons may, at the discretion of the administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered for Electronic Sensor Technology (or a parent or subsidiary of Electronic Sensor Technology).

     Pursuant to the terms of the Discretionary Option Grant Program, the exercise price per share is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the date of grant, unless the recipient of a grant owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of the option must not be less than 110% of the fair market value. An option grant may be subject to vesting conditions. Options may be exercised in cash, with shares of the common stock of Electronic Sensor Technology already owned by the person or through a special sale and remittance procedure, provided that all applicable laws relating to the regulation and sale of securities have been complied with. This special sale and remittance procedure involves the optionee concurrently providing irrevocable written instructions to: (i) a designated brokerage firm to effect the immediate sale of the purchased shares and remit to Electronic Sensor Technology, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by Electronic Sensor Technology by reason of such exercise and (ii) Electronic Sensor Technology to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. The term of an option granted pursuant to the Discretionary Option Grant Program may not be more than 10 years.

     The Discretionary Option Grant Program also allows for the granting of Incentive Options to purchase common stock, which may only be granted to employees, and are subject to certain dollar limitations. Any options granted under the Discretionary Option Grant Program that are not Incentive Options are considered Non-Statutory Options and are governed by the aforementioned terms. The exercise price of an Incentive Option must be no less than 100% of the fair market value of the common stock on the date of grant, unless the recipient of an award owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value. The term of an Incentive Option granted may not be more than five years if the option is granted to a recipient who owns 10% or more of Electronic Sensor Technology's common stock, or 10 years for all other recipients of Incentive Options. Incentive Options are otherwise governed by the general terms of the Discretionary Option Grant Program.

     Pursuant to the terms of the Stock Issuance Program, the purchase price per share of common stock issued is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the issuance date, unless the recipient of a such common stock owns 10% or more of Electronic Sensor Technology's common stock, in which case the purchase price must not be less than 100% of the fair market value. Common stock may be issued in exchange for cash or past services rendered to Electronic Sensor Technology (or any parent or subsidiary of Electronic Sensor Technology). Common stock issued may be fully and immediately vested upon issuance or may vest in one or more installments, at the discretion of the administrator.

     The following pro forma information regarding stock-based compensation has been determined as if the Company had accounted for its employee stock options under the fair value method pursuant to SFAS 123. For purposes of the proforma calculations, the fair value of each option granted in 2005 and 2004 was estimated at the date of grant using the Black-Scholes model with the following assumptions used: risk-free interest rate: 4.39%, respectively; dividend yield: none; volatility: 39% (at the date of grant); expected lives: 3 years.


     No stock-based employee compensation cost is reflected in net income, as all options granted under the Company's plans had an exercise price equal to or above market value of the underlying common stock on the date of grant. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for grants under those plans consistent with the method of SFAS No. 123, the Company's cash flows would have remained unchanged; however net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                                                              2005              2004
                                                                        ---------------    ---------------
                                                                           (Restated)         (Restated)
Net income loss as reported:                                            $     2,778,976    $      (602,883)
Deduct:  Total stock-base employee compensation expense determined under fair value based method for all awards, net of related tax
 effects                                                                        (12,500)                (-)
                                                                        ---------------    ---------------
Net income (loss) pro forma                                             $     2,776,476    $      (602,883)
                                                                        ===============    ===============


     A summary of the activity during 2005 and 2004 of the Company's stock option plan and options and rights granted prior to the adoption, or otherwise outside, of the 2005 Stock Incentive Plan is presented below:

                                       Options
                                         and       Weighted Average
                                       Rights       Exercise Price
                                      ---------    ----------------
Outstanding at January 1, 2004                -              $    -
Granted                                       -                   -
Exercised                                     -                   -
Expired or cancelled                          -                   -
                                      ---------    ----------------
Outstanding at December 31, 2004              -                   -
Granted                               1,794,500                0.89
Exercised                                     -                   -
Expired or cancelled                          -                   -
                                      ---------    ----------------
Outstanding at December 31, 2005      1,794,500              $ 0.89
                                      =========    ================
Exercisable at December 31, 2004              -              $    -
                                      =========    ================
Exercisable at December 31, 2005        969,500              $ 1.03
                                      =========    ================

     The weighted average remaining contractual life and weighted average exercise price of options and rights outstanding at December 31, 2005, for selected exercise price ranges, is as follows:

     Options outstanding:

                                                 Weighted average remaining    Weighted average
Range of exercise prices    Number of options         contractual life          exercise price
------------------------    -----------------    --------------------------    ----------------
$0.64                                 750,000                           9.5               $0.64
1.00-1.05                             969,500                          9.91                1.03
1.57                                   75,000                          9.91                1.57

WARRANTS


     During February 2005, the Company issued 3,985,000 warrants in connection with the Subscription Agreements. These warrants have an exercise price of $1.00 per share. These warrants expire in 2008. The Subscription Agreement provided for certain registration rights: piggy-back registration rights and demand registration rights.

     There are no liquidated damages provided for untimely effectiveness of shares pursuant to piggy-back registration rights. The Company intends to register all shares and warrants pursuant to the subscriber piggy-back registration rights.

     The Subscription Agreement provided for liquidated damages pursuant to demand registration rights in the event of failure to timely register the shares in connection with the issuance of shares of common stock and the related warrants. The demand registration rights of these investors are such that if the Company fails to register the investors shares, including the shares underlying the warrants, the Company will pay a cash penalty amounting to 1% of the amount invested per month, $39,850, if the registration statement is not filed within 60 days of demand or is not declared effective within 150 days from the date of initial filing. The maximum liability associated with the liquidated damages amount to 49% of the gross proceeds associated with the issuance of shares of common stock, which amounts to $1,952,650. The percentage of liquidated damages amounts to the difference between 60 months, which is the inherent time limitation under which the underlying shares would be free-trading (three year term and two year holding period) and 11 months, which is the grace period for registering the shares (no demand permitted for four months, two-month period to file and five-month period to become effective), times the penalty percentage, which is 1%. The Company believes that the likelihood that it will incur any liabilities resulting from the liquidated damages pursuant to the demand registration rights is remote considering that it will register the shares and the shares underlying the warrants pursuant to piggy-back registration rights.

     Please refer to Note 4 - Derivative Liabilities - February 2005 Transaction for further discussion on the accounting and valuation of the derivative liabilities associated with freestanding warrants.


     During February 2005, the Company issued 1,591,871 warrants in connection with its merger. These warrants have an exercise price of $1.00 per share. These warrants expire in 2010. The fair value of the warrants has been accounted as a derivative liability at the date of issuance and at December 31, 2005.


     During December 2005, the Company issued 12,615,527 warrants in connection with the issuance of its convertible debentures. These warrants have an initial exercise price of $0.4761 per share. The exercise price per share may be reduced to $0.001 per share in the event the Company fails to timely register the underlying shares. Furthermore, the warrants could be converted in cash if certain events occur, such as a provision which require compensation for buy-in on failure to timely deliver shares issued pursuant to the exercise of warrants, whereas we reimburse the warrant holders for shares they purchase on the market at the market price for shares issued pursuant to the exercise of warrants we fail to issue in a timely manner. This compensation may be paid in shares of common stock or cash. These warrants expire in 2010. The fair value of the warrants has been accounted as a derivative liability at the date of issuance and at December 31, 2005.

     Please refer to Note 4 - Derivative Liabilities - December 2005 Transaction for further discussion on the accounting and valuation of the derivative liabilities associated with freestanding warrants.


     During December 2005, the Company issued 350,000 warrants to an investor relations firm in partial satisfaction of amounts due to the firm. The warrants have an exercise price of $2.40 and expire in 2010. No value was attributed to the issuance of such warrants based on the Black Scholes model using the following assumptions: volatility: 39%; dividend rate: 0%, term: 5 years, risk-free interest rate: 4.39%.

     A summary of the activity during 2005 and 2004 of the Company's warrants is presented below:


                                                    Weighted Average
                                      Warrants       Exercise Price
                                     ----------     ----------------
Outstanding at January 1, 2004                -              $     -
Granted                                       -                    -
Exercised                                     -                    -
Expired or cancelled                          -                    -
Outstanding at December 31, 2004              -                    -
Granted                              18,542,398                 0.67
Exercised                                     -                    -
Expired or cancelled                          -                    -
                                     ----------     ------------------
Outstanding at December 31, 2005     18,542,398              $  0.67
                                     ==========     ==================

Exercisable at December 31, 2004              -              $     -
                                     ==========     ==================
Exercisable at December 31, 2005     18,542,398              $  0.67
                                     ==========     ==================

     The weighted average remaining contractual life and weighted average exercise price of warrants outstanding at December 31, 2005, for selected exercise price ranges, is as follows:

                                                  Weighted average remaining    Weighted average
Range of exercise prices    Number of warrants         contractual life          exercise price
------------------------    ------------------    --------------------------    ----------------
$0.48                               12,615,527                    4.91 years              $ 0.48
1.00                                 5,576,871                    4.09 years                1.00
2.40                                   350,000                    4.91 years                2.40

(11) COMMITMENTS AND CONTINGENCIES

LEASES

     The Company rents office space in Newbury Park, California. The lease expires in September 2006 with an optional extension through September 2007.

     Rental expense associated with this lease amounted to $155,581 and $155,581 during 2005 and 2004, respectively.

(12) RETIREMENT SAVINGS PLAN

     The Company sponsors a 401(k) retirement savings plan (the plan) which covers most of its full-time employees. Eligible employees may elect to contribute a percentage of their compensation to the Plan. Matching contributions by the Company equal 50% of the eligible participant's tax-deferred contribution percentage for each payroll period of up to a maximum election of 3% and 6% per payroll period, during 2005 and 2004, respectively. During 2005 and 2004, the Company contributed approximately $27,000 and $10,000, respectively, to the Plan.

(13) INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, as of December 31, 2005, are as follows:

         Deferred tax assets:
         Net operating loss carryforward        $  900,000
         Less valuation allowance                 (900,000)
                                                ----------
         Total net deferred tax assets:         $        -
                                                ==========

     The Company's net operating losses amounts to approximately $2.1 million at December 31, 2005 and expire in 2025.

     SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $ 900,000 at December 31, 2005 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during 2005 and 2004 was a decrease of approximately $900,000 and $0, respectively.

     The federal statutory tax rate reconciled to the effective tax rate during 2005 and 2004, respectively, is as follows:

                                              2005          2004
                                           ----------    ----------
Tax at U.S. Statutory Rate:                      35.0%         35.0%
State tax rate, net of federal benefits           5.7           5.7
Change in valuation allowance                   (40.7)        (40.7)
                                           ----------    ----------
Effective tax rate                                0.0%          0.0%
                                           ==========    ==========

(14) RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

As a result of inquiries from the Securities and Exchange Commission in connection with this registration statement, the Company is restating its 2004 and 2005 financial statements as follows:

REVENUE RECOGNITION

The Company had previously recognized a one-time license fee of $250,000 as revenues in its 2004 financial statements. The substance of the transaction indicated that the client was paying for certain services to be performed over time. Accordingly, the Company believes that it should have recognized this one-time license fee over the terms of the license agreement. The Company adjusted its financial statements to recognized revenues of $58,333 in its 2004 statement of operations. The effect on the 2004 financial statements is as follows:

Balance sheet as of December 31, 2004:

Increase in deferred revenues and current liabilities of $191,667 to $191,667 and $6,318,313, respectively. Increase in accumulated deficit of $191,667 to $10,466,133

2004 statement of operations:
Decrease in revenues of $191,667 to $1,076,749
Increase in loss from operations and net loss of $191,667 to $431,040 and $602,883, respectively.

There is no impact on the loss per share and the cash flows from operating, investing, and financing activities for 2004.

Consistent with its revised revenue recognition of the one-time license fee, the Company recognized an additional amount of $49,999 in revenue during 2005. Please see the effect on the 2005 financials statement below (Adjustment a).

DERIVATIVE LIABILITIES

February 2005 Transaction

The Company had previously recognized derivative liabilities in connection with the granting of liquidated damages pursuant to registration rights in a February 2005 private placement. Such liquidated damages were not granted pursuant to a separate registration rights agreement and are payable in cash. The Company had valued such liquidated damages at approximately $580,000 and $630,000 at their issuance and at December 31, 2006, respectively. The fair value of such liquidated damages at issuance were recorded as other expenses and the increase in fair value of approximately $54,000 at December 31, 2005 was recognized as an offset to other income. The Company believes it has incorrectly valued such liquidated damages and that it will not incur any corresponding liabilities. Accordingly it has reversed the entries resulting from the revised treatment (Adjustment b).

The Company incorrectly assumed that such liquidated damages would be settled in shares and that it could not ascertain that it had a sufficient amount of authorized and unissued shares to satisfy its obligations under the liquidated damages and any other outstanding warrants at the time of the issuance of the liquidated damages. Based on that assumption, it believed that all other outstanding warrants at the date of issuance of the liquidated damages would be also classified as derivative liabilities. The Company valued such outstanding warrants at approximately $2.5 million and $32,000 at the date of issuance of the liquidated damages and at December 31, 2005, respectively. The fair value of such outstanding warrants were recorded as other expenses and the decrease in fair value of $2.5 million at December 31, 2005 was recognized as other income. The Company has reversed the entries resulting from the revised treatment (Adjustment c).

The Company incorrectly assumed that the options outstanding and issued to employees would be reclassified as derivative contracts. The Company valued such outstanding options at approximately $1.5 million and $0 at the date of issuance of the liquidated damages and at December 31, 2005, respectively. The fair value of such outstanding options at the date of the February 2005 transaction were recorded as other expenses and the decrease in fair value of $1.5 million at December 31, 2005 was recognized as other income. The Company has reversed the entries resulting from the revised treatment (Adjustment d).

December 2005 Transaction

The Company also initially recognized an aggregate $13.4 million and $13.3 million in derivative liabilities associated with the issuance of the convertible debentures and the related warrants and registration rights in December 2005 and at December 31, 2005, respectively. We have revised the fair value of such derivatives at the time of issuance and at December 31, 2005 to weight probabilities and likely scenarios which have reduced the fair value of such liabilities to $7.05 at the date of the December 2005 transaction. The revised measurement and accounting of these instruments resulted in a decrease of approximately $6.3 million in other expenses and $100,000 in deferred financing costs for the fair value of warrants issued to the placement agent which had similar terms that the warrants issued in connection with the December 2005 transaction. Additionally, the Company revised the fair value of the derivatives associated with December 2005 Transaction at December 31, 2005 to weight probabilities and likely scenarios which have reduced the fair value of such derivative liabilities by approximately $7.0 million to approximately $5.7 million at December 31, 2005. The revised valuation has also resulted in an adjustment in the decrease in the fair value of the derivative liabilities associated with the December 2005 transaction, which was recorded as other income, of approximately $9,000 (Adjustment e).

In connection with the issuance of the convertible debentures, the Company could no longer ascertain that it had sufficient authorized but unissued shares to satisfy its obligations under the convertible debentures and any other outstanding warrants at the time of the December 2005 transaction. Accordingly, the Company reclassified its outstanding warrants, other than those issued pursuant to the December 2005 transaction, as derivative liabilities. The Company valued the derivative liabilities associated with such warrants at approximately $140,000 and $30,000 at the date of the December 2005 transaction and at December 31, 2005, respectively. Pursuant to the reclassification of these warrants from equity to derivative liabilities, the Company recognized approximately $140,000 as other expense during 2005 and recorded the decrease in fair value of the derivative liabilities of approximately $110,000 as other income (Adjustment f).

EARNINGS PER SHARE

The Company has also revised its diluted earnings per share to reflect an adjustment to the numerator for any changes in income or loss that would result if the derivative contracts had been reported as an equity instrument for accounting purposes during that period to the extent that they are not antidilutive. The Company decreased the numerator by approximately $5.2 million, which is the aggregate of the other income and other expenses associated with the derivative liabilities during 2005. (Adjustment g).

RECLASSIFICATION OF ACCUMULATED DEFICIT

The Company had initially reclassed to additional paid-in capital its accumulated deficit incurred while it was a pass-through entity for tax purposes during 2005. The Company's accumulated deficit incurred while it was a pass through entity for tax purposes amounted to approximately $10.3 million. However, this reclassification did not meet the criteria for quasi reorganization provided by Financial Reporting Release 210. Accordingly, the Company reversed this reclassification (Adjustment h).

The effect on the 2005 financial statements is as follows:

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005


                                                               As Previously
                                                                 Reported        Adjustments       Restated
                                                               --------------   --------------   -------------
CURRENT ASSETS:
  Cash and cash equivalents                                    $    4,219,921                    $   4,219,921
  Certificate of deposit-restricted                                   918,678                          918,678
  Accounts receivable, net of allowance for
   doubtful accounts of $20,577                                       465,776                          465,776
  Prepaid expenses                                                     69,936                           69,936
  Inventories                                                         939,622                          939,622
                                                               --------------   --------------   -------------
     TOTAL CURRENT ASSETS                                           6,613,933                       6,613,933

DEFERRED FINANCING COSTS, net of amortization of $17,297              812,957         (101,895)(e)     711,062


PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $917,010                                             112,548                          112,548

SECURITY DEPOSITS                                                      12,817                           12,817
                                                               --------------   --------------   -------------
                                                               $    7,552,255         (101,895)  $   7,450,360
                                                               ==============   ==============   =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                               480,799                -         480,799
  Deferred revenues                                                         -          141,667 (a)     141,667
  Derivative liabilities                                           12,780,439         (631,740)(b)   5,771,079
                                                                                       (31,837)(d)
                                                                                    (6,377,620)(e)
                                                                                        31,837 (f)
                                                               --------------   --------------   -------------
     TOTAL CURRENT LIABILITIES                                     13,261,238       (6,867,693)      6,393,545
                                                               --------------   --------------   -------------
CONVERTIBLE DEBENTURES, net of unamortized discount
 of $6,805,556                                                        194,444                          194,444
                                                               --------------   --------------   -------------
     TOTAL LIABILITIES                                             13,455,682       (6,867,693)      6,587,989
                                                               --------------   --------------   -------------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value 50,000,000
   shares authorized, none issued and outstanding                           -                -               -
  Common stock, $.001 par value, 200,000,000
   shares authorized, 54,098,745 issued and outstanding,               54,099                -          54,099
  Additional paid-in capital                                       (1,779,037)      10,274,466 (h)   8,495,429
  Accumulated deficit                                              (4,178,489)       6,957,464      (7,687,157)
                                                                                   (10,274,466)(h)
                                                                                      (191,666)(a)
                                                               --------------   --------------   -------------
     TOTAL STOCKHOLDERS' EQUITY                                    (5,903,427)       6,765,798         862,371
                                                               --------------   --------------   -------------
                                                               $    7,552,255         (101,895)  $   7,450,360
                                                               ==============   ==============   =============

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      For The Year Ended December 31, 2005

                                                               As Previously
                                                                  Reported        Adjustments       Restated
                                                               --------------   --------------   -------------
REVENUES                                                      $     2,072,350   $       49,999(a)$   2,122,349
COST OF SALES                                                       1,302,602                -       1,302,602
                                                               --------------   --------------   -------------
   GROSS PROFIT                                                       769,748           49,999         819,747
                                                               --------------   --------------   -------------
OPERATING EXPENSES:
  Research and development                                            260,125                -         260,125
  Compensation                                                        466,421                -         466,421
  Selling                                                             653,092                -         653,092
  General and administrativ                                         1,522,451                -       1,522,451
                                                               --------------   --------------   -------------
   TOTAL OPERATING EXPENSES                                         2,902,089                -       2,902,089
                                                               --------------   --------------   -------------
LOSS FROM OPERATIONS                                               (2,132,341)          49,999      (2,082,342)
                                                               --------------   --------------   -------------

OTHER INCOME AND EXPENSE:
  Other income- derivative liabilities                             11,404,106           53,999 (b)   7,577,929
                                                                                    (2,475,157)(c)
                                                                                    (1,524,970)(d)
                                                                                         8,520 (e)
                                                                                       111,431 (f)

  Other expense- derivative liabilities                           (13,135,000)         577,741 (b)  (2,401,358)
                                                                                     2,506,994 (c)
                                                                                     1,524,970 (d)
                                                                                     6,267,205 (e)
                                                                                      (143,268)(f)

  Gain (loss) on sale of property and equipment                         9,287                -           9,287
  Interest expense                                                   (324,540)               -        (324,540)
                                                               --------------   --------------   -------------
   TOTAL OTHER INCOME AND EXPENSE                                  (2,046,147)       6,907,465       4,861,318
                                                               --------------   --------------   -------------
NET (LOSS) INCOME                                              $   (4,178,488)       6,957,464       2,778,976
                                                               ==============   ==============   =============
  Earnings (loss) per share, basic                             $        (0.08)            0.13   $        0.05
                                                               ==============   ==============   =============
  Weighted average number of shares, basic                         53,636,560                       53,636,560
                                                               ==============   ==============   =============
  Earnings (loss) per share, diluted                           $        (0.08)               -(g)$       (0.04)
                                                               ==============   ==============   =============
  Weighted average number of shares, diluted                       53,636,560        7,446,419(g)   53,636,560
                                                               ==============   ==============   =============

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      For The Year Ended December 31, 2005

                                                               As Previously
                                                                  Reported        Adjustments               Restated
                                                               --------------   --------------            -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                            $   (4,178,488)  $    6,957,464            $    2,778,976
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                      21,300                -                    21,300
    Issuance of shares for services                                    74,950                -                    74,950
    Recognition of derivative liabilities                          13,135,000      (10,733,642)(b,c,d,e,f)     2,401,358
    Amortization of debt discount                                     194,444                -                   194,444
    Amortization of deferred financing costs                           17,297                -                    17,297
    Notes payable related party - interest waived                           -                -                         0
    Decrease in fair value of derivative liability                (11,404,023)       3,826,094 (b,c,d,e,f)    (7,577,929)
  Changes in assets and liabilities:                                                                                   0
    Accounts receivable                                              (435,089)               -                  (435,089)
    Inventories                                                      (458,974)               -                  (458,974)
    Prepaid expenses                                                  (55,679)               -                   (55,679)
    Security deposits                                                     140                -                       140
    Accounts payable and accrued expenses                             266,494               83                   266,577
    Due to related party                                              (60,000)               -                   (60,000)
    Interest payable                                                  (26,961)               -                   (26,961)
    Deferred revenues                                                       0          (49,999)(a)               (49,999)
    Other current liabilities                                         (35,665)               -                   (35,665)
                                                               --------------   --------------            --------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                (2,945,254)               -                (2,945,254)
                                                               --------------   --------------            --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment                         43,933                -                    43,933
  Purchase of certificate deposit                                    (918,678)               -                  (918,678)
  Purchase of property and equipment                                 (126,582)               -                  (126,582)
                                                               --------------   --------------            --------------
  NET CASH (USED IN) INVESTING ACTIVITIES                          (1,001,327)               -                (1,001,327)
                                                               --------------   --------------            --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in line of credit                            (1,969,137)               -                (1,969,137)
  Repayment of partners' loans payable                               (110,000)               -                  (110,000)
  Proceeds from issuance of common stock                            3,811,708                -                 3,811,708
  Proceeds from convertible debenture                               7,000,000                -                 7,000,000
  Payment of deferred financing costs                                (592,500)               -                  (592,500)
                                                               --------------   --------------            --------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES                         8,140,071                -                 8,140,071
                                                               --------------   --------------            --------------
NET INCREASE (DECREASE) IN CASH                                     4,193,491                -                 4,193,491
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         26,430                -                    26,430
                                                               --------------   --------------            --------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $    4,219,921                -                 4,219,921
                                                               ==============   ==============            ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest                                                   $      102,928                -            $      102,928
                                                               ==============   ==============            ==============
    Taxes                                                      $            -                -            $            -
                                                               ==============   ==============            ==============
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Notes payable, loans payable and accrued expenses
   converted into Common stock and additional paid-in capital  $    3,718,849                -            $    3,718,849
                                                               ==============   ==============            ==============
  Fair value of derivative liability recorded as debt
   discount on convertible debentures                          $    7,000,000                -            $    7,000,000
                                                               ==============   ==============            ==============
  Fair value of derivative liability recorded as a deferred
   financial costs                                             $      237,754   $     (101,895)           $      135,859
                                                               ==============   ==============            ==============

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                               Common Stock                Preferred Stock       Additional
                                     --------------------------------    -------------------      Paid-In
                                         Shares            Amount         Shares     Amount       Capital
                                     --------------    --------------    --------   --------   --------------
BALANCE - December 31, 2003              81,279,000    $       81,279           -   $      -   $    4,500,000
  Sale of Partnership interest
   - Class C                                      -                 -           -          -          200,000
  Note payable related party
   interest waived                                -                 -           -          -           63,774
  Net loss                                        -                 -           -          -                -
                                     --------------    --------------    --------   --------   --------------
BALANCE - December 31, 2004              81,279,000            81,279           -          -        4,763,774
  Cancellation of common stock          (54,279,147)          (54,279)          -          -           54,279
  Notes payable converted to
   common stock                           1,272,000             1,272           -          -        1,270,728
  Reverse Acquisition                             -                 -           -          -          (89,325)
  Sale of common stock                    3,985,000             3,985           -          -           (3,985)
  Deferred compensation
   contributed to capital                         -                 -           -          -          934,957
  Officers loans converted to
   common stock                           1,198,630             1,199           -          -        1,197,431
  Issuance of shares for
   services                                 130,000               130           -          -           74,820
  Accrued interest converted
   to common stock                          313,262               313           -          -          312,950
  Common stock issued for
   acquisition of EST                    20,200,000            20,200           -          -          (20,200)
  Net income                                      -                 -           -          -                -
                                     --------------    --------------    --------   --------   --------------
                                         54,098,745    $       54,099    $      -   $      -   $    8,495,429
                                     ==============    ==============    ========   ========   ==============
                                                            Total
                                       Accumulated      Stockholders'
                                         Deficit           Deficit
                                     --------------    --------------
BALANCE - December 31, 2003          $   (9,863,250)   $   (5,281,971)
  Sale of Partnership interest
   - Class C                                      -           200,000
  Note payable related party -
   interest waived                                -            63,774
  Net loss                                 (602,883)         (602,883)
                                     --------------    --------------
BALANCE - December 31, 2004             (10,466,133)       (5,621,080)
  Cancellation of common stock                    -                 -
  Notes payable converted to
   common stock                                   -         1,272,000
  Reverse Acquisition                             -           (89,325)
  Sale of common stock                            -                 -
  Deferred compensation
   contributed to capital                         -           934,957
  Officers loans converted to
   common stock                                   -         1,198,630
  Issuance of shares for
   services                                       -            74,950
  Accrued interest converted
   to common stock                                -           313,263
  Common stock issued for
   acquisition of EST                             -                 -
  Net income                              2,778,976         2,778,976
                                     --------------    --------------
                                     $   (7,687,157)   $      862,371
                                     ===============   ===============

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2006
                                   (Restated)
                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                $     3,735,141
  Certificate of deposit-restricted                                                250,000
  Accounts receivable, net of allowance for doubtful accounts of $17,700           280,149
  Prepaid expenses                                                                  36,721
  Inventories                                                                    1,164,020
                                                                           ---------------
     TOTAL CURRENT ASSETS                                                        5,466,031
                                                                           ---------------
DEFERRED FINANCING COSTS, net of amortization of $121,079                          607,282

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $935,874                162,950

SECURITY DEPOSITS                                                                   12,817
                                                                           ---------------
                                                                           $     6,249,079
                                                                           ---------------
                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable and accured expenses                                    $       454,726
  Credit line borrowings                                                           370,000
  Deferred revenues                                                                116,667
  Derivative liabiities                                                          4,087,959
                                                                           ---------------
     TOTAL CURRENT LIABILITIES                                                   5,029,352
                                                                           ---------------

CONVERTIBLE DEBENTURES, net of unamortized discount of $5,638,889                1,361,111
                                                                           ---------------
  TOTAL LIABIILTIES                                                              6,390,463
                                                                           ---------------

STOCKHOLDERS' DEFICIT:
  Preferred stock, $.001 par value 50,000,000 shares authorized,
   none issued and outstanding                                                           -
  Common stock, $.001 par value, 200,000,000 shares authorized,
   54,173,745 issued and outstanding                                                54,174
  Additinal paid-in capital                                                      8,516,354
  Accumulated deficit                                                           (8,711,912)
                                                                           ---------------
     TOTAL STOCKHOLDERS' DEFICIT                                                  (141,384)
                                                                           ---------------
                                                                           $     6,429,079
                                                                           ===============

                 See notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                         Six Months Ended                 Three Months Ended
                                                            June 30,                             June 30,
                                                 -------------------------------   -------------------------------
                                                      2006             2005             2006             2005
                                                 --------------   --------------   --------------   --------------
                                                                    (Restated)

REVENUES                                         $    1,154,224   $      651,652   $      621,407   $      432,141
COST OF SALES                                           592,714          375,086          291,122          224,800
                                                 --------------   --------------   --------------   --------------
GROSS PROFIT                                            561,510          276,566          330,285          207,341
OPERATING EXPENSES:
Research and development                                416,144          331,285          204,345          191,113
Selling, general and administrative
                                                      1,436,961        1,103,030          656,651          535,163
                                                 --------------   --------------   --------------   --------------
TOTAL OPERATING EXPENSES                              1,853,105        1,434,315          860,996          726,276
                                                 --------------   --------------   --------------   --------------
LOSS FROM OPERATIONS                                 (1,291,595)      (1,157,749)        (530,711)        (518,935)
                                                 --------------   --------------   --------------   --------------
OTHER INCOME AND EXPENSE:
Other income - derivative                             1,683,119        4,263,950          462,922        4,144,400
Other expense - derivative                                    -       (2,205,642)               -                -
Gain (loss) on sale of property and equipment                 -            9,287                -           (3,970)
Interest expense                                     (1,416,279)         (34,271)        (685,887)         (13,706)
                                                 --------------   --------------   --------------   --------------
TOTAL OTHER INCOME AND EXPENSE                          266,840        2,033,324         (222,965)       4,126,724
                                                 --------------   --------------   --------------   --------------
NET INCOME (LOSS)                                $   (1,024,755)  $      875,576   $     (753,676)  $    3,607,789
                                                 ==============   ==============   ==============   ==============
Earnings (loss) per share, basic                 $        (0.02)  $         0.02   $        (0.01)  $         0.07
                                                 ==============   ==============   ==============   ==============
Weighted average number of shares, basic             54,159,945       53,304,475       54,173,745       53,968,643
                                                 ==============   ==============   ==============   ==============
Earnings (loss) per share, diluted               $        (0.02)  $        (0.02)  $        (0.01)  $         0.07
                                                 ==============   ==============   ==============   ==============
Weighted average number of shares, diluted           54,159,945       53,304,475       54,173,745       53,968,643
                                                 ==============   ==============   ==============   ==============

                 See notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                     Six Months Ended
                                                                         June 30,
                                                             -------------------------------
                                                                  2006             2005
                                                             --------------   --------------
                                                                                (Restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                         $   (1,024,755)  $      875,576
   Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Depreciation and amortization                                   18,865            5,605
     Issuance of shares for services                                 21,000                -
     Amortization of debt discount                                1,166,667                -
     Amortization of deferred financing costs                       103,782                -
     Recognition of derivative liabilities                                -        2,205,642
     Decrease in fair value of derivative liability              (1,683,119)      (4,263,950)
   Changes in assets and liabilities:
     Accounts receivable                                            185,625          (98,020)
     Inventories                                                   (224,400)         (12,502)
     Prepaid expenses                                                33,214           (9,361)
     Security deposits                                                    -              140
     Accounts payable and accrued expenses                          (26,072)          46,842
     Deferred revenues                                              (25,000)         (25,000)
     Due to related party                                                 -          (60,000)
     Interest payable                                                     -          (26,961)
     Other current liabilities                                            -           (2,626)
                                                             --------------   --------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES              (1,454,193)      (1,364,616)
                                                             --------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in restricted security deposit                668,678                -
  Proceeds from sale of property and equipment                            -           30,280
  Purchase of property and equipment                                (69,265)         (77,780)
                                                             --------------   --------------
   NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES              599,413          (47,500)
                                                             --------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Increase (decrease) in line of credit                          370,000         (200,000)
     Repayment of partners' loans payable                                 -         (110,000)
     Proceeds from issuance of common stock                               -        3,811,708
                                                             --------------     ------------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                        370,000        3,501,708
                                                             --------------     ------------
NET INCREASE (DECREASE) IN CASH                                    (484,780)       2,089,592

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    4,219,921           26,430
                                                             --------------   --------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $    3,735,141   $    2,116,022
                                                             ==============   ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid during the period for:
  Interest                                                   $      282,236   $       40,870
                                                             ==============   ==============

NON-CASH FINANCING ACTIVITIES
 Fair Value of derivative liabilities issued in
  connection with issuance of shares of common stock       $              -   $            -
                                                             ==============   ==============

                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)
                                  JUNE 30, 2006

1)   Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB and
     Article 10 of Regulation S-B. Accordingly, they do not include all the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 2005, included in the Annual Report filed on Form 10-KSB/A for the year then ended.

     In the opinion of the management of Electronic Sensor Technology, Inc. (the "Company"), all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of June 30, 2006, and the results of operations and cash flows for the six month period ending June 30, 2006 have been included. The results of operations for the six-month period ended June 30, 2006 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report filed on Form 10-KSB/A as filed with the Securities and Exchange Commission for the year ended December 31, 2005.

2)   Basis of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

3)   Nature of Business and Summary of Significant Accounting Policies

     a)   Nature of Business

          The Company develops and manufactures electronic devices used for vapor analysis. It markets its products through distribution channels in over 20 countries.

     b)   Cash and Cash Equivalents

          The Company considers highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents at June 30, 2006.

     c)   Line of Credit

          The Company has a revolving line of credit agreement for borrowings up to $500,000. The line of credit is secured and collateralized with a certificate of deposit in the amount of $250,000. The line of credit had borrowings of $370,000 against it at June 30, 2006. The line of credit expires on March 31, 2007.

     d)   Revenue Recognition

          The Company records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Costs of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product shipment or service revenue are recorded as deferred revenue.

     e)   Shipping and Handling

          The Company accounts for shipping and handling costs as a component of "Cost of Sales".

     f)   Inventories

          Inventories are comprised of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market and are determined using the first-in, first-out method.

     g)   Deferred Financing Costs

          Deferred financing costs consist of direct costs incurred by the Company in connection with the issuance of its convertible debentures. The direct costs include cash payments and fair value of warrants issued to the placement agent, which secured the financing. Deferred financing costs are amortized over 48 months using the effective interest rate method.

     h)   Property and Equipment

          Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of five years.

     i)   Research and Development

          Research and development costs are charged to operations as incurred and consists primarily of salaries and related benefits, raw materials and supplies.

     j)   Use of Estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     k)   Fair Value of Financial Instruments

          The fair value of certain financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximate their carrying values due to the short maturity of these instruments.

     l)   Long-lived Assets

          The Company reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At June 30, 2006 no assets were impaired.

     m)   Derivative Liabilities

          In June 2005, the Financial Accounting Standard Board issued EITF 05-04. EITF 05-04 addresses the question as to whether liquidated damages pursuant to a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this matter and allows for the treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of May 31, 2006, the FASB still has not rescheduled EITF 05-04 for further discussion.

          In connection with the issuance of a convertible debentures and related warrants, we granted liquidated damages pursuant to a separate registration right agreement. The Company adopted View C of EITF 05-04. Accordingly, the liquidated damages pursuant to this registration right agreement were evaluated as a stand alone financial instrument. This treatment did not have a significant different effect than if the Company would have adopted View A or B, because the classification of the warrants and certain embedded features of the convertible debentures were classified as derivative liabilities. The Company believes that should the FASB staff reach a consensus on EITF 05-04 and select combined treatment (View A or B), the embedded conversion features and the warrants will have to be evaluated as a combined unit with the liquidated damages pursuant to the registration rights agreement, and accordingly, be evaluated as derivative liabilities. The Company does not believe that its measurement of the derivative liabilities under View A or View B would significantly differ from its measurement of the derivative liabilities under View C in these circumstances.

          The Company accounts for liquidated damages granted pursuant to registration rights which are not included in a separate registration right agreement as a combined unit with the warrants which are contemporaneously issued with the registration rights pursuant to SFAS 133 "Accounting for Derivative and Hedging Activities" and EITF 00-19.

          The Company accounts for its embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities, which are measured at the balance sheet date, are recognized as other expense or other income, respectively.

     n)   Basic and Diluted Earnings Per Share

          Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants embedded conversion features (calculated using the reverse treasury stock method). The outstanding options, warrants and shares equivalent issuable pursuant to embedded conversion features amounted to 66,982,944 and 5,576,871 at June 30, 2006 and 2005, respectively. The outstanding options, warrants and shares equivalent issuable pursuant to embedded conversion features and warrants at June 30, 2006 and 2005, respectively, are excluded from the loss per share computation for that period due to their antidilutive effect. The Company adjusted the numerator for any changes in income or loss that would result if the contract had been recorded as an equity instrument for accounting purposes during the period. However, the Company did not adjust the numerator for interest charges during the period on the convertible debentures because it would have been anti-dilutive.

          The following sets forth the computation of basic and diluted earnings per share at June 30:

                                                         2006           2005
                                                     ------------    ------------
                                                                      (Restated)
Numerator:
  Net income (loss)                                  $ (1,024,755)   $    875,576
  Net other income (expense) associated with
   derivative contracts                                 1,683,119       2,058,308
                                                     ------------    ------------
  Net income (loss) for diluted earnings per share
   purposes                                          $ (2,707,874)   $ (1,182,732)
                                                     ============    ============
Denominator:
  Denominator for basic earnings per share-
    Weighted average shares outstanding                54,159,945      53,304,475
  Effect of dilutive warrants, embedded
   conversion features and liquidated damages                   -               -
                                                     ------------    ------------
  Denominator for diluted earnings per share-
   Weighted average shares outstanding                 54,159,945      53,304,475
                                                     ============    ============
Basic earnings (loss) per share                      $      (0.02)   $       0.02
                                                     ============    ============
Diluted earnings (loss) per share                    $      (0.02)   $      (0.02)
                                                     ============    ============

4)   CONVERTIBLE DEBENTURES

     During December 2005, we issued in a private offering, $7,000,000 aggregate principal amount of convertible debentures due December 7, 2009. The convertible debentures are convertible at any time on or prior to the maturity date at the option of the debenture holder at a conversion price of $0.4544 and can be redeemed at the lesser of $0.4544 or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the conversion date. The Company received $7,000,000 in cash as consideration. The convertible debentures bear interest at 8%, payable in cash or stock, at the Company's option, and are required to be redeemed in 9 equal quarterly payments commencing January 1, 2008, in cash or stock, at the Company's option. If the Company chooses to pay interest on or redeem the debentures in shares of the Company's common stock, rather than in cash, the conversion rate for such stock payment is the lesser of $0.4544 and 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the interest payment or redemption date, as applicable.

     In connection with the issuance of the convertible debentures, the Company issued five-year warrants to purchase 12,130,314 shares of common stock at an exercise price of $0.4761 per share. Furthermore, the Company granted liquidated damages pursuant to a registration rights agreement.

     The convertible debentures and related agreements provide, among other things, for:

     1) Liquidated damages amounting to 2% per month of the outstanding principal amount, payable in cash or stock, to the debenture holders in the event that a registration statement covering the shares underlying the convertible debentures is not declared effective within 150 days of the date the debentures were issued (although a registration statement covering the shares underlying the convertible debentures has not been declared effective as of June 30, 2006, no claims for liquidated damages have been received from the debenture holders). The liquidated damages are payable in cash monthly or if unpaid, bear interest at 18% per annum. If unpaid by January 1, 2008 and thereafter, they may be converted in shares of common stock at the same prevailing rate as the remaining principal amount of the convertible debentures;

     2) Default interest rate of 18% and a default premium of 30% of the principal amount of the debentures, payable in cash or stock. Events of default include, among other things, if a payment, whether cash or stock is not paid on time and cured within three days, if the Company's common stock is not quoted for trading for at least five trading days, if a registration is not effective within 180 days after December 7, 2005 (although a registration statement covering the shares underlying the convertible debentures has not been declared effective as of June 30, 2006, no claims for liquidated damages have been received from the debenture holders). The default interest rate and the default premium may be converted in shares of common stock at the same prevailing rate as the remaining principal amount of the convertible debentures;

     3) A reset feature of the conversion price in the event of a subsequent equity or convertible financing with an effective price lower than the debenture conversion price, whereby the aforementioned variable conversion price of the convertible debentures is adjusted to the new lower effective price of the subsequent equity or convertible financing;

     4) A prepayment premium amounting to 30% of the principal balance of the convertible debentures in the event that the Company, at its sole option, prepays the convertible debentures before its due date. The prepayment is payable in cash only; and

     5) The warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash. The exercise price of the warrants, which is $0.4761 per share at the date of the agreement, may be reduced to $0.001 per share, at a monthly rate $0.03 per share if the registration statement we are required to file at the request of the warrant holders with respect to the common stock underlying the warrants is not declared effective within six months of the date of issuance of the warrants.

     In connection with the issuance of the convertible debentures, we issued 485,213 warrants to a company in partial consideration for financial advisory services. The warrants have the same terms as those granted to the debenture holders. The fair value of the warrants (at the time of their issuance) and related professional fees pertaining to the issuance of the convertible debentures have been recorded as deferred financing costs. The deferred financing costs are amortized over the term of the convertible debentures. See Note 5 - Derivative Liabilities for further information on the accounting and measurement of the derivative liabilities associated with the issuance of the convertible debentures and related agreements.

5)   DERIVATIVE LIABILITIES

     FEBRUARY 2005 TRANSACTION

     During February 2005, we recognized derivative liabilities of approximately $6.0 million pursuant to the issuance of 3,985,000 freestanding warrants and granting certain registration rights which provided for liquidated damages in the event of failure to timely register the shares in connection with the issuance of shares of common stock and the related warrants.

     There are no liquidated damages provided for untimely effectiveness of the registration of shares pursuant to piggy-back registration rights. The Company intends to register all shares and warrants pursuant to the subscriber piggy-back registration rights.

     The agreement pursuant to which the warrants were issued and the registration rights were granted provided for liquidated damages pursuant to demand registration rights in the event of a failure to timely register the shares after demand is made by the holders of a majority of the warrants and shares of common stock issued pursuant to such agreement. The demand registration rights of these investors are such that if the Company fails to register the investors shares, including the shares underlying the warrants, the Company will pay a cash penalty amounting to 1% of the amount invested per month, $39,850, if the registration statement is not filed within 60 days of demand or is not declared effective within 150 days from the date of initial filing. The maximum liability associated with the liquidated damages amounts to 49% of the gross proceeds associated with the issuance of shares of common stock, which amounts to $1,952,650. The percentage of liquidated damages amounts to the difference between 60 months, which is the inherent time limitation under which the underlying shares would be free-trading (three year term and two year holding period) and 11 months, which is the grace period for registering the shares (no demand permitted for four months, two-month period to file and five-month period to become effective), times the penalty percentage, which is 1%. The Company believes that the likelihood that it will incur any liabilities resulting from the liquidated damages pursuant to the demand registration rights is remote considering that it will register the shares and the shares underlying the warrants pursuant to piggy-back registration rights, which do not contain liquidated damages.

     Because the registration rights were not granted under a separate registration rights agreement, we considered those features in evaluating whether the associated warrants should be classified as derivative liabilities. Considering that the amount of the maximum penalty is 49%, the Company cannot conclude that that this discount represents a reasonable approximation of the difference between registered and unregistered shares under paragraph 16 of EITF 00-19. Accordingly, the warrants issued in connection with the February 2005 transaction are considered derivative liabilities.

     The fair value of the warrants issued in connection with the February 2005 transaction at the date of issuance of the warrants and the granting of registration rights and at June 30, 2006 is as follows:

                                At issuance       At June 30, 2006
                               -------------    --------------------
     Freestanding warrants     $   6,017,350                 $     0

     The Company used the following assumptions, using the Black Scholes Model to measure the identified derivatives as follows:

     Freestanding warrants

                                At Issuance        At June 30, 2006
                               -------------    --------------------
     Market price:                  $   2.40                $   0.19
     Exercise price:                $   1.00                $   1.00
     Term:                           3 years              1.58 years
     Volatility:                          39%                     39%
     Risk-free interest rate:           2.78%                   5.13%
     Number of warrants:           3,985,000               3,985,000

     December 2005 Transaction

     During December 2005, in connection with the issuance of the convertible debentures, the Company determined that the conversion feature of the convertible debentures represents an embedded derivative since the debentures are convertible into a variable number of shares upon conversion. Because there is no explicit number of shares that are to be delivered upon satisfaction of the convertible debentures and that there is no cap on the number of shares to be delivered upon expiration of the contract to a fixed number, the Company is unable to assert that it had sufficient authorized and unissued shares to settle its obligations under the convertible debentures and therefore, net-share settlement is not within the control of the Company. Accordingly, the convertible debentures are not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.

     The embedded conversion features are as follows:

     Default Interest Rate and Premium: The default interest rate is 18% while the stated rate of the convertible debentures is 8%. Additionally, the Company is liable to pay for a premium amounting to 30% of the principal amount of the convertible debentures in the event of default. This embedded derivative could at least double the investor's initial rate of return on the host contract and could also result in a rate of return that is at least twice what otherwise would be the market return for a contract that has the same terms as the host contract and that involves a debtor with similar credit quality. Furthermore, the default interest rate may be triggered by certain events of defaults which are not related to credit-risk-related covenants or the Company's creditworthiness (e.g., if a registration statement is not effective within 180 days after December 7, 2005). The default provisions are effective, at the holders' option, upon an event of default. Although a registration statement covering the shares underlying the convertible debentures has not been declared effective as of June 30, 2006, the debenture holders have not notified the Company of an election to accelerate the debentures, nor have any claims for liquidated damages been received.

     Reset Feature Following Subsequent Financing: The debenture provides for a reset feature of the conversion price in the event of a subsequent equity or convertible financing with an effective price lower than the debenture conversion price, whereby the aforementioned variable conversion price of the convertible debentures is adjusted to the new lower effective price of the subsequent equity or convertible financing , which amounts to 10% of the shares issuable pursuant to the convertible debentures, which is the effective discount to market value we would offer in the event we provide for a subsequent private placement financing. This reset does not constitute a standard anti-dilution provision and is indexed to an underlying other than an interest rate or credit risk.

     Conversion Rate: The convertible debentures are convertible at a variable conversion price, which is the lesser of $0.4544 or 90% of the average of the volume weighted average price for the 20 consecutive trading days immediately prior to the conversion date. The convertible debentures are convertible at any time on or prior to the maturity date at the option of the debenture holder. The implied conversion embedded feature amounts to a conversion discount of 10% to market.

     The Company believes that the aforementioned embedded derivatives meet the criteria of SFAS 133, including Implementation issue No. B16 and EITF 00-19, when appropriate, and should be accounted for as derivatives with a corresponding value recorded as a liability.

     In connection with the issuance of the convertible debentures, the Company issued warrants to the debenture holders. The related warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash. Accordingly, we have accounted for such warrants as derivatives.

     In connection with the issuance of the convertible debentures, the Company granted liquidated damages pursuant to a registration rights agreement. The liquidated damages amount to 2% per month of the outstanding principal amount, payable in cash or stock, to the debenture holders in the event that a registration statement covering the shares underlying the convertible debentures is not declared effective within 150 days of the date the debentures were issued (although a registration statement covering the shares underlying the convertible debentures has not been declared effective as of June 30, 2006, no claims for liquidated damages have been received from the debenture holders). The liquidated damages are payable in cash monthly or if unpaid, bear interest at 18% per annum. If unpaid by January 1, 2008 and thereafter, they may be converted in shares of common stock at the same prevailing rate as the remaining principal amount of the convertible debentures. Pursuant to View C of EITF 05-04 the liquidated damages are accounted for as a separate derivative. While the liquidated damages may be settled in stock if unpaid by January 1, 2008, the Company determined that it was more likely that they would be paid in cash shortly after their occurrence and has used such assumption in measuring the fair value of the derivative liability associated with the liquidated damages. The maximum liability associated with the liquidated damages amount to 38% of the gross proceeds associated with the issuance of the convertible debentures, which amounts to $2,660,000.

     Additionally, because there is no explicit number of shares that are to be delivered upon satisfaction of the convertible debentures, the Company is unable to assert that it had sufficient amount of authorized and unissued shares to settle its obligations under the convertible debentures. Accordingly, all of the Company's previously issued and outstanding instruments, such as warrants, as well as those issued in the future, would be classified as liabilities as well, effective with the issuance of the convertible debentures and until the Company is able to assert that it has a sufficient amount of authorized and unissued shares to settle its obligations under all outstanding instruments. At the date of the issuance of the convertible debentures, the Company had 1,941,871 warrants outstanding which were classified as derivatives.

     The fair value of the derivative liabilities at the date of issuance of the convertible debentures and at June 30, 2006 are as follows:

                                       At Issuance       At June 30, 2006
                                      -------------    --------------------

     Freestanding warrants               $3,532,348              $  504,621
     Embedded Conversion Features         3,463,542               3,390,838
     Liquidated damages                     192,500                 192,500
     Other outstanding warrants             143,268                       0

     The Company used the following methodology to value the embedded conversion features and liquidated damages:

     It estimated the discounted cash flows payable by the Company, using probabilities and likely scenarios, for event of defaults triggering the 30% penalty premium and 18% interest accrual, subsequent financing reset, and liquidated damages, such as the untimely effectiveness of a registration statement. If the additional cash consideration was payable in cash or stock, it determined the amount of additional shares that would be issuable pursuant to its assumptions. The Company will revisit the weight of probabilities and the likelihood of scenarios at each of the measurement dates of the derivative liabilities, which are the balance sheet dates.

     The Company used the following assumptions to measure the identified derivatives, using the Lattice valuation model, as follows:

     Embedded conversion features

                                       At issuance      At June 30, 2006
                                      -------------    --------------------

     Market price:                          $0.4880                  $ 0.19
     Conversion price:                      $0.4544                  $ 0.17
     Term:                                  4 years              3.42 years
     Volatility:                                 39%                     39%
     Risk-free interest rate:                  4.39%                   5.13%

     Freestanding warrants

     The derivative liability amounts to the fair value of the warrants issuable upon exercise, assuming that the underlying shares will not be timely registered. We computed the fair value of this embedded derivative using the Black Scholes valuation model with the following assumptions:

                                       At issuance       At June 30, 2006
                                      -------------    --------------------

     Market price:                          $0.488                    $0.19
     Exercise price:                        $0.4761                   $0.34
     Term:                                  5 years              4.42 years
     Volatility:                                 39%                     39%
     Risk-free interest rate:                  4.39%                   5.13%

     We adjusted the effective exercise price to reflect the contractual adjustment assuming that the warrants will most likely be registered during the fourth quarter of 2006.

     Liquidated damages

     The liquidated damages, payable in cash, are valued using the weighting probabilities and likely scenarios to estimate the amount of liquidated damages and were valued at approximately $192,500 at the date of the grant of the registration rights and at June 30, 2006.

     The aggregate fair value of the derivative liabilities associated with the warrants, embedded conversion features, and liquidated damages in connection with the issuance of the convertible debentures and related agreements amounted to approximately $7.05 million at the date of issuance which exceeded the principal amount of the convertible debentures by approximately $50,000. The Company recognized $7,000,000 as debt discount and the excess amount has been recorded as other expenses. Additionally, approximately $136,000 of the fair value of the warrants was recorded as deferred financing costs.

     The aggregate fair value of all derivative liabilities upon issuance of the various debt and equity instruments amounted to $13.3 million, of which $10.7 million was allocated to the net proceeds of the issuance of common stock and convertible debentures, $2.4 million was allocated to other expenses and approximately $136,000 was allocated to deferred financing costs.

     The decrease in fair value of the derivative liabilities between measurement dates, which are the date of issuance of the various debt and equity instruments and the balance sheet date, which is June 30, 2006 amounted to approximately $8.7 million and has been recorded as other income.

6)   RESTATEMENT OF INTERIM FINANCIAL STATEMENTS

     After amending our financial statements for the interim periods ended March 31, 2005, June 30, 2005, September 30, 2005 and March 31, 2006; and for the
     year ended December 31, 2005 to properly account for certain liquidated damages associated with the $3.985 million private placement of warrants and shares of our common stock, and the $7,000,000 private offering of convertible debentures and warrants, management determined that the carry forward impact of some of the restatements were not properly reflected in the financial statements for the interim period ended June 30, 2006. Proper carry forward of the restated amounts would affect following figures in our quarterly financial statements:

     Balance sheet: decrease in deferred financing costs ($101,894), accumulated deficit ($10,568,028); and an increase in additional paid-in capital ($10,466,134).

     Statement of income for the six-month period ended June 30, 2005: decrease in other expense-derivatives ($92,860), earnings per share-diluted ($0.03); and an increase in net income ($92,860), earnings per share-basic ($0.01).

     Statement of cash flows for the six-month period ended June 30, 2005: decrease in recognition of derivative liabilities ($92,860); and an increase in net income ($92,860).

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     On April 18, 2005, Electronic Sensor Technology engaged Sherb & Co. LLP as our independent registered public accounting firm.

     Manning Elliott Chartered Accountants resigned as Electronic Sensor Technology's auditors effective from April 18, 2005. Manning Elliott served as Bluestone's (now Electronic Sensor Technology) independent auditors for fiscal years ended December 31, 2004 and December 31, 2003. Manning Elliott's report on Bluestone's (now Electronic Sensor Technology) consolidated financial statements for the audit reports fiscal years ended December 31, 2004 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except as follows: In Manning Elliott's audit reports dated April 7, 2005 and March 25, 2004 for Bluestone's (now Electronic Sensor Technology) fiscal years ended December 31, 2004 and December 31, 2003, respectively, Manning Elliott indicated that: "The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue since inception and will need additional financing to sustain operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     The decision to change accountants was approved and recommended by the Board of Directors.

     During the fiscal years ended December 31, 2004 and December 30, 2003 and until Manning Elliott's resignation, there were no disagreements with Manning Elliott within the meaning of item 304 of regulation S-B or any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements if not resolved to Manning Elliott's satisfaction, would have caused Manning Elliott to make reference to the subject matter of the disagreements in connection with its reports. During the fiscal years ended December 31, 2004 and December 31, 2003, until Manning Elliott's resignation, there were no "reportable events" (as such term is defined in item 304(a)(1)(v) of regulation S-K).

     During Electronic Sensor Technology's two most recent fiscal years and any subsequent interim period prior to the engagement of Sherb & Co. LLP, neither Electronic Sensor Technology nor anyone on Electronic Sensor Technology's behalf consulted with Sherb & Co. LLP, regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on Electronic Sensor Technology's financial statements or (ii) any matter that was either the subject of a "disagreement" or a "reportable event."

     Electronic Sensor Technology requested that Manning Elliott review the disclosure contained in Electronic Sensor Technology's current report filed on Form 8-K on April 19, 2005, which is reproduced herein, and Manning Elliott furnished Electronic Sensor Technology with a letter addressed to the Commission containing any new information, clarification of Electronic Sensor Technology's expression of Manning Elliott's views, or the respects in which Manning Elliott did not agree with the statements contained in Electronic Sensor Technology's current report filed on Form 8-K on April 19, 2005. A copy of Manning Elliott's letter is included as an Exhibit to this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K with the SEC. You may read and copy any materials that Electronic Sensor Technology files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. More information regarding Electronic Sensor Technology is available at our website: http://www.znose.com. The information on or that can be accessed through our website is not part of this prospectus.

     This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about Electronic Sensor Technology, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at the SEC's Public Reference Room or on the SEC's web site.

     It is important for you to analyze the information in this prospectus, the registration statement and the exhibits to the registration statement before you make your investment decision.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are based on our management's estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of Electronic Sensor Technology set forth in this prospectus. The words "anticipates," "estimates," "projects," "forecasts," "goals," "believes," "expects," "intends," and similar expressions are intended to identify such forward-looking statements.

     Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: changes in the market for security technology, general volatility in the capital markets, changes in the businesses of our significant customers and other factors, including those discussed in "Risk Factors" beginning on page 2 and elsewhere in this prospectus. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.


                                  LEGAL MATTERS

     The validity of the common stock offered hereunder will be passed upon by Snell & Wilmer LLP.

                                     EXPERTS

     The financial statements of Electronic Sensor Technology for the fiscal years ended December 31, 2005 and 2004 included in this prospectus have been so included in reliance on the report of Sherb & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                      * * *

                     [LOGO OF ELECTRONIC SENSOR TECHNOLOGY]


                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                        27,538,695 SHARES OF COMMON STOCK


                                   ----------
                                   PROSPECTUS
                                   ----------

     We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

     The delivery of this prospectus shall not, under any circumstances, create an implication that Electronic Sensor Technology, Inc. is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

     This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

     This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

                             Dated [________], 2006

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subject to certain limitations, Nevada Revised Statute 78.7502 provides that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he . . . [a]cted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."


     Our bylaws provide, in pertinent part, that "[t]he Corporation shall indemnify its officers and directors to the fullest extent permitted by law . . .. ."






     Our bylaws also allow our directors to cause Electronic Sensor Technology to "purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation . . . for any liability asserted against such person and liability and expenses incurred by such person in his capacity as a director, officer, employee or agent, or arising out of his status as such . . . ." We maintain a policy of liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.


     Anyone serving on a committee appointed by the Board of Directors to administer Electronic Sensor Technology's 2005 Stock Incentive Plan is entitled to the full indemnification and reimbursement to which members of the Board of Directors are entitled under the Stock Incentive Plan. Under the terms of the Stock Incentive Plan, no member of the Board of Directors is liable for any act or omission made in good faith with respect to the Stock Incentive Plan or any option grants or stock issuances under the Stock Incentive Plan.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be as follows:


SEC registration fee ..................   $     1,483.29
Printing fees* ........................   $         0.00
Legal fees and expenses* ..............   $    90,000.00
Accounting fees and expenses*..........   $    20,000.00
Miscellaneous* ........................   $     1,500.00
     Total ............................   $   112,983.29


----------
*  Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     We relied upon Section 4(2) of the Securities Act in claiming exemption from registration of the securities described below due to the knowledge and experience in financial and business matters of the investors involved, there was no public offering of such securities, there was no general solicitation or advertising involved in the offers or sales of the securities and the issuances otherwise met the requirements for exemption from registration pursuant to
Section 4(2). We have provided below the facts relied upon in order to make the
Section 4(2) exemption available for each transaction.

     On January 25, 2006, we issued 75,000 shares of common stock to our former President and Chief Executive Officer, Matthew Collier. Such shares were granted to Mr. Collier as compensation for his service as President and Chief Executive Officer. Mr. Collier was the only investor in this transaction, and this transaction qualified for exemption from registration by virtue of Mr. Collier's position as President and Chief Executive Officer of Electronic Sensor Technology and Mr. Collier's representation to us that he was acquiring such securities for his own account and not with a view toward distribution.

     On December 7, 2005, we issued to Midsummer and Islandia, in a private offering, (i) $7,000,000 aggregate principal amount of convertible debentures due December 7, 2009, convertible into 15,404,930 shares of common stock, with a conversion price of $0.4544 per share and (ii) five-year warrants to purchase 12,130,314 shares of common stock at an exercise price of $0.4761 per share. We received $4,500,000 in cash from Midsummer and $2,500,000 in cash from Islandia in exchange for the debentures and warrants. There were a total of 2 investors in this transaction (Midsummer and Islandia), and each investor represented and warranted to us, among other things, the following:


     (i) that the debentures and warrants were being acquired for its own account and not with a view to distribute such debentures and warrants;

     (ii) that such investor is an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities act or a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act;

     (iii)that such investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of such investment; and

     (iv) that such investor was not purchasing the debentures and warrants as a result of any advertisement, article, notice or other communication regarding the securities.

     On December 7, 2005, we also issued, in a private offering, a five-year warrant to purchase 485,213 shares of common stock at an exercise price of $0.4761 per share to Montgomery in partial consideration for financial advisory services performed by Montgomery in connection with the foregoing private offering. Montgomery was the only investor in this transaction, and Montgomery provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On December 5, 2005, we issued to CEOcast, in a private offering, 130,000 shares of common stock in partial consideration of investor relations services provided to Electronic Sensor Technology by CEOcast. CEOcast was the only investor in this transaction, and CEOcast provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On December 5, 2005, we issued to HomelandSecurityStocks, in a separate private offering, a five-year warrant to purchase 350,000 shares of common stock at an exercise price of $2.40 per share in partial settlement of litigation between Electronic Sensor Technology and HomelandSecurityStocks. HomelandSecurityStocks was the only investor in this transaction, and HomelandSecurityStocks provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On October 7, 2005, we granted to James Frey, Chairman of the Board of Directors, non-qualified options to purchase 250,000 shares of common stock at an exercise price of $0.64 per share under our 2005 Stock Incentive Plan. Mr. Frey's stock options will vest as follows: one quarter of the options will vest on March 8, 2006, one quarter on September 8, 2006, one quarter on March 8, 2007 and one quarter on September 8, 2007, provided Mr. Frey is still participating as a member of our Board of Directors at the end of each such six-month period. Such options were granted to Mr. Frey as compensation for his service as Chairman of the Board of Directors. Mr. Frey was the only investor in this transaction, and this transaction qualified for exemption from registration by virtue of Mr. Frey's position as Chairman of the Board of Electronic Sensor Technology and Mr. Frey's representation to us that he was acquiring such securities for his own account and not with a view toward distribution.

     On October 7, 2005, we granted to Matthew Collier, former President and Chief Executive Officer of Electronic Sensor Technology, non-qualified options to purchase 500,000 shares of common stock at an exercise price of $0.64 per share. Mr. Collier's options would have vested, 33% annually (and 34% in the third year), provided Mr. Collier was still employed by Electronic Sensor Technology at the end of each such annual period. On January 25, 2006, Mr. Collier resigned from his position as President and Chief Executive Officer of Electronic Sensor Technology, and is no longer employed by Electronic Sensor Technology. Pursuant to the terms of Mr. Collier's employment agreement, upon Mr. Collier's resignation, the vesting schedule of his options was accelerated by six months. In addition, pursuant to the terms of the Settlement Agreement, Mutual Release and Amendment of Option Agreement entered into between Electronic Sensor Technology and Mr. Collier on January 25, 2006, options to purchase 200,000 shares of common stock at an exercise price of $0.64 per share will vest in the first vesting period, which, as a result of the six-month acceleration of the vesting of the options, was deemed to occur on November 26, 2005. In accordance with the terms of the Option Agreement, Mr. Collier's resignation will result in the forfeiture of the unvested options to purchase 300,000 shares of common stock, and Mr. Collier will have three months from January 25, 2006 in which to exercise the vested options to purchase 200,000 shares of common stock. Mr. Collier also was granted 75,000 shares of restricted common stock on January 25, 2006, subject to a right of first refusal by Electronic Sensor Technology in the event Mr. Collier wishes to sell such shares. Such shares and options were granted to Mr. Collier as compensation for his service as President and Chief Executive Officer. Mr. Collier was the only investor in these transactions, and these transactions qualified for exemption from registration by virtue of Mr. Collier's position as Chairman of the Board of Electronic Sensor Technology and Mr. Collier's representation to us that he was acquiring such securities for his own account and not with a view toward distribution.

     On February 1, 2005, in connection with various mergers whereby Electronic Sensor Technology, Inc. acquired Electronic Sensor Technology, L.P., we issued, in a private offering, 3,985,000 shares of common stock and three-year warrants to purchase 3,985,000 shares of common stock at an exercise price of $1.00 per share. In exchange for such common stock and warrants, we received $3,985,000 in cash from investors. There were 38 investors in this transaction, and each investor provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On the same date, certain bridge investors of Electronic Sensor Technology, L.P. exchanged Class C Partnership Interests in Electronic Sensor Technology, L.P. for 200,000 shares of common stock and warrants to purchase 200,000 shares of common stock at $1.00 per share. There were 7 investors in this transaction, and each investor provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On the same date, we issued 20,000,000 shares of common stock to shareholders of Amerasia Technology, Inc. and L&G Sensor Technology, L.P., holders of the partnership interests of Electronic Sensor Technology, L.P. On the same date, we also issued 2,783,741 shares of common stock and warrants to purchase 1,391,871 shares of common stock at an exercise price of $1.00 per share, so long as the trading price of the common stock is at least $1.50 per share, in exchange for the cancellation of certain debt by Electronic Sensor Technology, L.P. debtholders. On the same date, in connection with the mergers, options to purchase 969,500 limited partnership interests of Electronic Sensor Technology, L.P. were terminated and replaced by options to purchase 969,500 shares of common stock of Electronic Sensor Technology, Inc. The replacement options of Electronic Sensor Technology, Inc. carried over the same exercise prices and vesting provisions as the options to purchase limited partnership interests of Electronic Sensor Technology, L.P. There were 20 investors, in the aggregate, in the foregoing 3 related transactions, and each investor provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On March 1, 2004, Bluestone issued, in a private offering, 260,000 shares of common stock at $0.25 per share. In exchange for such common stock, Bluestone received $65,000 in cash from investors. We are not aware of the factual circumstances surrounding Bluestone's reliance on an exemption from registration of such securities.

ITEM 27.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------
See Exhibit Index.

ITEM 28.  UNDERTAKINGS.

     (a)  Electronic Sensor Technology hereby undertakes and will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For determining liability of the undersigned company under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned company undertakes that in a primary offering of securities of the undersigned company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned company relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned company or used or referred to by the undersigned company;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned company or its securities provided by or on behalf of the undersigned company; and

          (iv) Any other communication that is an offer in the offering made by the undersigned company to the purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Electronic Sensor Technology pursuant to the foregoing provisions, or otherwise, Electronic Sensor Technology has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Electronic Sensor Technology of expenses incurred or paid by a director, officer or controlling person of Electronic Sensor Technology in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Electronic Sensor Technology will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      * * *

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Pre-Effective Amendment No. 4 to registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Newbury Park, state of California on September 26, 2006.


                                      ELECTRONIC SENSOR TECHNOLOGY, INC.



                                      By:  /s/  Teong C. Lim
                                           -------------------------------------
                                           Teong C. Lim
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

     In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No.4 to registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.

Date:  September 26, 2006             By:  /s/  Teong C. Lim
                                           -------------------------------------
                                           Teong C. Lim
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)


Date:  September 26, 2006             By:  /s/  Francis Chang
                                           -------------------------------------
                                           Francis Chang
                                           Secretary, Treasurer and
                                           Vice President of Finance
                                           and Administration
                                           (Principal Financial Officer and
                                           Principal Accounting Officer)

     Pursuant to the requirement the requirements of the Securities Act of 1933, this Pre-Effective Amendment No.4 to registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.


Date:  September 26, 2006             By:                   *
                                           -------------------------------------
                                           James Frey, Chairman


Date:  September 26, 2006             By:                   *
                                           -------------------------------------
                                           Francis Chang, Director


Date:  September 26, 2006             By:                   *
                                           -------------------------------------
                                           Teong C. Lim, Director


Date:  September 26, 2006             By:                   *
                                           -------------------------------------
                                           Edward Staples, Director


Date:  September 26, 2006             By:                   *
                                           -------------------------------------
                                           Mike Krishnan, Director


Date:  September 26, 2006             By:                   *
                                           -------------------------------------
                                           James Wilburn, Director


Date:  September 26, 2006             By:                   *
                                           -------------------------------------
                                           Michel Amsalem, Director


                                      By:
                                           -------------------------------------
                                           Lewis Larson, Director


*By: /s/  Francis Chang
     ------------------
     Francis Chang
     Attorney-in-Fact

                          EXHIBIT INDEX
EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------

3.1 Articles of Incorporation of Electronic Sensor Technology, as amended.*

4.1 Description of our common stock in Article Fourth of the Amendment to Electronic Sensor Technology's Articles of Incorporation dated January 25, 2005 (incorporated by reference from Exhibit 3.1 hereto).


4.2 Description of rights of shareholders of Electronic Sensor Technology in Article I and Article IX of Electronic Sensor Technology's Amended and Restated Bylaws (incorporated by reference from Exhibit 3.1 of the quarterly report on Form 10-QSB filed on August 16, 2006).


5.1       Opinion of Snell & Wilmer LLP regarding validity of the common stock.*

10.1 Term Sheet dated December 2, 2004 between Bluestone Ventures Inc. and Electronic Sensor Technology, L.P. (incorporated by reference from
          Exhibit 10.1 of the current report on Form 8-K filed on January 10,
          2005).

10.2 Agreement and Plan of Merger dated as of January 31, 2005, by and among Bluestone Ventures Inc., Amerasia Technology, Inc., L&G Sensor Technology, Inc., Amerasia Acquisition Corp. and L&G Acquisition Corp. (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on February 7, 2005).

10.3 Form of Subscription Agreement between Bluestone Ventures Inc. and each investor on the signature page thereto (incorporated by reference from Exhibit 10.2 of the current report on Form 8-K filed on February 7, 2005).

10.4 Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 of the annual report on Form 10-KSB filed on April 15, 2005).

10.5      Form of Stock Option Agreement (incorporated by reference from Exhibit
          10.2 of the annual report on Form 10-KSB filed on April 15, 2005).

10.6 Business Loan Agreement dated March 11, 2005, between Electronic Sensor Technology, Inc. and East West Bank (incorporated by reference from Exhibit 10.4 of the annual report on Form 10-KSB filed on April 15, 2005).

10.7 Commercial Security Agreement dated March 11, 2005, between Electronic Sensor Technology, Inc. and East West Bank (incorporated by reference from Exhibit 10.5 of the annual report on Form 10-KSB filed on April 15, 2005).

10.8 Letter agreement dated as of May 16, 2005, by and between Electronic Sensor Technology, Inc. and Matthew Collier (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K/A filed on October 6, 2005).

10.9 Letter agreement dated as of October 3, 2005, between Electronic Sensor Technology, Inc. and James Frey (incorporated by reference from
          Exhibit 10.1 of the current report on Form 8-K filed on October 7,
          2005).

10.10 Letter agreement dated as of February 21, 2005, between Electronic Sensor Technology, Inc. and James Frey (incorporated by reference from
          Exhibit 10.2 of the current report on Form 8-K filed on October 7,
          2005).

10.11 Addendum dated as of April 1, 2005 to the letter agreement dated February 21, 2005, between Electronic Sensor Technology, Inc. and James Frey (incorporated by reference from Exhibit 10.3 of the current report on Form 8-K filed on October 7, 2005).

10.12 International Distributorship Agreement dated August 2005, between Electronic Sensor Technology, Inc. and Beijing R&D Technology Co., Ltd.*

10.13 International Distributorship Agreement dated October 21, 2005, between Electronic Sensor Technology, Inc. and TechMondial, Ltd.*

10.14 Form of Securities Purchase Agreement dated as of December 7, 2005, among Electronic Sensor Technology, Inc., Midsummer Investment, Ltd. and Islandia, L.P. (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on December 8, 2005).

10.15 Form of Registration Rights Agreement dated as of December 7, 2005, among Electronic Sensor Technology, Inc., Midsummer Investment, Ltd. and Islandia, L.P. (incorporated by reference from Exhibit 10.2 of the current report on Form 8-K filed on December 8, 2005).

10.16 Settlement Agreement, Mutual Release and Amendment of Option Agreement, effective as of January 25, 2006, between Electronic Sensor Technology, Inc. and Matthew S. Collier (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on January 31, 2006).


10.17 Forbearance and Amendment Agreement dated as of September 7, 2006, among Electronic Sensor Technology, Inc., Midsummer Investment, Ltd. and Islandia L.P. (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on September 8, 2006).


16.1 Letter from Manning Elliott Chartered Accountants (incorporated by reference from Exhibit 16.1 of the current report on Form 8-K filed on April 19, 2005).

21.1      Subsidiaries of Electronic Sensor Technology.*

23.1      Consent of Sherb & Co., LLP, Certified Public Accountants.

23.3      Consent of Snell & Wilmer LLP (contained in Exhibit 5.1).*

24.1      Power of Attorney.*


24.2      Power of Attorney.


----------
(*) Previously filed.